UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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IQVIA HOLDINGS INC.

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February 26, 2021

IQVIA HOLDINGS INC. 83 Wooster Heights Road Danbury, CT 06810

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of IQVIA Holdings Inc. on Tuesday, April 13, 2021, at 9:00 am E.D.T. at the Ethan Allen Hotel, 21 Lake Avenue Extension, Danbury, Connecticut. The Notice of 2021 Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide further information about IQVIA.

We started 2020 firmly focused on our mission of enabling clients to accelerate the advancement of innovative medical treatments that improve healthcare outcomes for patients. When the global COVID-19 pandemic disrupted the world, we faced unprecedented challenges to our mission, forcing us to adapt quickly to a new environment. I am pleased to report that we navigated these challenges successfully and delivered solid financial results and attractive returns for our shareholders.

At the onset of the pandemic, our immediate priorities focused on the safety and wellness of our employees, customers, suppliers, patients and healthcare professionals with whom we frequently interact, as well as ensuring continuity of our global clinical and commercial operations. As business activity slowed in the second quarter, we took a long-term view of the pandemic and made decisions to avoid the large-scale job restructuring and compensation reductions that would have helped us achieve short-term financial targets. In addition, executive leadership across our company volunteered to forgo a portion of their pay to fund IQVIA Cares, a program that provided financial aid to more than 2,200 employees around the world who had suffered personal hardship as a result of the pandemic. These actions to support our employees at a time of unprecedented crisis strengthened our culture, increased engagement, fostered loyalty and positioned the Company for a strong rebound as the business environment began to stabilize into the fourth quarter.

We also took early actions to preserve liquidity, strengthen our balance sheet and stabilize the Company’s financial position. We issued term loans to pay down our revolving credit facility, extended maturities on our senior notes, secured interest rate swaps to lock-in record low rates, reduced acquisition spending and share repurchases, and focused the organization on cash collections to drive strong free cash flow. As a result, we closed the year with a strong balance sheet and $3.3 billion of liquidity. While doing this, we continued to invest for future growth, increasing capital and software development spending by 6 percent to $616 million.

IQVIA is in a unique position to help the world manage through this pandemic. Throughout the crisis, we engaged weekly with life sciences companies, healthcare providers and government bodies to provide advice, analysis and resources to help manage and plan for the pandemic. We deployed our field-based resources and lab facilities to support large-scale diagnostic testing and patient monitoring. To-date, our clinical teams have been involved in more than 300 clinical trials for COVID-19 treatments and vaccines, including four of five vaccines funded by the U.S. government which made it through phase III trials. In total, IQVIA has recruited nearly 100,000 patients into COVID-19 clinical trials.

Throughout 2020, we endeavored to be as transparent as possible by providing visibility to our expected financial performance. While the pandemic significantly impacted our results in the second and third quarters, we closed the year with a very strong fourth quarter, delivering double-digit growth across all key financial metrics. For the full year, our financial performance was solid, with revenue of $11.4 billion, Adjusted EBITDA of $2.4 billion and Adjusted Diluted Earnings per Share of $6.42.

In addition to these solid financial results, 2020 included numerous strategic achievements across our organization:

•	Our Technology business had 60 wins with Orchestrated Customer Engagement (OCE) in 2020, bringing our total number of client wins to 140.

•	Our Research and Development Solutions backlog at December 31, 2020 reached a record $22.6 billion, growing 18.5% versus 2019.

•	As the pandemic accelerated the need for remote and risk-based monitoring, we won over 50 new studies using our virtual trials solutions, including awards with five top 10 pharma clients.

•

In Real World, we launched CARE, our COVID Active Research Experience registry, to help communities and public health authorities better understand the impact of COVID-19 on the population. The team continues to invest in our rich clinical data assets, which now stand at over one billion non-identified patients globally.

•

IQVIA was named to FORTUNE’s list of Most Admired Companies for a fourth consecutive year, our Electronic Clinical Outcomes Assessment platform (eCOA) was awarded the Fierce Innovation Award for most innovative digital health solution in 2020 and two female executive leaders were named to the 2020 Pharma VOICE 100 list of most influential and inspiring leaders in the life sciences industry.

Despite the many challenges of 2020, IQVIA remains uniquely positioned to address some of healthcare’s most complex problems. We will continue to focus on our mission of improving healthcare outcomes for patients around the world through our strategy of intelligently connecting our unparalleled healthcare information, analytics, technology and scientific expertise to accelerate the clinical development and commercialization of innovative medical treatments.

Ari Bousbib

Chairman and Chief Executive Officer

IQVIA 2021 PROXY STATEMENT

Notice of 2021 Annual Meeting

of Stockholders

2021 ANNUAL MEETING INFORMATION

Time and Date:

9:00 a.m. E.D.T.,

Tuesday, April 13, 2021

Place:

Ethan Allen Hotel

21 Lake Avenue Extension

Danbury, Connecticut 06811

Record Date:

February 12, 2021

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to Be Held April 13, 2021:

Our Notice of Meeting, Proxy Statement, Form of Proxy Card and 2020 Annual Report are available at: https://materials.proxyvote.com/46266C

YOUR VOTE IS IMPORTANT

To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

INTERNET Go to the website shown on your proxy card and related instructions

TELEPHONE Use the toll-free number shown on your proxy card or voting instruction form

MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope

AGENDA

•	Proposal 1: Election of three Class II director nominees named in the accompanying Proxy Statement for a three-year term

•	Proposal 2: Advisory (non-binding) vote on the frequency of future stockholder advisory votes to approve executive compensation

•	Proposal 3: Amendment of IQVIA Holdings Inc.’s Amended and Restated Certificate of Incorporation to remove supermajority voting standards applicable to the following actions:

a.	amending the Bylaws of the Company

b.	removing, for cause only, a director or the entire Board of Directors from office

•	Proposal 4: Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021

•	Other business, if properly raised

The Board of Directors recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” Proposals 3 and 4. The Board of Directors is not making any recommendation for Proposal 2. The full text of these proposals is set forth in the accompanying Proxy Statement. Registered stockholders of the Company at the close of business on the record date are eligible to vote at the meeting.

We recommend that you review the information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “About the 2021 Annual Meeting” on page 126 of the Proxy Statement.

By Order of the Board of Directors,

Eric M. Sherbet

Executive Vice President,

General Counsel and Secretary

February 26, 2021

Danbury, Connecticut

IQVIA 2021 PROXY STATEMENT	|	i

1	Proxy Statement Summary

15	Proposal No. 1: Election of Directors

16	Board Composition

18	Board of Directors

24	IQVIA’s Corporate Governance

24	Documents Establishing our Corporate Governance

25	Corporate Governance Practices

26	Leadership Structure

28	Director Independence

28	Committees of the Board

32	Board’s Role in Risk Oversight

32	Succession Planning for Directors and Executive Officers

34	How to Contact the Board and its Committees

35	Sustainability and Corporate Citizenship

47	Director Compensation

47	Non-Employee Director Compensation Program

48	2020 Director Compensation

50	Proposal No. 2: Non-Binding Vote on Say-on-Frequency

51	Compensation Discussion and Analysis

51	A Letter from Our Leadership Development and Compensation Committee

53	Executive Summary

54	Stockholder Engagement

57	2020 Business Performance Highlights

58	Compensation Philosophy

61	Overview of our Executive Compensation Program

63	Elements of Compensation

71	Retirement, Perquisites and Termination Benefits

74	2020 Named Executive Officers

75	2020 Compensation Determinations

77	2020 Base Salary

77	2020 Short-Term Incentive Awards

92	2020 Long-Term Incentive Awards

95	Perquisites

96	Pay is Aligned with Performance

97	Rigorous Accountability, Risk-Mitigation and Recovery Provisions

98	Risk Assessment

98	Tax Deductibility

99	Compensation Committee Report

100	Compensation of Named Executive Officers

100	2020 Summary Compensation Table

101	2020 All Other Compensation

102	2020 Grants of Plan-Based Awards

105	Outstanding Equity Awards at Fiscal Year-End for 2020

107	2020 Option Exercises and Stock Vested

108	2020 Pension Benefits

109	Defined Benefit Retirement Plans

110	2020 Non-Qualified Deferred Compensation

112	Potential Payments upon Termination or Change in Control

115	CEO Pay Ratio

116	Proposal No. 3: Amendments to Certificate of Incorporation to Remove Supermajority Voting Standards

118	Proposal No. 4: Ratification of the Appointment of the Independent Registered Public Accounting Firm

119	Audit

119	Audit Committee Report

120	Fees Paid to Independent Registered Public Accounting Firm

121	Security Ownership of Certain Beneficial Owners and Management

124	Certain Relationships and Related Person Transactions

124	Related Party Transactions Approval Policy

124	Shareholders Agreement

125	Corporate Opportunities

126	About the 2021 Annual Meeting

131	Other Relevant Information

131	Compensation Committee Interlocks and Insider Participation

131	Other Matters

131	Stockholder Proposals and Nominees for 2022 Annual Meeting of Stockholders

132	Incorporation by Reference

132	Solicitation of Proxies

132	Reduce Mailings

132	Cautionary Note Regarding Forward-Looking Statements

134	Appendix A - Financial Reconciliations

137	Appendix B - Amended Certificate of Incorporation

IQVIA 2021 PROXY STATEMENT	|	1

Proxy Statement Summary

This Proxy Statement Summary highlights information contained elsewhere in this Proxy Statement, which is first being sent or made available to stockholders on or about February 26, 2021. This summary does not contain all of the information you should consider, so please read the entire Proxy Statement carefully before voting.

MATTERS TO BE VOTED UPON

The following table summarizes the proposals to be voted upon at the 2021 Annual Meeting of Stockholders of IQVIA Holdings Inc. (“IQVIA”, the “Company”, “we” or “our”) to be held on April 13, 2021 (the “2021 Annual Meeting”) and voting recommendations of the Board of Directors of the Company (the “Board”) with respect to each proposal.

Proposals	Required Approval	Board Recommendation	Page Reference

Election of Directors	Plurality of votes cast	FOR	15

Advisory vote on frequency of say-on-pay[1]	Majority of votes cast	N/A	50

Amendments to Certificate of Incorporation	Majority of shares present in person or presented by proxy at the meeting and entitled to vote on the subject matter	FOR	116

Ratification of independent auditor	Majority of votes cast	FOR	118

[1]

In response to stockholders requesting that we further consider the frequency of our say-on-pay vote, our Board has proposed a say-on-frequency vote earlier than required and committed to implementing the majority view even though this is an advisory vote and is not binding on the Company. The Board is not making a recommendation on the advisory vote on frequency of say-on-pay.

Your Vote is Important Please register for e-delivery of proxy materials visit: www.proxyvote.com

2	| Proxy Statement Summary	IQVIA 2021 PROXY STATEMENT

WHO WE ARE

IQVIA is a leading global provider of advanced analytics, technology solutions and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 70,000 employees, we conduct operations in more than 100 countries.

We have one of the largest and most comprehensive collections of healthcare information in the world, which includes more than one billion comprehensive, longitudinal, non-identified patient records spanning sales, prescriptions, promotions, medical claims, electronic medical records, genomics, and social media. We standardize, curate, structure and integrate this data by applying our sophisticated analytics and leveraging our global technology infrastructure. This helps our clients run their organizations more efficiently and make better decisions to improve their clinical, commercial and financial performance.

We are a global leader in protecting individual patient privacy. We use a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes.

IQVIA 2021 PROXY STATEMENT	Proxy Statement Summary |	3

OUR PURPOSE AND STRATEGY

Our Company’s purpose is to enable life sciences clients and broader healthcare stakeholders to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. We believe we are well positioned for continued growth across the markets we serve. Our strategy for achieving growth includes:

Innovate by making intelligent connections across our unparalleled information assets, advanced analytics, technology solutions and deep scientific expertise
Build upon our relationships with over 10,000 clients
Expand the penetration of our offerings to the broader healthcare marketplace
Leverage our global scale and presence in over 100 countries to expand our offerings in local markets
Expand our portfolio through effective capital deployment, including strategic tuck-in acquisitions

4	| Proxy Statement Summary	IQVIA 2021 PROXY STATEMENT

FINANCIAL HIGHLIGHTS

2020 Key Performance Metrics

Revenue $11.4Bn	Adjusted EBITDA[1] $2.4Bn

Adjusted Diluted Earnings Per Share[1] $6.42	Free Cash Flow $1.34Bn

Technology & Analytics Segment Revenue $4.9Bn	Research & Development Services Segment Revenue $5.8Bn	Contract Sales & Medical Solutions Segment Revenue $741M

1 See reconciliation of non-GAAP items in the Appendix

 2020 Capital Deployment

Cash Returned to Stockholders $423M	Cash Repatriation $1.0Bn

Investments in Product Development & Technology $616M	Investments in Acquisitions $177M

 2020 Business Highlights

Clinical Development Net Book-to Bill Ratio 1.53x	Clinical Development Contracted Backlog $22.6Bn

COVID-19 Treatment and Vaccine Awards 300+	New OCE Technology Customer Wins 60

IQVIA 2021 PROXY STATEMENT	Proxy Statement Summary |	5

COVID-19 PANDEMIC RESPONSE HIGHLIGHTS

At the onset of the COVID-19 pandemic, we instituted a crisis management response effort to ensure alignment on priorities across the organization. The senior leadership team met daily, allowing for an agile and decisive response to the crisis, and the Board maintained close oversight of management’s pandemic response efforts through multiple briefings and special meetings. Across the organization, we were focused on the following priorities:

Implement Safety First	Develop COVID-19 Treatments/Vaccines

✓ Added bandwidth and VPN capacity to enable 95% of employees at the peak of the pandemic to work remotely while maintaining our rigorous cybersecurity standards

✓ No international travel; essential domestic travel only

✓ Provided PPE to field-based employees

✓ Awarded over 300 COVID-19 treatment and vaccine programs, including 4 of 5 trials that reached phase III and were funded by the U.S. government, providing full clinical trial services for 2 of them

✓ Created online platform to match individuals to specific COVID-19 studies

✓ Launched IQVIA CARE registry, which leverages our rich longitudinal data to better understand COVID-19 patient data

Help Clients Manage Outbreak	Mitigate Clinical Trial Disruption

✓ AI forecasting tools deployed to track disease progression ✓ Helped governments and healthcare systems manage capacity ✓ Leveraged analytics to monitor supply chain	✓ Accessing patients and health care providers remotely through remote monitoring, virtual trials enabled by StudyHub, and televisits

Transparency to Investors	Protect and Support Employees

✓ Issued updated full-year 2020 financial guidance in April 2020 when other full-service CROs withdrew

✓ Provided detailed quarterly updates on site accessibility and our liquidity position

✓ Provided 2021 financial guidance a quarter earlier than in prior years

✓ Preserved employment and maintained base compensation throughout the year, keeping a focus on the well-being of employees and the Company’s long-term strategic objectives rather than prioritizing dramatic cuts and restructurings to achieve pre-pandemic short-term targets

✓ Our directors and senior executives voluntarily elected to forgo portions of their pay to provide over $1 million in financial aid to over 2,200 employees experiencing financial hardship

✓ Accelerated roll-out of our Employee Assistance Program, a free service that offers confidential mental and emotional well-being support, to our entire global workforce

Preserve Capital and Maximize Liquidity

✓ Paid down our revolving credit facility to zero, ensuring $1.5 billion short-term borrowing capacity

✓ Suspended share repurchases and launched successful programs to manage receivables, which contributed to our record level of $1.8 billion in cash at year end

✓ Refinanced senior notes due 2024 to extend their maturity by four years, reducing our nearest-term debt load by approximately 30%

6	| Proxy Statement Summary	IQVIA 2021 PROXY STATEMENT

Implement Safety First. The safety of employees, patients, healthcare professionals, customers and suppliers with whom we frequently interact was our highest priority as COVID-19 spread across the globe. To limit exposure, we substantially restricted travel, supplied personal protective equipment to field-based employees, closed facilities and asked most of our staff to work remotely. On short notice, we added bandwidth and VPN capacity to enable 95% of our employees at the peak of the pandemic to work remotely and avoid service disruptions. At the same time, we continued to maintain and enhance our cybersecurity protections, which included completing the global roll-out of our core Endpoint Detection & Response solution to all workstations, thus protecting them from cyber threats regardless of the location and network status (on or off VPN) and accelerating the deployment of an Advance Response tool to enable bulk remediation of vulnerabilities on remote workstations.

Develop COVID-19 Treatments/Vaccines. We joined the global response to the crisis and deployed our capabilities to support its resolution. We have been involved in more than 300 clinical trials and studies for COVID-19 vaccines and therapies, including four of the five COVID-19 vaccine trials that reached phase III and were funded by the U.S. government, providing full clinical trial services for two of these.

During the pandemic, we continued to innovate. Our R&D Solutions team launched the first technology-enabled COVID-19 Trial Matching Solution. The online platform connected at-risk individuals and researchers to ongoing COVID-19 clinical research projects within the U.S. In addition, the Real World Evidence team launched the IQVIA CARE Project registry. The platform applied our vast experience with registries and analytics to help connect stakeholders and advance information sharing to better understand how to treat and prevent COVID-19.

Help Clients Manage Outbreak. To help our clients, as well as governments, regulators, and other organizations manage and plan for the outbreak, we deployed our unique capabilities. We leveraged our people, data and technology to bring AI and other valuable insights to help our clients track the progression of the disease, manage capacity and monitor supply chains. We also actively engaged with clients and other stakeholders through regular executive briefings, free weekly market tracking reports, white papers, thought leadership pieces, and webinars to help them understand the rapidly evolving dynamics of the outbreak to help them predict how the virus will develop and the impact to their business from the pandemic.

Mitigate Clinical Trial Disruption. As clinics and hospitals became inaccessible and as it became unsafe or difficult for patients to travel, we did everything in our power to mitigate disruptions to clinical trials and ensure patient safety. Wherever possible we transitioned to remote monitoring, with the number of remote monitoring visits reaching five times the level they were prior to the pandemic. We also leveraged our existing drug delivery and home-health services for activities such as at-home lab draws. Wherever possible, we transitioned portions of clinical trials to Study Hub, our virtual trials platform, where we were also able to utilize telehealth visits to ensure continuity of contact between investigator, patients and contract research associates (CRAs).

Transparency to Investors. At the onset of the COVID-19 outbreak, stockholders expressed concerns that the pandemic would bring clinical development to a halt, resulting in severe disruptions in the CRO industry. There was great uncertainty whether clinical trials would continue and whether CRAs and other CRO personnel would have access to clinical sites. As a result of this uncertainty, all of our full-service CRO peers withdrew their full-year 2020 financial guidance. We provided assurance, clarity and certainty to investors regarding the financial and operational health of the CRO industry by releasing a detailed update on business conditions on April 2, 2020, including revised first quarter financial guidance to reflect the impact of the pandemic, and then, later in April, by issuing updated full-year 2020 financial guidance. As the year progressed, and the full impact of the pandemic and our response

IQVIA 2021 PROXY STATEMENT	Proxy Statement Summary |	7

became more visible, we provided more transparency by updating financial guidance in July 2020 and again in October 2020. Furthermore, we provided additional detailed disclosure regarding site accessibility and our liquidity position in response to investor queries. At that time, we provided further assurance to investors by committing to accelerate our planning process in order to provide a view of 2021 financial guidance earlier than in past years. We fulfilled this commitment by issuing 2021 financial guidance in October 2020, a quarter earlier than in prior years.

Protect and Support Employees. As a company, we also did our best to support our employees, preserve employment and maintain base compensation throughout the year. We kept a focus on the well-being of our employees and the Company’s longer-term strategic objectives rather than prioritizing dramatic cuts and restructurings to achieve pre-pandemic short-term targets. In addition, following the onset of the pandemic, we saw an urgent need to address and assist all employees in helping them build resilience in response to the ongoing crisis and so accelerated roll-out of our Employee Assistance Program, a free service that offers confidential mental and emotional well-being support, to our entire global workforce, which had already been available to approximately 70% of our employees.

In addition, we launched the IQVIA Cares program to provide over $1 million of financial aid to more than 2,200 employees around the world who had suffered personal hardship as a result of the pandemic. This program was entirely funded by our directors, senior leaders and other employees from around the world voluntarily forgoing a portion of their pay for a period of time. We continued to build a strong supportive culture around values of mutual respect and pride in the important work we do. This will endure far beyond the crisis.

Preserve Capital and Maximize Liquidity. As financial volatility increased dramatically and capital markets tightened following the onset of the COVID-19 pandemic, we took various actions to preserve cash and liquidity, including: refinancing our senior notes due 2024 to extend their maturity by four years, which reduced our nearest-term debt load due in 2024 by approximately 30%; syndicating an $800 million term loan A with a four-year maturity that enabled us to pay down our revolving credit facility to zero by June 2020, thus ensuring $1.5 billion of short-term borrowing capacity was available; suspending share repurchases and launching successful programs to manage receivables, all of which helped conserve cash and contributed to our record level of $1.8 billion in cash at year end and $3.3 billion of total liquidity, including our undrawn revolving credit facility.

8	| Proxy Statement Summary	IQVIA 2021 PROXY STATEMENT

SUSTAINABILITY AND CORPORATE CITIZENSHIP 2020 HIGHLIGHTS

Honesty, integrity and ethical conduct are our guiding principles. Now more than ever these principles have also become critical business drivers: sustainability and citizenship are imperative to our organization. Our employees want to work for a company that considers its impact on the planet, including the communities where we operate; our customers want a partner that conducts business ethically and responsibly; and investors want to understand how we manage the opportunities and risks associated with running our Company in order to help ensure sustainable growth.

This year it became even more clear that the earth’s future is dependent not only on a healthy environment, but also on a thriving population. We are in the business of helping our customers improve patient outcomes and have a role to play in ensuring the well-being of people all over the world — both in prosperous and challenging times — and it is a responsibility we do not take lightly. Below are highlights of the steps we took in 2020:

UN Global Compact	Clinical Trial Diversity

✓ We became a member of the United Nations (UN) Global Compact, the world’s largest corporate sustainability initiative, committed to four UN Sustainable Development Goals: Good Health & Well Being, Gender Equality, Responsible Consumption & Production, and Climate Action and made a statement of commitment for each of these goals

✓ We actively engaged with industry stakeholders and Advocacy Groups to influence regulatory guidance and initiated development of clinical trial sites that serve underrepresented populations

2020 Employee Engagement Survey	Black Community Outreach & Engagement Initiative

✓ Completed employee engagement survey, with 81% of respondents indicating a favorable view of the Company’s employee engagement, a 13-point increase from our 2018 survey and better by 4-points than our Fortune 500 peer benchmark

✓ Launched initiative to develop recommendations focusing on three pillars of support for IQVIA’s Black employee community: awareness and dialogue; mentorship; and representation

Reduction of Environmental Impact	Equitable Access to Clinical Trials

✓ Decreased our total Greenhouse Gas Emissions (GHG) per employee by approximately 18% in 2019 compared to 2018 and overall emissions by approximately 8%, or 14,293 metric tons equivalent

✓ Provided financial support to each of Lazarex Cancer Foundation’s IMPACT program and the National Collaborative for Health Equity to help eliminate discrimination in healthcare and ensure equitable access to clinical trials

Reduction of Health Disparities	Top-Down Diversity and Inclusion Training

✓ Founding member of Preparedness & Treatment Equity Coalition that is dedicated to reducing inequities in pandemic preparedness by studying and identifying health system reforms to reduce health disparities in underserved communities

✓ In 2020, our Chief Executive Officer and his direct leadership team, along with other members of senior management, renewed their commitment to diversity and inclusion by participating in a new training program, which we have begun rolling out to the next levels of our Company

IQVIA 2021 PROXY STATEMENT	Proxy Statement Summary |	9

Below are key 2020 highlights across our commitment to People, Public and Planet.

People	Public	Planet

Creating a workplace of highly engaged, safe and healthy employees who follow our Code of Conduct	Engaging consistently and transparently in a manner that inspires participation and demonstrates leadership in sustainability	Making a positive impact on the environments we work in

PEOPLE

•

Conducted global employee engagement survey, with 81% of respondents indicating a favorable view of the Company’s employee engagement, which represented a 13-point improvement from our 2018 survey and was 4 points better than our Fortunate 500 peer benchmark

•	Expanded our programs to foster a diverse and inclusive working environment through our policies and programs, including management training and our Employee Resource Groups

•	Launched the Black Outreach & Engagement Initiative to support our Black employee community through increased efforts around: awareness and dialogue; mentorship; and representation

•

Increased reach and programming for our five Employee Resource Groups, each of which promote a different facet of diversity and inclusion and provide a framework for employees to connect and collaborate with colleagues with similar interests

PUBLIC

•

Joined the global response to the COVID-19 crisis and deployed our capabilities to support its resolution, working on more than 300 clinical trials and studies for COVID-19 vaccines and therapies, including four of the five COVID-19 vaccine trials that reached phase III and were funded by the U.S. government, providing full clinical trial services for two of these

•

Protected our employees during the pandemic by upgrading our technology and cybersecurity infrastructure to enable 95% of our employees at the peak of the pandemic to work remotely and by distributing PPE to field-base employees

•	Created a task force dedicated to ensuring patient safety and trial continuity to help ensure our customers could continue their important research on disease

•

Became a founding member of The Preparedness and Treatment Equity Coalition, an organization whose vision is to take a metrics-driven approach to close the gaps in pandemic care and services in underserved communities

•	Fostered equitable access to clinical trials through our support of the Lazarex Cancer Foundation’s IMPACT program and the National Collaborative for Health Equity

•	Advanced a variety of public health efforts through numerous partnerships with government and non-governmental organizations

•	Upheld our responsibility as a global leader in protecting individual privacy and protecting the confidentiality, integrity and availability of data in IQVIA’s possession

10	| Proxy Statement Summary	IQVIA 2021 PROXY STATEMENT

PLANET

•

Joined the UN Global Compact and selected “Responsible Consumption and Production” and “Climate Action” as two of our Sustainable Development Goals (SDGs) and made a statement of commitment for each of these goals

•	Decreased our total Greenhouse Gas Emissions per employee by approximately 18% in 2019 compared to 2018 and overall emissions by approximately 8%, or 14,293 metric tons equivalent

•

Deployed our Supplier Code of Conduct to vendors and suppliers we work with, as part of our sustainable procurement program, to encourage adoption and implementation of our standards for conducting business with us

See pages 35-46 for more information regarding our sustainability and corporate citizenship program.

IQVIA 2021 PROXY STATEMENT	Proxy Statement Summary |	11

STOCKHOLDER ENGAGEMENT 2020 HIGHLIGHTS

Our Board and management are committed to regular engagement with our stockholders, and routinely meet with a significant portion of our investor base in any given year. In 2020, due to the COVID-19 pandemic, we further expanded these engagement efforts. We took a number of actions to provide greater transparency on how the pandemic was impacting our operations and financial results. Below are highlights of our pandemic-related 2020 stockholder engagement efforts:

Provided Transparency and Visibility Throughout the COVID-19 Pandemic	Expanded Investor Outreach to Update Impact of the COVID-19 Pandemic on our Business

✓ We released a detailed update on business conditions on April 2, 2020 and revised our first-quarter financial guidance to reflect the impact of the pandemic, and, later in April, we became the only full-service clinical research organization to update our full-year 2020 financial guidance, while many other companies were withdrawing guidance, with the goal of maximizing transparency in the context of the pandemic

✓ At the height of the pandemic, we responded promptly to investor requests, holding meetings with over 300 current and potential stockholders to provide updates on business continuity. Throughout the year, we increased our investor outreach and also participated in large virtual meetings to maintain investor dialogue and continually provide COVID-19 related updates

Increased Disclosure of Cash Flow and Liquidity	Accelerated Disclosure of Full-Year 2021 Financial Guidance

✓ Throughout the COVID-19 pandemic, in response to investor feedback, we increased disclosure of cash flow and liquidity measures, which included reporting debt covenants and related covenant thresholds

✓ We accelerated our planning process and issued financial guidance for fiscal year 2021 a quarter earlier than in prior years to provide our stockholders with insight into our expectations as early as possible, given the uncertainties caused by the COVID-19 pandemic

In addition, we undertook a significant proactive stockholder engagement effort in 2020 to solicit feedback from our investor base on our executive compensation and governance programs, among other matters, including our sustainability initiatives. Below are highlights of these efforts:

Proactively Solicited Feedback from a Large Portion of our Investor Base	Advanced Sustainability Efforts and Initiatives

✓ We requested meetings with stockholders representing approximately half of our outstanding common stock, and participated in engagement meetings with stockholders representing 32% of our outstanding common stock

✓ Stockholders frequently inquired about our sustainability initiatives. As further described herein, we made several significant enhancements to our sustainability efforts, including joining the UN Global Compact and increased Board oversight of our sustainability initiatives

Accelerated Say-on-Frequency Vote	Updated Executive Compensation Program

✓ Our Board has proposed a say-on-frequency vote earlier than required and committed to implementing the majority view even though this is an advisory vote and is not binding on the Company	✓ As further described below, we updated our executive compensation program based on investor feedback

See pages 54-56 for more information regarding our stockholder engagement program.

12	| Proxy Statement Summary	IQVIA 2021 PROXY STATEMENT

CORPORATE GOVERNANCE 2020 HIGHLIGHTS

We have a history of strong corporate governance. We believe good governance is critical to achieving long-term stockholder value creation. We are committed to governance practices and policies that serve the long-term interests of the Company and its stockholders. Below are highlights of the advancements we made in 2020 in our corporate governance practices and policies:

Elimination of Supermajority Vote Standards	“Rooney Rule” for Director and CEO Searches

✓ Our Board has increased stockholder rights by endorsing and proposing that stockholders remove all supermajority vote standards for stockholder actions. See Proposal No. 3

✓ Our Board adopted a new policy to require an initial list of external candidates for new directors or the Chief Executive Officer position to include qualified female and racially or ethnically diverse candidates

Board Oversight of Sustainability Matters	Enhanced Stockholder Engagement

✓ Our Board designated Nominating and Governance Committee Member Colleen Goggins to coordinate the Committee’s oversight of our sustainability matters and initiatives

✓ We requested meetings with stockholders representing approximately half of our outstanding common stock, and participated in engagement meetings with stockholders representing 32% of our outstanding common stock

Enhanced Ethics and Compliance Programs

✓ We strengthened our ethics and compliance program in several ways, including: enhanced compliance policies; quarterly management certification of compliance; affirmation of commitment to ethics and compliance by all employees as part of our customized Code of Conduct training; and compliance-based performance objectives for all employees worldwide

See pages 24-34 for more information regarding our corporate governance.

IQVIA 2021 PROXY STATEMENT	Proxy Statement Summary |	13

EXECUTIVE COMPENSATION PRACTICES 2020 HIGHLIGHTS

The Leadership Development and Compensation (LDC) Committee of the Board oversees the design and administration of our executive compensation program. The executive compensation program is designed and administered in a manner that appropriately manages risk to safeguard the interests of our stockholders, as well as our employees. Below are highlights of the advancements we made to our short-term incentive award compensation program this year in response to the feedback received from our stockholder engagement program:

Revamped Annual Incentive Plan Awards	Disclosed Targets for Performance Metrics

✓ Substantially revamped our short-term incentive plan in response to investor feedback to increase transparency, reduce discretion and provide for a more formulaic approach	✓ Disclosed targets for our key financial performance targets

Disclosed Clear Weightings for Annual Incentive Plan Performance Measures	Simplified Evaluation of Achievements

✓ Established specific weightings for each performance measure for each named executive officer	✓ Reduced complexity in our short-term incentive program by focusing on five key performance measures

Enhanced disclosure of Compensation Philosophy	No Changes to Targets for Short- and Long-Term Incentive Awards

✓ In response to investor requests for greater insight into the LDC Committee’s determinations and philosophy regarding compensation for our named executive officers, we added a letter from the LDC Committee and expanded disclosures in our “Compensation Philosophy” section

✓ While 2020 was a challenging period for the Company, we did not change the preset targets for our short- or long-term incentive awards; rather the LDC Committee acknowledged the extraordinary nature of the pandemic and managements’ significant efforts in mitigating its impact on the business by making a partial adjustment to the calculation of our 2020 financial results

Strengthened Link between Pay and Performance	No Changes to in-flight Performance Share Awards

✓ In 2020, the LDC Committee assigned at least a 70% total weighting for our Chief Executive Officer and Chief Financial Officer and a 65% total weighting for our Business Unit Presidents to financial measures, including Revenue/Profit, Cash Flow and Balance Sheet/Liquidity Performance to further align pay with performance

✓ The LDC Committee did not make any adjustments as a result of the COVID-19 pandemic to our outstanding 2019-2021 and 2020-2022 performance share awards

See pages 51-98 for more information regarding our executive compensation program.

14	| Proxy Statement Summary	IQVIA 2021 PROXY STATEMENT

2020 COMPENSATION MIX

Our executive compensation program is focused on creating alignment between executive compensation and business performance by rewarding our executive officers for the achievement of financial, operational, strategic, and leadership goals that are intended to contribute to long-term stockholder value. We emphasize performance-based, variable compensation over fixed compensation, which is reflected in the proportion of total compensation that is performance-linked. The following charts reflect the mix of pay for our Chief Executive Officer (87.7% performance-linked) and the average for our other named executive officers that were in role for full year 2020 (75.8% performance-linked):

Chief Executive Officer	Average of other Named Executive Officers

IQVIA 2021 PROXY STATEMENT	|	15

Proposal No. 1: Election of Directors

Our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each year, a different class of directors is elected at our annual meeting of stockholders and each elected director holds office for a 3-year term or until his or her successor is duly elected or until his or her earlier death, resignation, retirement, disqualification or removal.

This year, Class II directors

will stand for election for a new term.

Ari Bousbib	John M. Leonard, M.D.	Todd B. Sisitsky

Following our 2021 Annual Meeting, assuming each director nominee is elected to a new term by the stockholders, the Board will consist of nine (9) directors, divided into the following three classes:

Class	Directors	Year Term Expires
Class I	Carol J. Burt, Colleen A. Goggins, Ronald A. Rittenmeyer	2023
Class II	Ari Bousbib, John M. Leonard, M.D., Todd B. Sisitsky	2024
Class III	John P. Connaughton, John G. Danhakl, James A. Fasano	2022

Consistent with the requirements of our governance documents and upon the recommendation of the Nominating and Governance Committee, the Board has nominated Ari Bousbib, John M. Leonard, M.D. and Todd B. Sisitsky for election for a new term as a Class II director at the 2021 Annual Meeting. If elected to a new term at the 2021 Annual Meeting, each Class II director nominee will be elected for a term of three years and serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

The Board believes that each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, and the Board does not, in that event, choose to reduce the size of the Board, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the 2021 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE

16	| Proposal No. 1	IQVIA 2021 PROXY STATEMENT

The following table sets forth, for the Class II director nominees to be voted on at the 2021 Annual Meeting and each person whose term of office as a director will continue after the 2021 Annual Meeting, certain information about them, including their ages as of the date of this Proxy Statement:

Name	Age	Position Held with the Company	Audit	N&G	LDC	Director Since
Class II Directors for election at the 2021 Annual Meeting to terms expiring at the 2024 Annual Meeting of Stockholders
Ari Bousbib	59	Chairman and Chief Executive Officer				2016
John M. Leonard, M.D.	63	Lead Director	X	X		2015
Todd B. Sisitsky	49	Director		Chair	X	2016
Class III Directors whose terms expire at the 2022 Annual Meeting of Stockholders
John P. Connaughton	55	Director			X	2008
John G. Danhakl	64	Director		X	X	2016
James A. Fasano	51	Director	Chair			2016
Class I Directors whose terms expire at the 2023 Annual Meeting of Stockholders
Carol J. Burt	63	Director	X		X	2019
Colleen A. Goggins	66	Director	X	X		2017
Ronald A. Rittenmeyer	73	Director	X		Chair	2016

BOARD COMPOSITION

Diversity and Tenure. Consistent with our Corporate Governance Guidelines, the Board seeks a mix of directors that enhances the diversity of backgrounds, skills and experiences on the Board, including with respect to professional skills, relevant industry expertise, specialized experience, international experience, age, gender, race and ethnicity. The Board believes that considering diversity in our Board composition is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders, and it is one of the many factors considered when identifying individuals for Board service.

Director Search Policy. In 2020, to deepen our commitment to identifying diverse candidates for our Board, the Board adopted a “Rooney Rule” for director nominee slots, which provides that when conducting a formal search for new director candidates, the Nominating and Governance Committee will ensure that any initial list of director candidates from which new management-supported director nominees are chosen will include qualified female and racially or ethnically diverse candidates and that any third-party firm engaged to assist in the search shall be instructed to include such candidates on the initial list.

IQVIA 2021 PROXY STATEMENT	Proposal No. 1 |	17

Since the merger of Quintiles and IMS Health in October 2016 (the “Merger”), and as the director nomination requirements of the Shareholders Agreement (as defined herein) have expired, the Board has been focused on refreshing the composition of the Board in order to ensure the appropriate mix of backgrounds, skills and experiences in light of the Company’s post-Merger strategy and to enhance the diversity of the Board. Since the Merger, five directors have retired from the Board and two directors, who are both women, have joined the Board. The Board expects to continue to seek new directors who will further enhance the mix of experiences, backgrounds and diversity of the current Board.

Gender Diversity	Age Distribution		Significant Board Refreshment

100% of new director appointments since the Merger have been female directors 2 of 8 Independent Directors are Female	60	Average age of Directors 49-73 – Age range	8	New Directors over past 5 years

Qualifications and experience of directors. We believe our directors bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. As we review our long-term strategy, we continually assess the skills of our directors in evaluating what current and future skills and experiences will be required and weigh those skills when evaluating our current directors as well as potential director candidates. The table below summarizes certain of the key experiences, qualifications and core competencies of our directors.

Skill[1]	Total of 9

Senior Leadership Experience	9

Public Company Board Experience	6

Healthcare Industry Experience	9

Technology Industry Experience	4

Financial Expertise	7

Global Experience	8

[1]	This summary is not intended to be an exhaustive list of each of our directors’ skills or contributions to the Board.

18	| Proposal No. 1	IQVIA 2021 PROXY STATEMENT

BOARD OF DIRECTORS

Set forth below is biographical information for the Class II director nominees and each person whose term of office as a director will continue after the 2021 Annual Meeting.

Class II Directors for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders

ARI BOUSBIB

Director Since 2016 Chairman and CEO 59 years old

Recent Experience:

IQVIA Holdings Inc. (2010-present)

•  Chairman and Chief Executive Officer (2016-present)

•  Chairman and Chief Executive Officer of IMS Health (2010-2016)

Other Prior Experience:

•  President of UTC’s commercial companies (Otis Elevator Company, Carrier Corporation, UTC Fire & Security and UTC Power Inc.), among other roles, at United Technologies Corporation

•  Partner at Booz Allen Hamilton

U.S. public company directorships:

•  The Home Depot, Inc. (Finance Committee and Audit Committee)

Former U.S. public company directorships:

•  IMS Health (predecessor to IQVIA)

•  Best Buy, Inc. (2006-2007)

Other positions:

•  Member, Harvard Medical School Health Care Policy Advisory Council

Education:

•  Master of Business Administration, Columbia University

•  Master of Science in Mathematics and Mechanical Engineering, Ecole Superieure des Travaux Publics, Paris

Specific Experience: Because of Mr. Bousbib’s extensive leadership experience and service as our Chief Executive Officer, we believe Mr. Bousbib is well qualified to serve on the Board.

IQVIA 2021 PROXY STATEMENT	Proposal No. 1 |	19

JOHN M. LEONARD, M.D.

Director Since 2015 Independent Lead Director 63 years old Audit Committee (Member) Nominating and Governance Committee (Member) Audit Committee Financial Expert

Recent Experience:

Intellia Therapeutics, Inc. (2014-present)

•  President and Chief Executive Officer (2018-Present)

•  Executive Vice President, Research and Development (2017-2018)

•  Chief Medical Officer (2014-2017)

Other Prior Experience:

•  Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc.

•  Senior Vice President of Global Pharmaceutical Research and Development, among other roles, at Abbott Laboratories

U.S. public company directorships:

•  Intellia Therapeutics, Inc.

Education:

•  Doctorate in Medicine, Johns Hopkins University

•  Bachelor of Arts in Biochemistry, University of Wisconsin-Madison

Specific Experience: Because of his leadership experience, including his over 30 years’ experience in medicine, research and management, we believe Dr. Leonard is well qualified to serve on the Board.

TODD B. SISITSKY

Director Since 2016 Independent 49 years old LDC Committee (Member) Nominating and Governance Committee (Chair)

Recent Experience:

TPG Capital (2003-present)

•  Co-Managing Partner

Other Prior Experience:

•  Executive at Forstmann Little & Company

•  Executive at Oak Hill Capital Partners

U.S. public company directorships:

•  Allogene Therapeutics, Inc. (Audit Committee, Nominating and Corporate Governance Committee)

Former U.S. public company directorships:

•  Endo International plc

•  IASIS Healthcare LLC

•  IMS Health (predecessor to IQVIA)

Other positions:

•  Chair, Board of Advisors, Dartmouth Medical School

•  Member, Board of Directors, Ellodi Pharmaceuticals, Convey Health Solutions, Inc.; Immucor Inc.

Education:

•  Master of Business Administration, Stanford Graduate School of Business

•  Bachelor of Arts, Dartmouth College

Specific Experience: Because of his extensive experience in leadership, business and healthcare, we believe Mr. Sisitsky is well qualified to serve on the Board.

20	| Proposal No. 1	IQVIA 2021 PROXY STATEMENT

Class I Directors Continuing in Office until the 2023 Annual Meeting of Stockholders

CAROL J. BURT

Director Since 2019 Independent 63 years old LDC Committee (Member) Audit Committee (Member) Audit Committee Financial Expert

Recent Experience:

Burt-Hilliard Investments (2008-present)

•  Principal

Consonance Capital Partners (2013-present)

•  Senior Advisor

•  Member, Operating Council

Other Prior Experience:

•  SVP Corporate Finance and Development, among other roles, at WellPoint, Inc. (now Anthem, Inc.)

•  Founder, Managing Director and Head of the Healthcare Investment Banking Group, among other roles, at Chase Securities (now J.P. Morgan)

U.S. public company directorships:

•  ResMed Inc. (Audit Committee and Compliance Oversight Committee)

Former U.S. public company directorships:

•  Envision Healthcare Corporation

•  WellCare Health Plans, Inc.

Other positions:

•  Member, Board of Directors, WellDyneRx, LLC; Global Medical Response Inc.

•  Member, Women Corporate Directors

•  Member, International Women’s Forum

•  Vice Chair, Board of Trustees, Colorado Chapter of The Nature Conservancy

Education:

•  Bachelor of Arts in Business Administration, the University of Houston

Specific Experience: Because of her leadership experience and over 35 years of business experience in the health insurance, healthcare services and financial services industries and her experience serving on public company boards, we believe Ms. Burt is well qualified to serve on the Board.

IQVIA 2021 PROXY STATEMENT	Proposal No. 1 |	21

COLLEEN A. GOGGINS

Director Since 2017 Independent 66 years old Audit Committee (Member) Nominating and Governance Committee (Member) Leads Sustainability Oversight for the Board

Prior Experience:

•  Member of Executive Committee and Worldwide Chairman of Consumer Group, among other roles at Johnson & Johnson

U.S. public company directorships:

•  The Toronto-Dominion Bank (Risk Committee)

Former U.S. public company directorships:

•  Bausch Health Companies Inc. (f/k/a Valeant Pharmaceuticals International)

Other positions:

•  Member, Board of Directors, SIG Combibloc Group; Citymeals-on-Wheels New York City; University of Wisconsin Center for Brand and Product Management

•  Member, Supervisory Board, Bayer AG

•  Member, University of Wisconsin Foundation

•  Member, Board of Trustees, Institute of International Education

Education:

•  Master of Arts in Management, Kellogg School of Management

•  Bachelor of Science in Food Chemistry, University of Wisconsin-Madison

Specific Experience: Because of Ms. Goggins’s extensive leadership and healthcare experience, we believe Ms. Goggins is well qualified to serve on the Board.

RONALD A. RITTENMEYER

Director Since 2016 Independent 73 years old Audit Committee (Member) LDC Committee (Chair) Audit Committee Financial Expert

Recent Experience:

Tenet Healthcare Corporation (2017-present)

•  Executive Chairman and Chief Executive Officer

Millennium Health (2016-2017)

•  Chairman and Chief Executive Officer

Other Prior Experience:

•  Chairman and Chief Executive Officer, among other roles, at Electronic Data Systems Corporation

U.S. public company directorships:

•  Tenet Healthcare Corporation

Former U.S. public company directorships:

•  American International Group, Inc.

•  IMS Health (predecessor to IQVIA)

•  Millennium Health

Education:

•  Master of Business Administration, Rockhurst University

•  Bachelor of Arts in Commerce and Economics (Finance), Wilkes University

Specific Experience: Because of his leadership experience, over 30 years of business experience and extensive experience serving on public company boards, we believe Mr. Rittenmeyer is well qualified to serve on the Board.

22	| Proposal No. 1	IQVIA 2021 PROXY STATEMENT

Class III Directors Continuing in Office until the 2022 Annual Meeting of Stockholders

JOHN P. CONNAUGHTON

Director Since 2008 Independent 55 years old LDC Committee (Member)

Recent Experience:

Bain Capital (1989-present)

•  Co-Managing Partner

Other Prior Experience:

•  Consultant at Bain & Company, Inc.

Former U.S. public company directorships:

•  iHeartMedia, Inc.

Other positions:

•  Member, Board of Directors, The Boston Celtics; University of Virginia Investment Management Company

•  Member, Board of Trustees, Brigham and Women’s Hospital; The Berklee College of Music; University of Virginia McIntire Foundation; The Roxbury Latin School

•  Member, Dean’s Advisory Board, Harvard Business School

Education:

•  Master of Business Administration, Harvard Business School

•  Bachelor of Science in Commerce, University of Virginia

Specific Experience: Because of his extensive experience as a Managing Director of Bain Capital, service on other public company boards and over 15 years’ experience in the private equity industry, as well as extensive experience in the healthcare industry, we believe Mr. Connaughton is well qualified to serve on the Board.

JOHN G. DANHAKL

Director Since 2016 Independent 64 years old LDC Committee (Member) Nominating and Governance Committee (Member)

Recent Experience:

Leonard Green & Partners, L.P. (1995-present)

•  Managing Partner

Other Prior Experience:

•  Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation

•  Vice President at Drexel Burnham Lambert, Inc.

Former U.S. public company directorships:

•  IMS Health (predecessor to IQVIA)

Other positions:

•  Member, Board of Directors: Life Time Fitness, Inc.; Advantage Solutions Inc.; Charter NEX; Global Citizen CPA Global; Genani Corporation; Insight Global, Inc.; Mister Car Wash Holdings, Inc.; MultiPlan, Inc.; Savers, Inc.; SRS Distribution

Education:

•  Master of Business Administration, Harvard Business School

•  Bachelor of Arts in Economics, University of California at Berkeley

Specific Experience: Because of his extensive experience serving as a public company director and his extensive experience in leadership and business, we believe Mr. Danhakl is well qualified to serve on the Board.

IQVIA 2021 PROXY STATEMENT	Proposal No. 1 |	23

JAMES A. FASANO

Director Since 2016 Independent 51 years old Audit Committee (Chair) Audit Committee Financial Expert

Recent Experience:

Canada Pension Plan Investment Board (2004-present)

•  Managing Director

Other Prior Experience:

•  Member of Investment Banking group at Merrill Lynch & Co.

•  Member of Mergers and Acquisitions group at Merrill Lynch & Co.

•  Member of Mergers and Acquisitions group at RBC Capital Markets

•  Commissioned Officer in the Canadian Armed Forces

Former U.S. public company directorships:

•  IMS Health (predecessor to IQVIA)

Other positions:

•  Member, Board of Directors, NEWAsurion

Education:

•  Master of Business Administration, University of Chicago Graduate School of Business

•  Bachelor of Engineering, Royal Military College of Canada

Specific Experience: Because of Mr. Fasano’s extensive experience as a Managing Director at CPPIB and experience in finance and leadership roles, we believe he is well qualified to serve on the Board.

24	|	IQVIA 2021 PROXY STATEMENT

IQVIA’s Corporate Governance

The Board is responsible for supervision of the overall affairs of the Company. The Board oversees our senior management, to whom it has delegated authority to manage the day-to-day operations of the Company. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent directors, those directors meet in regularly scheduled executive sessions without the participation of our Chief Executive Officer. The Board has adopted Corporate Governance Guidelines, which, together with our Certificate of Incorporation and Bylaws and the other documents listed below, form the governance framework for the Board and its committees. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our board leadership structure and the responsibilities of the Board and each of its committees.

DOCUMENTS ESTABLISHING OUR CORPORATE GOVERNANCE

The Board has a long-standing commitment to sound and effective corporate governance practices. The following key documents are the foundation of corporate governance at the Company:

• Corporate Governance Guidelines	• Audit Committee Charter
• Code of Conduct	• LDC Committee Charter
• Certificate of Incorporation	• Nominating and Governance Committee Charter
• Bylaws

These documents and other important information on our corporate governance are posted in the “Corporate Governance” section of the “Investor Relations” section of our website under “Governance Documents” and “Committee Charters” and may be viewed at http://ir.iqvia.com. The website address is intended to be an inactive textual reference only. None of the information on, or accessible through, IQVIA’s website is part of this proxy statement or is incorporated by reference herein. We will also provide printed copies of these documents free of charge to any stockholder who sends Investor Relations a request at: IQVIA Holdings Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

IQVIA 2021 PROXY STATEMENT	IQVIA’s Corporate Governance |	25

CORPORATE GOVERNANCE PRACTICES

We believe that a strong corporate governance framework is essential to our long-term success. We are committed to adopting and following strong corporate governance practices because we believe that such practices promote an environment of accountability for the Board and our senior management and otherwise promote the long-term interests of our stockholders.

Enhancements for 2021

Proposed Elimination of Stockholder Supermajority Standards. The Board included in this Proxy Statement a proposal to remove all stockholder supermajority voting standards from the company’s Certificate of Incorporation.

Rooney Rule for Director and CEO Searches. The Board adopted a new policy to require an initial list of external candidates for new directors or the Chief Executive Officer position to include qualified female and racially or ethnically diverse candidates.

Sustainability Oversight. The Board designated Nominating and Governance Committee Member Colleen Goggins to coordinate the Board’s oversight of our sustainability matters and initiatives.

Enhanced Stockholder Engagement. We regularly meet with our stockholders to better understand their perspectives, and we reached out to approximately half of our stockholder base following our 2020 annual meeting of stockholders and met with approximately 32%. You can find a summary of what we heard from stockholders and how we responded to their feedback beginning on page 54.

Ethics and Compliance Enhancements. We strengthened our ethics and compliance program in several ways, including: enhanced compliance policies; quarterly management certification of compliance; affirmation of commitment to ethics and compliance by all employees as part of our customized Code of Conduct training; and compliance-based performance objectives for all employees worldwide.

Our other governance practices and policies include the following:

Independent Board	All our directors are independent except for our Chairman and Chief Executive Officer

Independent Board Committees	Each of our three Board committees is comprised solely of independent directors

Independent Lead Director; Regular Executive Sessions	We have an independent Lead Director, who was elected by our independent directors, who has comprehensive duties set forth in our Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management present

Annual Board and Committee Self-Assessment Process	The Board and each Board committee, led by their respective chairs, conducts a self-assessment annually to determine whether it is functioning efficiently and meeting its governance responsibilities

Robust Code of Conduct	Our Code of Conduct, Doing the Right Thing, applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The code of conduct is a guide to the responsibilities we share for ethical business conduct and paints a clear picture of what we stand for as an organization, what we expect from ourselves, and what we must do to maintain our reputation

26	| IQVIA’s Corporate Governance	IQVIA 2021 PROXY STATEMENT

Prohibition on Hedging or Pledging of Company Stock	Our securities trading policy prohibits hedging transactions with respect to, and the pledging of, our securities, including prepaid variable forward contracts, equity swaps, collars, and exchange funds or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, by any of our directors, officers or other employees or their immediate family members, except where the individual receives prior written approval from the General Counsel. In 2020, the General Counsel did not approve any stock hedging or pledging transactions and none of our current executive officers or directors have entered into any such hedging or pledging transactions

Share Ownership Requirements	We have robust share ownership guidelines, which require our named executive officers to hold between 3 times and 6 times base salary. Our share ownership policy requires our executive officers to hold 50% of the net shares received by them as a result of the exercise, vesting or settlement of long-term incentive awards until they meet their required ownership levels

Clawback Policy	We maintain a clawback policy that applies to current and former executive officers, among others, that provides for the recoupment of short- and long-term incentive compensation in the event of a financial restatement under specified circumstances

Director Resignation Policy	Directors are required to tender their resignation if they receive a number of withhold votes that is greater than 50% of all votes cast

Proxy Access Right	Eligible stockholders may, subject to certain requirements, include their own director nominees in our proxy materials

LEADERSHIP STRUCTURE

Chairman and Chief Executive Officer

Mr. Bousbib became our Chairman and Chief Executive Officer on October 3, 2016. We believe that the current board leadership structure, with the Chairman and Chief Executive Officer roles combined, is appropriate and in the best interests of our stockholders because our Chief Executive Officer has a unique depth of knowledge about the Company and the varied and complex opportunities and challenges we face. The Board believes that this structure has helped facilitate the successful integration of the Merger and the transformation of our Company.

The role of the Chairman is to set the agenda for the Board meetings and to preside over general board sessions. When the Board meets in executive session without management present to evaluate management’s performance, these sessions are presided by our independent Lead Director. Independent directors also evaluate our leadership structure regularly and garner feedback from stockholders. Our Chairman and Chief Executive Officer and the Lead Director communicate regularly during the course of the year.

The current board leadership structure provides for effective and efficient leadership because, among other things, it recognizes the value of one person both speaking for and leading the Company and the Board. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but it does not believe there is any reason to do so at this time. The Board believes that this subject is primarily a matter for the succession planning process and that it is in the best interests of the Company for the Board to make this determination when it elects a new Chief Executive Officer or under such other circumstances that it believes are best for the Company at a given point in time.

IQVIA 2021 PROXY STATEMENT	IQVIA’s Corporate Governance |	27

Lead Director; Executive Sessions

The Lead Director helps ensure there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. Our current Lead Director is Dr. Leonard. The responsibilities of the Lead Director, as outlined in our Corporate Governance Guidelines include, among others:

Board Matter	Responsibility

Communicating with directors	Liaising between non-management directors and management

Executive sessions	Presiding at executive sessions of non-management directors

Board meetings	Presiding at all Board meetings when the Chairman is not present

Agendas	Consulting with the Chairman on matters pertinent to the Company and the Board, including meeting agendas, schedules and information sent to the Board

Communicating with stockholders	Engaging with major stockholders, as appropriate

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, our independent directors meet separately in executive session at each regularly scheduled Board and committee meeting.

Board Committees

To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the LDC Committee and the Nominating and Governance Committee. The Board held ten (10) meetings during fiscal 2020. All of our current directors attended at least 75% of the total number of meetings of the Board and Board committees on which they served in 2020. We strongly encourage our directors to attend the annual meeting of stockholders. Eight (8) directors attended the annual meeting of stockholders in 2020.

BOARD STRUCTURE

The Board oversees the management of our business by our Chief Executive Officer and senior management.

The Board is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

Our Board is comprised of nine (9) directors, each of whom was designated for nomination as a director in accordance with our governance documents.

28	| IQVIA’s Corporate Governance	IQVIA 2021 PROXY STATEMENT

DIRECTOR INDEPENDENCE

The Board conducted an assessment of the independence of each director and determined that, other than our Chief Executive Officer, each of our directors is currently independent:

8 of 9 IQVIA Directors are Independent	›	• Carol J. Burt • John P. Connaughton • John G. Danhakl • James A. Fasano	• Colleen A. Goggins • John M. Leonard, M.D. • Ronald A. Rittenmeyer • Todd B. Sisitsky

In accordance with our Corporate Governance Guidelines and the corporate governance standards of the New York Stock Exchange (NYSE), this determination of independence means that the Board finds that the director has no material relationship with the Company, directly or indirectly, that would interfere with his or her exercise of independent judgment as a director of the Company. With respect to directors who are members of the Audit Committee and the LDC Committee, the Board has determined that each director meets an even higher standard as required by Securities and Exchange Commission (SEC) and NYSE rules.

The Board has also determined that Ms. Burt, Messrs. Fasano and Rittenmeyer and Dr. Leonard are “Audit Committee Financial Experts” as such term also is defined in SEC rules and that each member of the Audit Committee is financially literate.

COMMITTEES OF THE BOARD

The Board has three standing committees:

•	Audit Committee

•	Leadership Development and Compensation Committee

•	Nominating and Governance Committee

From time to time, the Board may also create ad hoc or special committees for certain purposes. Each committee is comprised solely of independent, non-employee directors. The charter of each committee provides that non-management directors who are not members of such committee may nonetheless attend meetings of such committee, but they may not vote.

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AUDIT COMMITTEE

2020 Meetings: The Audit Committee held seven (7) meetings during fiscal 2020 Members in 2020: James A. Fasano (Chair) Carol J. Burt Colleen A. Goggins John M. Leonard, M.D. Ronald A. Rittenmeyer

Responsibilities:

•  Assisting the Board in fulfilling its oversight responsibilities relating to: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including its quality assurance function overseeing clinical trial services, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and the independent auditor, and (v) the performance of the Company’s compliance and ethics program

•  Reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

•  Discussing earnings press releases and the financial information and financial guidance included therein

•  Overseeing the relationship between the Company and our independent registered public accounting firm, including:

•  Having direct responsibility for its appointment, compensation and retention

•  Reviewing the scope of its audit services

•  Approving its non-audit services

•  Reviewing and evaluating its independence

•  Reviewing with internal auditors and the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation, and monitor the progress and results of such plans during the year

•  Reviewing with internal auditors and the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management, and management’s response to such problems or difficulties

•  Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, and reviewing and discussing with management, internal auditors and the independent auditor the Company’s system of internal control, its financial and critical accounting policies and practices, policies relating to risk assessment and risk management and our major financial risk exposures

•  Reviewing and approving all related party transactions and corporate opportunity transactions

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LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

2020 Meetings: The LDC Committee held five (5) meetings during fiscal 2020 Members in 2020: Ronald A. Rittenmeyer (Chair) John P. Connaughton John G. Danhakl Todd B. Sisitsky

Responsibilities:

•  Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the officers of the Company who report directly to our Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act (“Senior Officers”)

•  Evaluating the performance of our Chief Executive Officer and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board for approval, the compensation levels for our Chief Executive Officer and other Senior Officers

•  Making recommendations to the Board about the compensation of our directors

•  Administering our equity-based plans and management incentive compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans

•  Recommending to the Board ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate

•  Establishing the terms of compensatory arrangements and policies to protect our business, including restrictions that apply to current and former Senior Officers

•  Reviewing and approving all Senior Officer employment contracts and other compensatory, severance and change in control arrangements for current and former Senior Officers, reviewing and establishing our overall management compensation and benefits philosophy and policy, and reviewing and approving our policies and procedures for the grant of equity-based awards

•  Establishing and reviewing periodically policies and procedures with respect to perquisites

•  Reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk

•  Reviewing the processes for managing executive succession and the results of those processes

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NOMINATING AND GOVERNANCE COMMITTEE

2020 Meetings: The Nominating and Governance Committee held four (4) meetings during fiscal 2020 Members in 2020: Todd B. Sisitsky (Chair) John G. Danhakl Colleen A. Goggins John M. Leonard, M.D.

Responsibilities:

•  New Overseeing sustainability and corporate governance matters, with a Committee member designated to coordinate oversight and responsible for reporting developments to the Committee

•  New Oversee stockholder engagement program

•  Identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board

•  Establishing processes for identifying and evaluating Board candidates, including nominees recommended by stockholders

•  Recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees

•  Developing and recommending to the Board a set of corporate governance principles

•  Articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities

•  Reviewing and recommending to the Board practices and policies with respect to directors

•  Evaluating and making recommendations to the Board regarding stockholder proposals that relate to corporate governance and other matters related to stockholders

•  Overseeing the evaluation of the Board

The Nominating and Governance Committee will consider stockholders’ recommendations of nominees for membership on the Board on a substantially similar basis as it considers other nominees. Stockholders may recommend candidates for membership on the Board to the Nominating and Governance Committee by submitting the names in writing to: Secretary, IQVIA Holdings Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

The Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual or special meeting. These procedures are described below under the section entitled “Stockholder Proposals for 2021 Annual Meeting of Stockholders.”

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BOARD’S ROLE IN RISK OVERSIGHT

Our Board actively oversees our enterprise risk management program to ensure that we maintain effective risk management. Our Board’s role in risk oversight is consistent with our overall leadership structure—management is responsible for assessing and managing our risk exposures, and our Board maintains an oversight role, executed through open communication with management and independent oversight of strategic risks. Our Board considers key risk topics in its oversight, including risks associated with our strategic plan, our capital structure, our business activities, and social and environmental matters. Risks are identified by management and reviewed with the appropriate Board committee or the full Board for oversight.

In 2018, we established an Enterprise Risk Council, comprised of leaders from our principal functional areas and business units that meet on a quarterly basis, to update our enterprise risk framework used to identify and manage our key risks. The framework considers external and internal factors that could impede the achievement of our business objectives or damage our brand, reputation or financial condition. The Board reviews these key risks and the related framework annually, and the Board or appropriate Board committees discuss selected risks in more detail throughout the year, as discussed below.

While our Board has the ultimate oversight responsibility for the risk management process, our Board’s committees assist it in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on risks associated with our financial statements, internal accounting and financial controls, internal and external audits, cybersecurity, compliance with legal and regulatory matters and performance of our compliance and ethics program in connection therewith, including our guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures. Our LDC Committee focuses on risks associated with our compensation policies and practices, including those for our executive officers. Our Nominating and Governance Committee focuses on risks associated with our corporate governance policies and practices.

Each of these committees reports to our Board with respect to the risk categories it oversees. These ongoing discussions enable our Board to monitor our risk exposure and evaluate our risk mitigation efforts. In addition, our risk management function conducts regular interviews and surveys of key employees relating to enterprise risk management and reports the results and analysis of such interviews and surveys to our Board.

SUCCESSION PLANNING FOR DIRECTORS AND EXECUTIVE OFFICERS

Directors. Vacancies on the Board may occur from time to time. The Bylaws provide that any vacancy caused by the death or resignation of a director may be filled by the affirmative vote of a majority of the directors then in office.

The Nominating and Governance Committee is responsible for recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees. It is the Board’s policy that the composition of the Board at all times adhere to the standards of independence promulgated by the NYSE as further clarified herein and reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, our industry and the markets we serve sufficient to provide sound and prudent guidance with respect to our operations and interests.

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As provided in its Corporate Governance Guidelines, the Board also seeks to achieve a mix of directors that enhances the diversity of background, including with respect to professional skills, relevant industry experience, specialized expertise, international experience, gender, race and ethnicity, to maintain a diverse membership. The process of determining to add a new Board member and identifying qualified candidates begins well in advance of anticipated vacancies. Under this ongoing process, the Chairman of the Nominating and Governance Committee and our Chief Executive Officer monitor and maintain an open dialogue, and also consult with the other members of the Board, including our Lead Director, regarding the size of the Board, future retirements and director attributes desired for any new directorships. Once a decision has been made to recruit a new director, the Nominating and Governance Committee may retain an executive recruitment organization to assist it in its search by providing a range of qualified candidates.

Enhancement for 2021

”Rooney Rule” for Director Searches. In addition to the above described succession planning processes, when conducting a formal search for new director candidates, the Nominating and Governance Committee will ensure that any initial list of director candidates from which new management-supported director nominees are chosen will include qualified female and racially or ethnically diverse candidates and that any executive search firm engaged to assist in the search shall be instructed to include such candidates on the initial list.

Executive Officers. In addition, the Board also plans for succession to the positions of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, our Chief Executive Officer periodically provides the LDC Committee with an assessment of senior managers and of their potential to succeed him. He also provides the LDC Committee with an assessment of persons considered potential successors to certain other senior management positions. This assessment results from our leadership development and succession planning process, which involves three principal steps:

•	Regional and global business unit and corporate staff function assessments to identify key employees and employees with high potential for increased responsibilities

•	Chief Executive Officer assessments of the leaders of the regional and global business units and corporate staff functions, focusing on senior executives’ development and succession

•

Board review and approval, focusing on Chief Executive Officer succession, key senior executives’ development and succession, the pool of high-potential executives and initiatives to improve retention and promote their development as company leaders

We use tools and processes, followed by face-to-face reviews, to implement our leadership development and succession planning process. Through this process, we identify a pool of high-potential employees who are selected for development. Our development program emphasizes skills training, education and career planning.

Enhancement for 2021

“Rooney Rule” for CEO Searches. In addition to the above succession planning processes, if the Board or relevant committee conducts an external search for Chief Executive Officer candidates, the Board or relevant committee shall ensure that any initial list of Chief Executive Officer candidates will include qualified female and racially or ethnically diverse candidates, and any executive search firm engaged to assist in the search shall be instructed to include such candidates on the initial list.

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HOW TO CONTACT THE BOARD AND ITS COMMITTEES

We have established a process by which stockholders and other interested parties can contact the Board, or a committee of the Board. To contact the Board or a Board committee, you can send an email to BoD@iqvia.com, or write to the following address:

Board of Directors

c/o Secretary

IQVIA Holdings Inc.

83 Wooster Heights Road

Danbury, Connecticut 06810

Communications will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

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SUSTAINABILITY AND CORPORATE CITIZENSHIP

Honesty, integrity and ethical conduct are our guiding principles. Now more than ever these principles have also become critical business drivers: sustainability and citizenship are imperative to our organization. Our employees want to work for a company that considers its impact on the planet; our customers want a partner that conducts business ethically and responsibly; and investors want to understand how we manage the opportunities and risks associated with running our Company in order to help ensure sustainable growth.

This year it became even more clear that the earth’s future is dependent not only on a healthy environment, but also on a thriving population. We are in the business of helping our customers improve patient outcomes and have a role to play in ensuring the well-being of people all over the world—both in prosperous and challenging times—and it is a responsibility we do not take lightly.

Summary of 2020 Sustainability and Corporate Citizenship Accomplishments

We significantly advanced our Sustainability and Corporate Citizenship Program in 2020. Our key accomplishments, which are outlined in further detail below, include:

Board Oversight. Strengthened Board governance by designating Nominating and Governance Member Colleen Goggins to coordinate Board oversight of our Sustainability and Corporate Citizenship program.

SASB Materiality Analysis. Solicited investor input by asking stockholders to identify material sustainability issues and risks, consistent with Sustainability Accounting Standards Board principles.

UN Global Compact. Joined the UN Global Compact and selected four UN Sustainable Development goals to align to.

COVID-19 Response. Supported our employees, clients and the global community during the COVID-19 pandemic.

Employee Engagement. Conducted an employee survey, which highlighted significant improvement in employee engagement since our last survey in 2018 and exceeded broader benchmarks.

Diversity Demographic Disclosure. Provided greater disclosure on diversity and inclusion by adding key demographic data on our employee base to this proxy statement.

Black Outreach & Engagement Initiative. Supporting our Black U.S. employee population through the launch of our Black Outreach & Engagement initiative.

Reduced Environmental Impact. Reduced our environmental impact from 2018 to 2019 despite a significant increase in the size of our workforce over that period.

Enhancements in Our Sustainability Governance.

In 2020, we took steps to further strengthen our commitment to sustainability and citizenship.

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Board Leadership of Sustainability. Oversight of sustainability matters happens at multiple levels in our sustainability governance structure. This structure includes our Nominating and Governance Committee, ESG Executive Steering Committee, and a working group of key functional leaders who partner to implement sustainability policies and processes across our operations. In 2020, the Nominating and Governance Committee enhanced its oversight of our Sustainability and Corporate Citizenship program by designating Committee Member Colleen Goggins to lead sustainability oversight on behalf of the Board and the Committee. Ms. Goggins meets quarterly with the ESG Executive Steering Committee responsible for Sustainability and Corporate Citizenship, receiving updates on the status of progress against our sustainability commitments and providing feedback and guidance. Ms. Goggins regularly updates the Committee and full Board on our efforts. The following chart summarizes our sustainability governance structure.

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Stakeholder Engagement on Sustainability. In addition to our discussions of sustainability with investors as part of our Stockholder Engagement Program, we conducted a materiality analysis, as recommended by the Sustainability Accounting Standards Board (SASB), to identify the areas of our business where our stakeholders (including customers, investors and employees) felt we had the biggest risks and opportunities. We will report more on the outcome of this process in our 2020 Sustainability and Citizenship report, which we expect to issue by the end of the first quarter of fiscal 2021.

Commitment to UN Global Compact and Establishing Commitments for UN Sustainable Development Goals. In 2020, we also joined the UN Global Compact to affirm our commitment to incorporate sustainability across our business. The UN Global Compact has determined 17 Sustainable Development Goals (SDGs). We identified four of these goals—numbers 3, 5, 12, and 13—that best align with our sustainability program. We then established specific commitments to pace our progress toward addressing these SDGs, which we will report our progress against each year:

Sustainable Development Goal	Statement of Commitment

We use our data insights and clinical expertise to help our partners accelerate access to more advanced and affordable healthcare treatments around the world

We are committed to maintaining a culture of inclusion in which women and people from diverse backgrounds can fully contribute to the growth and success of our business

We are committed to reducing waste and will remove 100% of single use plastic in all our office facilities by the end of 2021

In recognition of the need to reduce our environmental footprint and progress towards becoming carbon neutral, IQVIA will set a science based target, certified by the Science Based Targets initiative (SBTi), by the end of 2023

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Responding to COVID-19

The COVID-19 pandemic required a rapid and comprehensive response to mitigate the impact on our employees and customers as well as our mission to advance public health. As a company responsible for a workforce of approximately 70,000 people worldwide, our first priority was to ensure the health and safety of our colleagues amid the pandemic. We took numerous steps to ensure our employees were safe and cared for throughout 2020, including:

•

Implemented new and flexible work-from-home arrangements and added bandwidth and VPN capacity to enable 95% of our employees at the peak of the pandemic to work remotely, which facilitated our business to remain operational while our employees stayed safe throughout the pandemic.

•	Developed robust safety protocols for our essential employees who continued to work on site (lab personnel, data server technicians, healthcare workers, etc.).

•

Created an internal COVID-19 Response web portal, which served as a resource for employees to access information about the pandemic, as well as provided materials to support their physical and mental health and well-being.

•

Supported our employees, preserved employment and maintained base compensation throughout the year, keeping a focus on the well-being of our employees and the Company’s longer-term strategic objectives rather than prioritizing dramatic cuts and restructurings to achieve pre-pandemic short-term targets.

•

Accelerated roll-out of our Employee Assistance Program, a free service that offers confidential mental and emotional well-being support, to our entire global workforce, which had already been available to approximately 70% of our employees.

•

Launched IQVIA Cares, a COVID-19 relief program, which was funded by our directors and senior executives voluntarily forgoing pay, that provided financial aid to more than 2,200 employees around the world experiencing personal hardship as a result of the pandemic.

At the same time, we mobilized our resources to join in the fight against COVID-19, while ensuring our ongoing work to help advance human health was not significantly impacted. This included:

•

Helping to ensure our customers could continue their important research on disease, helping patients and continuing innovation—during COVID-19 and beyond—by creating a task force dedicated to ensuring patient safety and trial continuity.

•

We actively engaged with clients through regular executive briefings, free weekly market tracking reports, white papers, thought leadership pieces, and webinars to help them understand the rapidly evolving dynamics of the outbreak to help them predict how the virus will develop.

•	We applied our people, data and technology to bring AI and insights to help our clients track the progression of the disease, manage capacity and monitor supply chains.

•	Maintained regular dialogue with governments, regulators, payers and clients, providing them with up-to-date insights on the spread and impact of COVID-19.

•

Working on more than 300 clinical trials and studies for COVID-19 vaccines and therapies, including four of the five COVID-19 vaccine trials that reached phase III and were funded by the U.S. government, providing full clinical trial services for two of these.

•	Accelerated development of our virtual trials technology, which is supporting vaccine development.

•	Deployed our field-based resources, lab facilities and clinical expertise to support large-scale COVID-19 diagnostic testing across a number of countries.

•	We made upfront investments in post-authorization safety study capabilities and technology in anticipation of COVID-19 vaccines.

•

Publishing thought-leadership pieces throughout the pandemic. Subjects included: COVID-19 Pandemic and digitalization of healthcare in Southeast Asia, COVID-19: An accelerator of change to pharma’s customer interaction, and COVID-19: Super-charging Drug Development in the Race for a Cure, among countless others.

•

Becoming a founding member of The Preparedness and Treatment Equity Coalition, an organization whose vision is to take a metrics-driven approach to close the gaps in pandemic care and services in underserved communities.

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Below you will find more 2020 highlights of our progress in advancing sustainability in terms of People, Public and Planet.

People	Public	Planet

Creating a workplace of highly engaged, safe and healthy employees who follow our Code of Conduct	Engaging consistently and transparently in a manner that inspires participation and demonstrates leadership in sustainability	Making a positive impact on the environments we work in

PEOPLE

Each one of our employees provide value, no matter where they sit within the organization. We are committed to creating an inclusive culture where all employees are respected and heard, where people from all backgrounds can contribute to and share in our growth, and where opportunity and advancement is available to everyone.

Increased Employee Engagement. In 2020, we completed our second employee survey since the Merger, which provided a valuable opportunity to hear the perspectives of our workforce around the world. Responses increased for this survey and 81% of respondents indicated a favorable view of the Company’s employee engagement, which was a 13% increase from 2018, 4% higher than the Fortune 500 benchmark and 5% higher than the broader survey benchmark.

Employee Engagement Favorability Rating

13% increase vs 2018 results 5% increase vs 2020 Broader Survey Benchmark 4% increase vs 2020 Fortune 500 Benchmark

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The survey results indicate the actions we have taken over the past two years have had a positive impact. Other areas where we saw favorable scores were:

Employees acquiring the knowledge and skills needed to be effective in their jobs 84%	Employees feeling part of a team 84%	Employees who would recommend IQVIA as a great place to work 81%

Our Continued Commitment to Diversity and Inclusion. We are proud of our accomplishments in increasing the representation and inclusion of diverse employees globally. Our commitment to diversity and inclusion is reflected in the various policies, programs, trainings and support we offer, including our Employee Resource Groups, manager diversity and inclusion training and our highly diverse global workforce. The below statistics and graphs highlight the diversity of our approximately 70,000 employees.

Ethnic and Racial Diversity

Countries where our employees work and live 100+	Ethnicities represented in our workforce 80	Percentage of US employees who identify as Black or African American 11%

Racial Identity of US Employees

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Gender Diversity

Our policies and practices of promoting gender diversity in the workplace have resulted in substantial representation by women at multiple levels within the Company. The below charts show the gender diversity of all employees and manager-level employees worldwide.

Gender Diversity of Employees Worldwide	Gender Diversity of Manager Level Employees Worldwide

Our Response to Social Unrest in the U.S. In response to the social unrest in the U.S. in 2020, the Company took the opportunity to review its social engagement initiatives and reinvigorate and enhance a number of the Company’s existing programs to benefit our employee community. In addition, we specifically engaged our Black employee community through an extensive series of town halls, listening sessions and two-way dialogue that included our Chief Executive Officer and our entire senior leadership team. In these sessions, we heard several consistent themes on employee needs:

•	Recognition, education and understanding of Black experiences and challenges

•	Opportunity, advocacy and support

•	Forums for community building and engagement

As a result of this extensive engagement, the Company made a decision to launch the Black Outreach & Engagement Initiative. Under this initiative, we are focusing on developing tangible approaches to address the needs of our Black employee community through the following three pillars:

•	Awareness and Dialogue: Creating awareness along with active and visible dialogue within IQVIA regarding matters of diversity and inclusion impacting the Black employee community

•	Mentorship: Creating networks to support the successful growth and development of Black professionals as they progress their careers through role modelling, network building and sponsorship

•	Representation: Creating opportunities for Black professionals across all levels of the Company

Early feedback on the Black Outreach & Engagement Initiative from our employees has been very positive.

In addition, in 2020, we became a founding member of Preparedness & Treatment Equity Coalition, which is dedicated to reducing inequities in pandemic preparedness by studying and identifying health system reforms to reduce health disparities, including issues with access to testing and treatment, lower rates of adult vaccinations, and higher rates of conditions such as metabolic and cardiovascular diseases. We also separately engaged with industry stakeholders and advocacy groups to actively influence regulatory guidance and initiated development of clinical trial sites that serve underrepresented populations.

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Employee Resource Groups. We are committed to creating a diverse and inclusive workforce and have in place programs that help us in our efforts, including our existing network of Employee Resource Groups (ERGs), which provide a framework for employees to connect and collaborate with colleagues with similar interests. These groups support our values and business goals and foster the diverse thinking required for innovation. They provide a forum for the exchange of ideas and opportunities for mentoring and professional development.

There are five global ERGs and all are employee-led, voluntary, and open to every employee. Each ERG has a mission that is aligned to our vision, values, and core operating principles.

Black, Asian, and Minority Ethnic Network Group	Connects employees to provide a sense of community to support in the professional and personal development of Black, Asian and minority ethnic group employees across the organization

Emerging Professionals Group	Fosters ambition and builds community among our leadership and talent pipeline for emerging professionals through networking, personal development and volunteerism

Lesbian, Gay, Bisexual and Transgender Group	Supports the ability for all people at IQVIA to be their authentic selves by fostering an inclusive, equal and inspiring culture for LGBT+ employees

Veterans Employee Resource Group	Offers opportunities and support through the IQVIA community to its veteran and active service members and family

Women Inspired Network	Fosters a corporate culture that inspires women to excel in their careers at IQVIA and within the biopharma industry

In 2020, we grew our ERG membership to more than 2,500 participants worldwide, with multiple chapters established across the globe. Following the onset of the COVID-19 pandemic, the ERGs quickly moved much of their engagement efforts online, hosting multiple virtual events and meet-ups to ensure their important work continued in building community amid the pandemic.

Employee Well-being. Investing in resources and incentives to promote the personal well-being of our employees and their families is an important way we take care of our people. As a digital healthcare company, we also use our own in-house technical expertise to develop online tools to enable our employees to access resources quickly and seamlessly.

We provide a variety of health and welfare benefit plans that are available to employees and their family members, based on their location and specific country regulations. Plans may include medical, dental, and vision coverage; telemedicine and on-site medical care; critical illness coverage; disability, accidental death and dismemberment, pet and life insurance; tuition reimbursement; identity theft protection; commuter benefits; matching gift programs; and locally relevant savings and retirement plans such as pensions and 401(k) plans.

We provide parental leave for all full-time employees for the birth or adoption of a child, with variability in leave time dependent on location. We also provide paid leave for other life matters including sick time, bereavement, jury duty, military service, and time off for voting, depending on country-specific policies.

Beyond health and welfare benefits, many regions also offer employee wellness programs. In the United States, our “Healthy You” wellness program offers employees a range of wellness benefits, including free flu shots, teledoc services, nutrition counseling, tobacco cessation support and reimbursement for wellness-related expenses.

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In 2020, in light of the urgent need we observed to address and assist all employees in helping them build resilience in response to the ongoing pandemic, we expanded access to our Employee Assistance Program (EAP) to our workforce worldwide. The EAP is a free and voluntary program that offers confidential mental and emotional well-being support, including assessments, counseling, and follow-up services. The EAP was already available to approximately 70% of our employees, and we accelerated our plans to roll out our EAP to the remainder of our workforce to meet our employees’ needs. In addition, we are exploring a training program for all managers on how to support team members who may be affected by the pandemic.

PUBLIC

Our business touches the public, including some of the most vulnerable populations. We strive to be decent and fair-minded and do what is right on the job, relentlessly upholding the high ethical standards we have set for ourselves.

Public Health Efforts. Our responsibility to the public also extends to using our resources and assets to help advance the greater good. In 2020, we joined in the global response to the COVID-19 crisis and contributed our capabilities to support its resolution. In addition, we helped advance public health through partnerships with governments and non-governmental organizations (NGOs). Highlights from 2020 include:

•

Partnering with JDRF, the leading global organization funding type 1 diabetes (T1D) research, to use non-identified patient-level, real world data and analytics to address unmet needs in the diabetes community.

•	Collaborating with Friends of Cancer Research to advance real-world evidence in a cross-industry effort to advance acceptance and drive future uses of real-world evidence.

•	Working with the Cystic Fibrosis Foundation to design and build a data collection and evidence-generation program to aid the fight against cystic fibrosis.

•

Joining forces with the World Alzheimer’s Month campaign for a global market research study, providing clinical trial sponsors a view of how hypothetical treatments, such as the use of antibodies, will change the way we approach Alzheimer’s disease and enrich the delivery of therapeutics.

•

Helping the Multiple Myeloma Research Foundation through our data science, technology and strategic consulting capabilities to help advance how researchers discover therapeutic targets and how clinicians treat multiple myeloma patients.

•

Supporting the Real-World Evidence Leadership (RWE) Forum, a non-competitive collaboration of major pharmaceutical companies, whose objective is to understand, and respond to RWE challenges and opportunities with a single voice with the aim of improving outcomes for patients globally.

Code of Conduct. Our Code of Conduct (the “Code”) is our enterprise-wide, codified set of anchoring principles that define the IQVIA culture. Our Code paints a clear picture of what we stand for as an organization, what we expect of ourselves, and what we must do to maintain our reputation. It sets forth our expectations for acceptable behavior in various areas including business ethics (such as anti-bribery, anti-corruption and anti-trust), patient safety and medical ethics, biopharmaceutical regulatory compliance, data protection, conflicts of interest and other workforce matters, business engagements, asset protection, corporate governance, and sustainability and citizenship.

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Data Privacy and Security. Additionally, we are committed to upholding our responsibility to the public across our business, most importantly regarding:

•

Privacy—We are a global leader in protecting individual privacy. We use a variety of privacy-enhancing technologies and safeguards that protect individual privacy while generating and analyzing the information that helps our customers drive human health outcomes forward.

•

Cybersecurity—We have an Integrated Information Security Framework to protect the confidentiality, integrity, and availability of data in IQVIA’s possession, which is based on industry standards and regulations, including, but not limited to: GxP, HITRUST, the ISO 27000 family, COBIT, HIPAA, HITECH, and NIST.

Environmental, Health and Safety Regulations. We comply with health and safety regulations for workers globally pursuant to applicable local laws and regulations. Environmental laws and regulations are incorporated into our policies and procedures to ensure compliance. At the corporate level, we have group certifications to ISO 14001:2015 and ISO 45001:2018. In accordance with both certifications, we have a robust, integrated Environmental, Health & Safety Management System (EHSMS) with supporting standard operating procedures in place. Under our EHSMS, all employees must actively participate in helping to ensure a safe, healthy, and secure work environment. Our Code of Conduct describes the obligations of employees to maintain such an environment, follow all applicable safety and security rules and complete required training. Q2 Solutions, our joint venture with Quest Diagnostics, operates laboratories in the United States, United Kingdom, Singapore, India, Japan, and China. Q2 facilities are certified to ISO 14001:2015 and ISO45001: 2018. Depending on the location and services provided accreditation also will include ISO 14001, CAP ISO 15189, ISO 9001, NGSP Level 1, ANVISA, ISO45001, CDC Lipids, CLIA, MOH Certified Laboratory.

PLANET

We are committed to doing our part to help reduce our environmental footprint and mitigate the impacts of climate change. We have an Environmental, Health & Safety Policy in place, with select locations certified to ISO 14001:2004 and OHSAS 18001, including group certifications at the corporate level to both standards.

In 2020, we committed to establishing a science based target by the end of 2023 to reduce our environmental footprint and progress towards becoming carbon neutral (see page 37 above). We are committed to following conscientious environmental practices in order to achieve these goals, especially in the areas of greenhouse gas management, energy efficiency and waste reduction.

GHG Emissions. Our primary Greenhouse Gas (GHG) emissions impact is associated with our business travel, which declined significantly in 2020. Similarly, our energy use and waste disposal are primarily associated with our occupation of offices, which also declined significantly in 2020.

IQVIA 2021 PROXY STATEMENT	IQVIA’s Corporate Governance |	45

The following graph shows our GHG emissions categorized by scope for 2019 and trend data compared to 2018 GHG emissions, which reflect an overall decrease of approximately 8%, or 14,293 metric tons equivalent. As a services company, the production of GHG emissions is a direct function of the activity generated by our employees and, as a high-growth company, our employees have increased substantially in recent years, which would be expected to have a direct positive relationship on our GHG emissions. However, our GHG emissions reductions in 2019 were achieved despite the fact that size of our workforce increased by 9,000 people, or 15.55%, over that same period, yielding an approximately 18% reduction in total GHG emissions on a per employee basis. We believe this ratio of GHG emissions per employee is a better measure of our emissions reduction performance. Our 2020 emissions data will not be available until it is independently verified by Apex, a leading provider of environmental impact assurance services, in July 2021.

Greenhouse Gas Emissions

GHG Scope	Description	Primary Driver

Scope 1	All direct emissions	From the activities of IQVIA under direct control, including fuel combustion from company vehicles and gas emissions from boilers and air-conditioning refrigerant leaks

Scope 2	Indirect emissions[1]	Emissions associated with electricity purchased and used by IQVIA to power facilities heating, cooling and computer / IT equipment

Scope 3	All other indirect emissions	Emissions associated with IQVIA business travel

[1]

We use the market-based method, which takes into account emissions from energy contracts and instruments (such as renewable energy credits), to report our Scope 2 emissions. But, we also track Scope 2 emissions using the location-based method, which represents only the GHG intensity of the grids where its sites operate. For 2019, our location-based Scope 2 emissions also decreased from 50,778 to 44,560 metric tons equivalent.

46	| IQVIA’s Corporate Governance	IQVIA 2021 PROXY STATEMENT

Sustainable Procurement. We hold our supply chain partners to sustainability standards that align with our own values and objectives. Our Supplier Code of Conduct spells out expectations for our supply chain partners in several key areas, including:

•	Ethics and Compliance

•	Labor and Human Rights

•	Environment

•	Health and Safety

We deployed our Supplier Code of Conduct to vendors and suppliers we work with, as part of our sustainable procurement program, to encourage adoption and implementation of our standards for conducting business with us.

By the end of the first quarter of 2021, we expect to issue our 2020 Sustainability and Citizenship Report, which will provide increased visibility into our governance programs and commitment to and support for the communities in which we live and work. The report will be available on our website at https://ir.iqvia.com/corporate-responsibility-and-sustainability. The website address is intended to be an inactive textual reference only. None of the information on, or accessible through, IQVIA’s website is part of this proxy statement or is incorporated by reference herein.

IQVIA 2021 PROXY STATEMENT	|	47

Director Compensation

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee director compensation is assessed each year by the LDC Committee, based on input from Steven Hall & Partners, an independent compensation consulting firm (our “external compensation consultant”), and taking into account compensation paid to non-employee directors at companies in the same peer group used for executive compensation purposes, as described below in the Compensation Discussion and Analysis under “Overview of our Executive Compensation Program—Benchmarking” beginning on page 61. The Board reviews recommendations made by the LDC Committee as a result of its annual assessment of non-employee director compensation and makes a final determination on the compensation of our non-employee directors. For compensation paid in 2020, this assessment took place in July 2019. Based on its assessment, the LDC Committee did not recommend to the Board any changes to non-employee director compensation for 2020, and the Board did not make any changes.

Under our non-employee director compensation program, each member of the Board who is not an employee and who is not affiliated with the SHA Parties (as defined and identified under “Certain Relationships and Related Party Transactions—Shareholders Agreement” below) is eligible to receive compensation consisting of an annual retainer of $100,000 paid in cash in quarterly installments and an annual grant of fully vested restricted stock units with a grant date fair value of approximately $200,000. In addition, under the program, eligible directors receive additional payments, paid in cash on a quarterly basis, for service on the committees of the Board. We also reimburse our directors for reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at Board meetings.

The non-employee director compensation program for directors who are not affiliated with the SHA Parties is as follows:

Payment	Annual Compensation ($)
Cash retainer	100,000
Equity retainer fair value (payable in fully vested restricted stock units)	200,000
Committee Chair Fees:
Audit	30,000
Leadership Development and Compensation	25,000
Nominating and Governance	20,000
Lead Director Fee	42,500
Committee Member (other than Chairs) Fees:
Audit	10,000
Leadership Development and Compensation	5,000
Nominating and Governance	5,000

Committee membership fees are not paid to the chairperson of a committee. The Board has the authority to set the terms of our non-employee director compensation program and may change those terms at any time.

48	| Director Compensation	IQVIA 2021 PROXY STATEMENT

Non-employee director compensation for 2020. The following table shows information regarding the compensation earned by our non-employee directors during 2020. The compensation received by our Chief Executive Officer during 2020 is included in the “Summary Compensation Table” below. Our Chief Executive Officer did not receive any additional compensation for his service on the Board. Our non-employee directors, other than those affiliated with the current SHA Parties, are eligible to receive compensation for their service on the Board.

In addition, in April 2020, we established a temporary voluntary program, IQVIA Cares, for our directors and senior executives to forgo a portion of their cash compensation or base salary for the balance of the second quarter to fund a relief program for IQVIA employees around the world who had suffered personal hardship as a result of the pandemic. Each of our non-employee directors participated in the program and contributed at least 20% of their second-quarter cash compensation to the fund, for a total contribution of $108,625, as further described in footnote 1 to the table below.

2020 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carol J. Burt	104,500	199,943	304,443
John P. Connaughton	—	—	—
Jonathan J. Coslet(3)	—	—	—
John G. Danhakl	27,500	199,943	227,443
Michael J. Evanisko(3)	27,500	—	27,500
James A. Fasano	—	—	—
Colleen A. Goggins(4)	115,000	199,943	314,943
John M. Leonard, M.D.	149,625	199,943	349,568
Ronald A. Rittenmeyer	128,250	199,943	328,193
Todd B. Sisitsky	—	—	—

(1)

Reflects the fact that non-employee directors voluntarily agreed to forgo portions of their cash compensation to fund the IQVIA Cares program. Because Ms. Goggins had deferred 100% of annual cash retainers and committee fees under our Director Deferral Plan, she voluntarily contributed personal funds to the IQVIA Cares program.

(2)

In accordance with our non-employee director compensation program, restricted stock units were granted to Ms. Burt and Goggins, each of Messrs. Danhakl and Rittenmeyer and Dr. Leonard with a grant date of May 6, 2020 (1,492 restricted stock units each). These restricted stock units were fully vested when granted. Amounts reflect the aggregate grant date fair value of the restricted stock units at May 6, 2020 ($134.01 per share) computed in accordance with Accounting Standards Codification Topic 718, or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2020 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2020 included in Part II of our annual report on Form 10-K.

(3)

Messrs. Coslet and Evanisko retired from the Board on April 6, 2020 following our 2020 annual meeting of stockholders. The compensation for Mr. Evanisko reflects the amount of cash fees paid through such retirement date.

(4)

Ms. Goggins deferred 100% of her annual cash retainer and committee fees under our Director Deferral Plan, described below, which amounts were converted into deferred shares that are payable in shares of Company common stock following a termination of the director’s service or the director’s death, or upon a change in control of the Company. As of December 31, 2020, Ms. Goggins has 1,584 deferred shares outstanding under the Director Deferral Plan.

IQVIA 2021 PROXY STATEMENT	Director Compensation |	49

Director share ownership guidelines. Under the Company’s share ownership guidelines established by the LDC Committee, each member of the Board who is not an employee and is not affiliated with the SHA Parties is expected to hold shares of our common stock that have a value equal to five (5) times his or her annual cash retainer for service as a director. While there is no set period in which this ownership level must be met, each non-employee director not affiliated with the SHA Parties is required to retain ownership of at least 50% of the shares received by him or her as a result of the exercise, vesting or settlement of equity awards, until the share ownership guideline is met. The LDC Committee is responsible for setting and periodically reviewing these guidelines. The LDC Committee oversees compliance with these guidelines, and reviews director holdings annually. As of February 12, 2021, each non-employee director not affiliated with the SHA Parties has already satisfied his or her share ownership requirement.

Non-Employee Director Deferral Plan. Pursuant to the IQVIA Holdings Inc. Non-Employee Director Deferral Plan (the “Director Deferral Plan”), non-employee directors may elect to defer receipt of their cash retainers. If a director elects to defer his or her retainer, he or she will instead be credited with that value in deferred shares under the Director Deferral Plan. Deferred shares become payable in Company common stock following a termination of the director’s Board service or the director’s death, or upon a change in control of the Company.

50	|	IQVIA 2021 PROXY STATEMENT

Proposal No. 2: Advisory Vote on Frequency of the Vote on Executive Compensation	The Board is pleased to provide stockholders with the opportunity to cast an advisory, non-binding vote on whether to hold an advisory vote on the compensation of our named executive officers every one, two or three years (“say-on-frequency”).

Pursuant to the requirements under the Dodd-Frank Act and Section 14A of the Exchange Act, the Board is required to submit an advisory, nonbinding resolution to stockholders at least once every six years to determine whether advisory, nonbinding votes on executive compensation (“say-on-pay” votes) should be held every one, two or three years, commonly referred to as a “say-on-frequency” vote.

Rationale for Proposal. At the annual meeting of stockholders in 2017, the stockholders voted, in an advisory (nonbinding) vote, that future shareholder say-on-pay votes should be held every three years.

Our Board is not required to submit another say-on-frequency vote to stockholders until the 2023 annual meeting of stockholders, but the Board believes it is in the best interests of the Company and its stockholders to propose an advisory (nonbinding) vote this year instead of waiting until 2023 in light of feedback received during extensive stockholder engagement efforts in 2020.

In our engagements, we asked stockholders their opinion regarding the frequency of the Company’s say-on-pay votes. Some stockholders expressed a preference for an annual say-on-pay vote, while others expressed a preference for the current triennial approach as they felt it better aligned with the Company’s long-term strategy. In response to these requests and given the divergence in opinion, the Board determined the appropriate course of action was to propose a say-on-frequency vote before taking any further action on the matter. Because of the mixed view of several stockholders, however, the Board is not providing a recommendation on this proposal, but has resolved to implement the majority’s vote in setting the frequency of future say-on-pay votes.

Say-on-Frequency Vote. In order to provide the stockholders of the Company an opportunity to advise the Board in an advisory (nonbinding) vote on this matter, we are asking stockholders to vote on whether future say-on-pay votes should occur every one, two or three years. If you have no preference, you may abstain.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action, however, the Board has resolved to implement the say-on-pay frequency that receives majority support by stockholders.

The text of the resolution in respect of Proposal No. 2 is as follows:

“RESOLVED, that the shareholders recommend, in an advisory, non-binding vote, whether a vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years, or abstain from any recommendation.”

THE BOARD DOES NOT MAKE A RECOMMENDATION WITH RESPECT TO HOW FREQUENTLY AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION SHOULD OCCUR, HOWEVER, THE BOARD HAS RESOLVED TO IMPLEMENT THE SAY-ON-PAY FREQUENCY APPROVED BY A MAJORITY OF STOCKHOLDERS

IQVIA 2021 PROXY STATEMENT	|	51

Compensation Discussion and Analysis

A LETTER FROM OUR LEADERSHIP DEVELOPMENT & COMPENSATION COMMITTEE

Dear Stockholder,

As members of IQVIA’s LDC Committee, we endeavor to create an executive compensation program that adheres to our pay-for-performance philosophy and aligns with the interests of stockholders, while allowing us the flexibility to attract and retain an exceptionally talented executive team and steer them to meet ambitious goals without taking undue risk. During 2020, we initiated an ambitious stockholder engagement program to solicit investor feedback on our executive compensation and governance programs. We made constructive changes in response to your feedback and have revised our disclosures throughout this Proxy Statement to describe the significant changes we have made to our executive compensation program.

We gathered your feedback during an extensive outreach effort that included members of the Board and management. During 2020, we reached out to stockholders representing approximately half of our outstanding common stock, including each of our top 15 stockholders. Stockholders representing approximately 32% of our outstanding common stock agreed to provide feedback on our executive compensation program and philosophy in meetings that included LDC Committee Member and Nominating and Corporate Governance Committee Chair Todd Sisitsky and IQVIA senior management.

Stockholder feedback included strong support for our management team as well as constructive inputs and suggestions to improve our executive compensation program and related compensation disclosures. We also heard your commitment to promoting sustainability and your interest in what we are doing to advance our efforts to contribute to a sustainable future.

Based on those discussions, we implemented a number of significant changes. After considering all feedback received, sharing it with our full Board of Directors, and evaluating as a committee, we made significant and substantive changes to our executive compensation program and related disclosures in this Proxy Statement. These changes are consistent with the feedback received and focus on our short-term incentive compensation. While our goal was to ensure these changes were in place as objectives and targets were set for our 2021 annual incentive plan, we decided to accelerate their implementation and have applied these changes to compensation decisions under the 2020 annual incentive plan as well. The program changes in response to your feedback are summarized below:

•	Philosophy. We expanded disclosures in our “Compensation Philosophy” section below to provide greater insight into LDC Committee determinations

•	Formula. We implemented a formula to determine short-term incentive awards

•	Simplicity. We reduced complexity by focusing on five key performance measures

•	Transparency. We provided specific scoring and/or payouts for each performance measure used to determine short-term incentive compensation awards

•	Weightings. We established specific weightings for each performance measure for each named executive officer

52	| Compensation Discussion and Analysis	IQVIA 2021 PROXY STATEMENT

•	Targets. Compensation decisions will be based on achievement of objective, disclosed targets for key metrics

•

Discretion. We limited the upward discretionary component of short-term incentive awards to no more than 1/6th of the final award and where any individual performance adjustments were made, a clear and detailed rationale provided

Stockholders continue to request more disclosure on our sustainability initiatives. As detailed in this proxy statement, sustainability is a key component of our long-term strategy and we made significant progress in our programs this year. We became a member of the UN Global Compact, to publicly signal our commitment to incorporate sustainability across our business. The Board also designated Nominating and Governance Committee Member Colleen Goggins to coordinate oversight of sustainability efforts and initiatives. A full description of our 2020 sustainability accomplishments is described beginning on page 35.

We believe these changes are consistent with your inputs and in support of our strategic goals. We have listened to stockholder feedback and have restructured our short-term incentive award program in response. IQVIA, our Board of Directors and the LDC Committee are and will remain committed to the ongoing evaluation and improvement of our executive compensation program, informed by an ongoing discussion with you. We look forward to continuing the dialogue and encourage you to reach out with any questions or concerns related to our program before making your voting decision. Thank you for your investment in IQVIA.

Sincerely,

The IQVIA Leadership Development & Compensation Committee

Ronald A. Rittenmeyer, Chair

Carol J. Burt

John P. Connaughton

John G. Danhakl

Todd B. Sisitsky

IQVIA 2021 PROXY STATEMENT	Compensation Discussion and Analysis |	53

EXECUTIVE SUMMARY

Strong Performance

2020 Business Results

$11.4Bn Revenue	$2.4Bn Adjusted EBITDA	$6.42 Adjusted Diluted EPS	$1.34Bn Free Cash Flow

Business Highlights

•	Involved in over 300 clinical trials for COVID-19 vaccines and therapies

•	Over 50 new trials in R&DS that utilize our virtual trials technology

•	60 new OCE clients in 2020, resulting in 140 client wins since launch

Response to COVID-19 Pandemic

Supporting Employees

•	Added bandwidth and VPN capacity to enable 95% of our employees at peak of pandemic to work remotely, while maintaining our rigorous cybersecurity standards

•	Heavily restricted travel; provided PPE for field-based teams

•	Preserved employment and maintained base compensation, keeping a focus on the well-being of our employees and the Company’s longer-term strategic objectives rather than prioritizing dramatic cuts and restructurings to achieve pre-pandemic short-term targets

•	Senior executives and Board members volunteered to forgo over $1 million of pay to fund IQVIA Cares, which provided financial aid to employees around the world who had suffered personal hardship as a result of the pandemic

Supporting Clients

•	Mitigated trial disruption through remote monitoring and virtual studies

•	Leveraged our data science technology to help clients track the virus’s path, manage capacity and monitor supply chains

Supporting Public Health

•	Involved in over 300 clinical trials for COVID-19 vaccines and therapies

•	Provided substantial thought leadership regarding rapidly evolving dynamics and predictions of the virus’s impacts

•	Launched COVID-19 Trial Matching Solutions to connect at-risk individuals and researchers to clinical research projects

Supporting Investors

•	Updated full-year 2020 financial guidance early in the pandemic, while all other full-service clinical research organizations withdrew their full-year 2020 financial guidance

•	Accelerated planning process and disclosed full-year 2021 financial guidance a quarter earlier than in prior years

•	Increased disclosure of cash flow and liquidity measures throughout the pandemic

•	Enhanced disclosure on sustainability and corporate citizenship matters in Proxy Statement

Expansion of our Sustainability and Corporate Citizenship Programs

•	Joined the UN Global Compact and increased Board oversight of our sustainability initiatives

•	Increased employee morale, motivation and satisfaction, as reflected in our 2020 employee engagement survey results, showing double-digit improvements from last employee survey in 2018

•	Launched Black Outreach & Engagement Initiative

•	Accelerated roll-out of our Employee Assistance Program to our entire global workforce

Stockholder Engagement Efforts and Responsiveness

We enhanced our stockholder engagement program to better understand the priorities of our stockholders.

•	Requested meetings with stockholders representing approximately half our outstanding common stock

•	Met with stockholders representing approximately 32% of our outstanding common stock

We made concrete changes in response to feedback received:

✓	Revised our short-term incentive award program
✓	Enhanced disclosure throughout the CD&A
✓	Proposed a say-on-frequency vote in the proxy statement earlier than required and committed to implementing the majority view

Changes to Executive Compensation Program

Short-Term Incentive Awards

✓	Established formula for award calculation
✓	Simplified award determination by focusing evaluation review on 5 performance measures:

• Revenue/Profit • Cash Flow	• Balance Sheet/Liquidity • Operational/Strategic • Leadership/Governance

✓	Specific weightings for each performance measure
✓	Individual performance upward adjustment limited to no more than 1/6th of the final award
✓	Enhanced disclosure throughout the CD&A

Named Executive Officer Pay Aligned with Performance

A majority of the compensation of our named executive officers is performance-linked.

•	87.7% of our Chief Executive Officer’s total 2020 compensation was performance-linked.

•	75.8% of our other Named Executive Officers’ (that were in role for full-year 2020) total 2020 compensation was performance-linked.

54	| Compensation Discussion and Analysis	IQVIA 2021 PROXY STATEMENT

SAY-ON-PAY AND STOCKHOLDER ENGAGEMENT

Say-on-Pay

The Board and LDC Committee strives to ensure our executive compensation program for named executive officers aligns with the interests of our stockholders and reflects our pay-for-performance philosophy. At the 2020 annual meeting of stockholders, the say-on-pay advisory vote received 46% stockholder support in favor of our executive compensation. Following our 2020 annual meeting, and in addition to regular engagement with stockholders, we conducted targeted governance-specific outreach efforts to understand our stockholders’ viewpoints on this topic.

Our Approach

Our Board and management are committed to regular engagement with our stockholders and soliciting their views and input on matters related to performance, corporate governance, environmental and social impacts, human capital management and executive compensation, among other topics. As more fully described below at the onset of the pandemic earlier this year, we took extra measures to understand stockholders’ concerns and questions regarding the impact of the pandemic on the CRO industry and responded accordingly.

Who	When & How	Engagement Approach
• Stockholders • Research Analysts • Proxy Advisory Firms	• Year-Around • Targeted outreach ahead of annual stockholder meeting and as needed • In-person meetings • Teleconferences and phone calls • Industry conferences

Board Engagement

•  Led by our Chair of our Nominating and Governance Committee (NGC) and Member of LDC Committee Todd Sisitsky

•  Lead Director and NGC Chair provide feedback to the rest of the Board

Management Engagement

•  Led by our Chief Executive Officer, Chief Financial Officer, General Counsel, and SVP, Investor Relations and Treasury

•  Targeted outreach and inbound inquiries

•  Feedback provided to senior management and the Board

Stockholder Engagement during the Pandemic

At the onset of the COVID-19 outbreak, stockholders expressed concerns that the pandemic would bring clinical development to a halt, resulting in severe disruptions in the CRO industry. There was great uncertainty whether clinical trials would continue and whether clinical research associates and other CRO personnel would have access to clinical sites. As a result of this uncertainty, all of our full-service CRO peers withdrew their full-year 2020 financial guidance. We provided assurance, clarity and certainty to investors regarding the financial and operational health of the CRO industry by releasing a detailed update on business conditions on April 2, 2020, including revised first quarter financial guidance to reflect the impact of the pandemic, and then, later in April, by issuing updated full-year 2020 financial guidance. As the year progressed, and the full impact of the pandemic and our response became more visible, we provided more transparency by updating financial guidance in July 2020 and again in October 2020. Furthermore, in response to investor queries, we provided additional, detailed disclosure regarding site accessibility and our liquidity position. At the same time we provided further assurance to investors by committing to accelerate our planning process in order to provide a view of 2021 financial guidance earlier than in past years. We fulfilled this commitment by issuing 2021 financial guidance in October 2020, a quarter earlier than in prior years. Overall, we met throughout

IQVIA 2021 PROXY STATEMENT	Compensation Discussion and Analysis |	55

the year with 20 of our top 25 stockholders, representing approximately 45% of our outstanding common stock.

2020 Targeted Engagement

Our stockholders’ perspectives are a critical input considered by the LDC Committee when determining executive compensation. Following our 2020 annual meeting of stockholders, we expanded our stockholder outreach and requested governance-specific engagement meetings with stockholders representing approximately half of our outstanding common stock, and Chair of the Nominating and Governance Committee and member of the LDC Committee, Todd B. Sisitsky and members of senior management participated in engagement meetings with stockholders representing approximately 32% of our outstanding common stock.

Summary of Board Responsiveness

In our meetings with stockholders, we heard strong support for the leadership and performance of our Chief Executive Officer and senior management team. Stockholders also provided constructive inputs and suggestions to improve our executive compensation program and related compensation disclosures. While the views of stockholders varied, the following table details the key themes we generally heard throughout the engagement process regarding the annual incentive plan for named executive officers (the “Annual Plan”) and how we responded to those concerns.

What We Heard	What We Did
Although stockholders do not generally object to the size of incentive awards, they want greater insight/transparency into short-term incentive award determinations	• Implemented a formula to determine short-term incentive awards • Disclosed specific weighted metrics used to determine payout ratio
Simplify short-term incentive program complexity	• Increased transparency and reduced complexity by focusing on five key performance measures
Increase transparency around targets and payouts

•  Disclosed targets and results for key financial performance measures

•  Established specific weightings for each performance measure for each named executive officer

•  Provided specific scoring and payouts for each performance measure used to determine short-term incentive compensation

Strengthen link between pay and performance

•  In 2020, assigned at least a 70% total weighting for our Chief Executive Officer and Chief Financial Officer and a 65% total weighting for our Business Unit Presidents to financial measures, including Revenue/Profit, Cash Flow and Balance Sheet/Liquidity Performance to further align pay with performance

•  Added Adjusted Diluted EPS to revenue/profit performance measure to strengthen the alignment with our pay-for-performance philosophy

Clarify reasons for use of discretion

•  The LDC Committee limited the upward discretionary component of short-term incentive awards to no more than 1/6th of the final award for any named executive officer and in no event may an individual performance adjustment result in a named executive officer’s Formula-Based Payout Factor exceeding 200%

•  We will specify any individual performance adjustments and provide a clear rationale if discretion is exercised

56	| Compensation Discussion and Analysis	IQVIA 2021 PROXY STATEMENT

Implementation of Annual Incentive Plan Changes

We redesigned the Annual Plan for 2021 consistent with the above summary. While our goal was to ensure these changes were in place as objectives and targets were set for our 2021 annual incentive plan, we decided to accelerate their implementation and have applied these changes to compensation decisions under the 2020 annual incentive plan as well.

In addition, during our engagement meetings, stockholders requested:

•	greater insight into the Board and LDC Committee’s philosophy regarding compensation determinations (see page 59 for additional disclosure in response to this request)

•	increased disclosure regarding targets for our long-term performance share awards (see page 93 for additional disclosure in response to this request)

Finally, we solicited feedback from stockholders regarding the frequency of say-on-pay votes. As more fully described on page 50, we accelerated the stockholder vote on say-on-frequency in response to feedback received and specific requests for the Board to consider the frequency of say-on-pay votes, and the Board committed to implement the frequency that receives a majority of stockholder votes.

IQVIA 2021 PROXY STATEMENT	Compensation Discussion and Analysis |	57

2020 BUSINESS PERFORMANCE HIGHLIGHTS

2020 was a year of major milestones and accomplishments for our organization, including the following:

Financial	• Revenue of $11.4 billion • Adjusted EBITDA[1] of $2.4 billion • Adjusted Diluted Earnings Per Share[1] of $6.42 • Free Cash Flow of $1.34 billion • Total Stockholder Return of 16%

Business Continuity

•  At the start of the crisis, moved quickly to conserve cash and improve liquidity: paused M&A and share repurchase; reduced capital spend; completed key refinancing transactions; and launched successful programs to manage receivables. Ended 2020 with $3.3 billion of liquidity, which is our highest ever

•  Added bandwidth and IT capacity to enable remote working for 95% of employees at the peak of the pandemic with no interruption to client delivery, trial operations or sales activity

•  Took a long-term view of pandemic and maintained employment levels for the employee population, with de minimis exceptions, in anticipation of a return to growth

•  Involved in more than 300 clinical trials and studies for COVID-19 vaccines and therapies, including 4 of 5 COVID-19 trials that reached phase III and were funded by the U.S. government, providing full clinical trial services for 2 of them

Strategic Growth

•  Closed the year with $22.6 billion of Research & Development Solutions backlog, and next twelve month revenue from backlog of $5.9 billion, an increase of 13.5% from 2019 and showing promising signs of continued revenue acceleration

•  Continued investments in rich clinical data assets which now stands at over 1 billion non-identified patients globally

•  Gained significant traction with our commercial Orchestrated Customer Engagement SaaS-based platform, which is built on best-in-class technologies such as Salesforce, Mulesoft, Heroku and others, with 60 new life sciences clients deciding to standardize on our superior technology, resulting in 140 total client wins since launch

•  Launched OCE Optimizer and HCP Engagement Manager in the commercial technologies space

•  Secured over 50 new studies using Study Hub, our virtual trials platform, and continued the rollout of our clinical technology suite, launching Mobile CRA, Remote Based Monitoring and Clinical Data Repository applications

Capital Deployment

•  Deployed total investment of $616 million in net cash, including new product and technology development

•  Returned approximately $423 million to stockholders

•  $177 million of investment in acquisitions

Sustainability and Corporate Citizenship

•  Named to FORTUNE’s list of World’s Most Admired Companies for 2020, for the fourth consecutive year

•  Two female executive leaders were named to the 2020 Pharma VOICE 100 list of most influential and inspiring leaders in the life sciences industry

•  Our electronic Clinical Outcomes Assessment (eCOA) solution received the Fierce Innovation Award and was recognized as the top eCOA solution by Industry Standard Research, and our RIM Smart Solution was honored as Gold Stevie® Award Winner in 2020 American Business Awards®

•  Launched Black Outreach & Engagement Initiative to engage with our Black employee community and to develop support programs focused on awareness and dialogue, mentorship, and representation

•  Made significant advances in our Sustainability and Corporate Citizenship program, as more fully described on pages 35-46

[1]	See reconciliation of non-GAAP items in the Appendix.

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Amounts expressed in constant currency terms in this Proxy Statement exclude the effect of changes in foreign currency exchange rates on the translation of foreign currency results into U.S. dollars. For additional information regarding foreign currency translation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2020 Annual Report. The definitions of Adjusted EBITDA and Adjusted Diluted EPS figures are the same, and reconciled back to the nearest comparable GAAP financial measure in the exact same manner, as in the Company’s earnings releases. For additional information regarding “Adjusted EBITDA,” and “Adjusted Diluted EPS,” including a reconciliation of these non-GAAP financial measures to net income, see “Appendix A—Financial Reconciliations”.

COMPENSATION PHILOSOPHY

Our compensation philosophy for the Company continues to be primarily focused on creating an alignment between executive compensation and business performance by rewarding our executive officers for the achievement of financial, strategic, operational and leadership goals that are intended to contribute to long-term stockholder value. We emphasize performance-based, variable compensation over fixed compensation.

Principal Objectives. Our executive team is critical to our success and to building value for our stockholders. Our executive compensation program is designed to:

•	Attract and retain experienced and well-qualified executives to serve in leadership positions and to lead our organization over the long term

•	Motivate our executives by providing compensation that is directly linked to both our short- and long-term performance

•

Align the interests of our executive officers with those of our stockholders by delivering a substantial portion of the executive officer’s compensation through performance- and time-based equity awards and through the use of share ownership guidelines

•	Ensure that our executive compensation program is designed and administered in a manner that appropriately manages risk to safeguard the interest of our stockholders, as well as our employees

We have designed our executive compensation program with specific features to help achieve these goals and to promote related objectives that are important to our long-term success.

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Compensation and governance practices. Below we highlight certain of our key practices that we consider good governance features of our executive compensation program.

WHAT WE DO

✓	Adopted a more objective, formulaic approach to determining short-term incentive awards

✓	Align executive pay with performance

✓	Appropriately balance short- and long-term incentives

✓	Align executive compensation with stockholder returns through performance-based long-term incentive awards

✓	Use multi-year vesting requirements for long-term awards

✓	Implement meaningful share ownership guidelines
✓	Set challenging performance objectives for our named executive officers

✓	Maintain robust clawback policy for our cash and equity incentive compensation for financial restatements

✓	Include non-solicitation and non-competition provisions in awards agreements

✓	Conduct an annual compensation risk review and assessment

✓	Utilize expertise of an independent compensation consultant

✓	Annual named executive officer performance evaluation by the LDC Committee

WHAT WE DON’T DO

No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

No excise tax gross-ups

No single trigger equity vesting
No repricing of underwater stock options or SARs without stockholder approval

No payment of unearned dividends prior to vesting

No hedging or pledging of Company shares

Compensation of Chief Executive Officer. The Board and the LDC Committee believe that our Chief Executive Officer’s performance has been exceptional and that he has been critical to the success of our Company in general and to the highly successful integration of Quintiles and IMS Health and the transformation of our Company since the Merger. Customers, patients, employees and stockholders have derived significant long-term benefits from the Merger. From the time of the Merger until December 31, 2020, stockholders have enjoyed a total stockholder return of 166% and an increase in total enterprise value of greater than $20 billion. The Board and the LDC Committee believe that our Chief Executive Officer has been instrumental to this significant generation of stockholder value and has also been essential in our evolution to become the leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. The Board and the LDC Committee believes that this evolution, which is still in process, is fundamental to the long-term success of our Company.

The Board and the LDC Committee believe strongly that our Chief Executive Officer is highly talented and that many larger companies would have a keen interest in recruiting him to serve as chief executive officer, in light of the success of the Merger and our subsequent strategic transformation. As more fully described in this Proxy Statement and our other public disclosures, the Company did an outstanding job in 2020 weathering the effects of the COVID-19 pandemic while significantly advancing public health and other sustainability objectives. In particular, in 2020, in the midst of a once-in-a-century pandemic, our Chief Executive Officer demonstrated exemplary leadership by steadily navigating the Company through the rapidly evolving crisis and an ever-changing range of possible outcomes. Under his leadership, the Company:

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•

protected and supported our employees by preserving employment and base compensation and provided clear direction to our approximately 70,000 employees spread across more than 100 countries at a time of great uncertainty;

•

addressed investors’ concerns about business continuity and the impact of the pandemic on our balance sheet by strengthening cash flow and liquidity in the face of extreme volatility in the markets; and

•

made significant contributions to the global response to the COVID-19 crisis by supporting our customers in over 300 COVID-19 vaccines and therapeutics studies for patients around the world and deploying our unique capabilities to help customers understand the rapidly evolving dynamics of the outbreak and to predict how the virus would develop.

Stockholders benefited from these and other steps taken by the Company to ensure long-term sustainable growth despite the crisis, as evidenced by the expected strong 2021 financial performance reflected in the 2021 financial guidance issued by the Company in October 2020. The Board and LDC Committee believes this is due in large part to the outstanding leadership of our Chief Executive Officer.

Accordingly, the Board and the LDC Committee believe that, while compensation of our Chief Executive Officer and other named executive officers is strongly aligned with performance (2020 compensation of our Chief Executive Officer was 87.7% performance-linked), retention of our Chief Executive Officer is imperative to our success as a company and informs the decisions of the Board and our LDC Committee regarding his compensation.

The Board and LDC Committee regularly assess whether our Chief Executive Officer’s compensation, including long-term incentives, presents sufficient value to retain our Chief Executive Officer. In particular, when considering long-term incentive awards granted to our Chief Executive Officer, the LDC Committee considers, among other factors, the value and vesting schedule of unvested awards and the proportion of unvested awards relative to total awards held. In determining the long-term incentive award for our Chief Executive Officer in 2020, the LDC Committee considered the fact that 94% of the value associated with the outstanding equity awards held by our Chief Executive Officer as of early February 2020 would be fully vested or exercisable within approximately 12 months.

In addition, the LDC Committee believes it is appropriate that short- and long-term incentive awards granted to our named executive officers should reflect differentiation based on the relative contribution of each named executive officer to the success of the Company. The LDC Committee believes that the 2020 short- and long-term incentive awards to our named executive officers reflect the relative contribution of each named executive officer.

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OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM

Roles of the LDC Committee, the Board and management in compensation decisions. Our executive compensation program is developed and overseen by the LDC Committee. The LDC Committee consults with and takes into account the views and recommendations of senior management in making decisions regarding our executive compensation program. In 2020, the LDC Committee worked closely with management and its independent compensation consultant when deciding to adopt the new structure for short-term incentive awards, as further discussed below. The LDC Committee is responsible for approving (or recommending for approval to the Board, in the case of the compensation of our Chief Executive Officer) annual base salary increases, annual cash incentive targets, short-term incentive awards, and long-term incentive awards of our named executive officers.

Use of compensation consultants. The LDC Committee uses an external compensation consultant to provide it with objective analysis, advice and information, including competitive market data and compensation recommendations related to the compensation of our named executive officers. While the external compensation consultant may make recommendations on the form and amount of compensation delivered, the LDC Committee (or the Board as described above) makes all decisions regarding the compensation of our named executive officers.

The LDC Committee is solely responsible for approving payments to the external compensation consultant and for setting the terms and scope of the external compensation consultant’s engagement and the termination of this engagement. The external compensation consultant reports directly to the LDC Committee. The external compensation consultant provides only executive and non-employee director compensation consulting services to us and does not provide other services such as benefits administration or actuarial services.

After consideration of the independence assessment factors provided under the listing rules of the NYSE, the LDC Committee determined that the external compensation consultant was independent and that the work it performed during 2020 did not raise any conflicts of interest.

Benchmarking. The LDC Committee works with our external compensation consultant to better understand and continually monitor market competitive pay practices, which it then considers when determining compensation adjustments and changes for the coming year. This annual process includes reviewing our identified peer group and conducting a competitive market benchmark analysis of senior officer roles.

Review of Peer Companies. The LDC Committee targets total compensation opportunities for our named executive officers, other than our Chief Executive Officer, at or near the median of our peer group and/or market survey group. When reviewing the compensation opportunities for our Chief Executive Officer, the LDC Committee considers the compensation of chief executive officers at public companies outside of the peer group described below, including significantly larger companies, which the LDC Committee believes are realistic competitors for his services. For a further description of the LDC Committee’s approach to our Chief Executive Officer’s compensation, see “Compensation Philosophy—Compensation of Chief Executive Officer.” The LDC Committee considers comparisons to compensation levels at other companies to be helpful in assessing the overall competitiveness of our compensation practices but places a greater emphasis on overall compensation opportunities rather than on setting each element of compensation at or near the median for that element.

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The composition of our peer group reflects a mix of both industry and non-industry peers. These companies are ones with whom we compete for executive talent, or which are broadly similar to us based on certain characteristics, such as: financial size and performance as measured by revenue, capitalization, returns, growth and/or profitability; industry focus; scope of operations; employee base and market presence outside the United States; and organizational complexity. The peer companies, when selected, had annual revenues ranging from 0.5 times to 2.5 times our revenues. The LDC Committee worked with the external compensation consultant in 2020 to review our peer group for its continued appropriateness. Based on discussions with, and recommendations from, our external compensation consultant, the LDC Committee decided not to make any changes to the peer group for 2020 with the comparator companies to remain as follows:

Industry	Company Name

Biotechnology	Regeneron Pharmaceuticals, Inc.

Capital Markets	S&P Global, Inc.

Health Care Providers and Services	Boston Scientific Corporation Laboratory Corp of America Holdings Quest Diagnostics, Inc.

IT Services	Cognizant Technology Solutions Corp. Fiserv, Inc.

Pharmaceuticals	Allergan plc Bausch Health Companies Inc.

Professional Services	Nielsen Holdings PLC Thomson Reuters Corp.

Software	salesforce.com, inc.

Review of Market Survey Data. The LDC Committee also considered market survey data when determining the elements and amount of total direct compensation for our named executive officers, other than our Chief Executive Officer, whose base salary and annual incentive target were established pursuant to his employment agreement.

The market survey data reviewed consisted of surveys of executive compensation data from public and private companies across all sectors with similar qualifications as we use to determine peer companies. The external compensation consultant prepared analyses of this survey data at the direction of the LDC Committee for its review and consideration. For positions where peer group and market survey data were available, the peer group and market survey data were averaged to provide a market composite perspective of compensation levels of such positions. We also reviewed peer group data to assess competitive executive incentive compensation programs, practices and long-term incentive award levels.

Non-Binding Company Grant Guidelines. Long-term incentive awards are determined in part based on non-binding Company grant guidelines, which the LDC Committee develops each year using peer group and market survey data of the type described above. These guidelines set forth proposed long-term target award values for our named executive officers, other than our Chief Executive Officer, and are established taking into account peer group and market survey data on target equity award values for employees with similar salaries and positions.

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ELEMENTS OF COMPENSATION

As described in more detail below, the primary elements of our 2020 executive compensation program include:

Key Components	Pay Element	Overview	Key Benchmarks/Performance Measures
Base Salary	Cash	Fixed cash compensation to attract and retain executives and balance performance-linked compensation	• Benchmarked to peer group; adjusted for experience, role, and performance
Annual Incentive Awards	Cash	Variable annual cash compensation to motivate and reward executives for achieving annual goals and strategic milestones that are critical to our strategic priorities Limit: 0%-200% of target	• Revenue/Profit • Cash Flow • Balance Sheet/Liquidity • Operational/Strategic • Leadership/Governance
Long-Term Incentive Awards	Performance Shares

Variable long-term equity-based compensation to motivate and reward executives for achieving key longer-term financial performance and stockholder return objectives

Granted at beginning of three-year performance period with final award determination based on achievement relative to pre-established corporate performance metrics on vesting date

Limit: 0%-200% of target

• Adjusted Diluted EPS Growth (75%) • Relative TSR (25%)
	Stock Appreciation Rights	Variable long-term equity-based compensation to encourage absolute performance and long-term value creation Awards vest ratably over three years; ten-year exercise term	• Stock price appreciation

Together, these items are intended to be complementary and serve the goals described above. The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The purpose of base salary is to:

•	provide financial predictability and stability through fixed compensation that is less than a majority of total direct compensation at target for the named executive officers

•	provide fixed compensation that will attract new executives and retain our existing executives with market competitive salaries

•	provide fixed compensation that reflects the scope, scale and complexity of the executive role

Annual base salaries of our named executive officers may be adjusted by the LDC Committee based upon the recommendations of our Chief Executive Officer (except with respect to his own salary) as well as market benchmarking data and analysis provided by the external compensation consultant. The recommendations made with respect to a named executive officer are generally based upon the executive’s individual annual performance review for the prior year’s performance, leadership and contribution to Company performance, as well as market conditions, peer group and/or market survey data and our overall budgetary guidelines.

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The LDC Committee takes all of these factors into account when making its decisions but does not assign a specific or pre-determined weight to any one factor. In addition to the annual salary review, the LDC Committee may also adjust base salaries during the year in connection with promotions, increases in responsibilities or to maintain competitiveness in the market.

Short-Term Incentive Awards

Overview. The objective for our Annual Plan is to incentivize and reward achievement of our annual financial and strategic goals and to establish appropriate company performance objectives to ensure our named executive officers are accountable for and motivated to deliver a high degree of financial and operational performance without excessive risk-taking. In response to stockholder feedback received, we redesigned the Annual Plan. While our goal was to ensure these changes were in place as objectives and targets were set for 2021, we decided to accelerate their implementation and have applied these changes to compensation decisions under the 2020 annual incentive plan as well. As further described below, the following is a summary of the key changes to the Annual Plan.

Redesigned Annual Plan

Formula. Annual Plan payouts will now be determined by a straightforward, disclosed formula.

Simplicity. Simplified our approach by focusing on five key performance measures: Revenue/Profit; Cash Flow; Balance Sheet/Liquidity; Strategic/Operational; and Leadership/Governance. Each performance measure is composed of several quantifiable metrics that will be determined annually by the LDC Committee depending on the Company’s objectives for the year.

Weightings. Specific fixed weightings for each performance measure assigned to each named executive officer. The weightings for our named executive may differ for each person, commensurate with their differing responsibilities, and may change from year to year based on the Company’s objectives for the year and the resulting expectations for each named executive officer.

Formula-Based Payout Factor. Each named executive officer may be assigned a payout ranging from 0% to 200% for each performance measure. The weighted sum of those payouts is the Formula-Based Payout Factor, which is the pivotal input into the Annual Plan payout formula. The Formula-Based Payout Factor is capped at 200% for each named executive officer.

Targets. The payout for the Revenue/Profit Performance Measure will be determined based upon achievement of disclosed threshold, target, and maximum performance standards. Achievement of target corresponds to a 100% payout for this performance measure, while achievement of the threshold will yield a 75% payout and achievement of the maximum will result in a 200% payout. Achievement below threshold will result in a sharp decline in payout, if any. For the other four performance measures, payouts will be based on a pre-established scorecard. Each metric will be given a 1-5 score, and once the scores for all the metrics in a performance measure are totaled and normalized for a 20-point scale, the LDC Committee will determine a payout within a permitted range based on where the total score falls on the scorecard.

Discretion. The LDC Committee may make individual adjustments to the final award for each named executive officer. Adjustments may be positive or negative, but upward adjustment is limited to no more than 1/6th of the final award and in no event may an individual performance adjustment result in a named executive officer’s Formula-Based Payout Factor exceeding 200%.

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Annual Plan awards are conditioned on the achievement of corporate and individualized performance measures, expressed in the aggregate as an “Formula-Based Payout Factor”, which can range from 0% to 200%. Given the broad range of strategic actions necessary to execute the ongoing transformation of our business, the individual performance measures provide a necessary balance to the corporate performance measures and reward our named executive officers for accomplishments beyond strong financial results. The individual performance measures also help mitigate any risk that financial targets will be achieved at the cost of long-term sustainability.

At the beginning of each fiscal year, the LDC Committee establishes the metrics and corresponding targets for the performance measures for each named executive officer based on the company’s targeted financial performance and objectives for the year. Performance measures will consist of a series of key financial, strategic, operational, leadership and governance metrics that relate to the duties of the named executive officer in support of the business objectives for the year.

For each named executive officer, the Annual Plan awards are calculated by multiplying an executive’s annual base salary by their target incentive percentage, and multiplying the result by an Formula-Based Payout Factor, which amount may then be increased or decreased based on the judgment of the LDC Committee in the form of an Individual Performance Adjustment, as follows:

Award Payout	=	Base Salary	x	Target Incentive	x	Formula-Based Payout Factor	(+/-)	Individual Performance Adjustment

Base Salary. Short-term incentive compensation for each named executive officer is determined using his annual base salary, as the initial building block in the award calculation.

Target Incentive. The LDC Committee determines a target annual short-term incentive for each named executive officer from 0% to 200% of their base salary upon hire and reviews annually to determine whether adjustments are appropriate.

Formula-Based Payout Factor. The Formula-Based Payout Factor reflects the level of achievement with respect to five performance measures: Revenue/Profit, Cash Flow, and Balance Sheet/Liquidity, which evaluate corporate performance, and Operational/Strategic and Leadership/Governance, which are tailored for each named executive officer to evaluate their individual performance.

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Performance Measures.

Revenue/Profit

The LDC Committee selected revenue and profit achievement as a performance measure because they create a direct link between executive compensation and the Company’s results of operations. As further described below, the metrics for the Revenue/Profit Performance Measure are Revenue, Adjusted EBITDA, and Adjusted Diluted EPS, which align with the Company’s public financial guidance pronouncements.

Cash Flow

The LDC Committee selected cash flow as a performance measure because it is a key driver of working capital performance and, as such, an important measure of the Company’s financial performance. The cash flow performance measure will include Free Cash Flow as a metric, and may include additional metrics year-to-year such as past due balances and days sales outstanding based on the LDC Committee’s determination, taking into account the views and recommendations of senior management as to what cash flow metrics should be prioritized in a particular year by the Company based on its strategic goals.

Balance Sheet/Liquidity

The LDC Committee selected balance sheet strength and liquidity as a performance measure because maintaining a strong balance sheet, with high liquidity levels and sound working capital management, are key indicators of the financial health of the Company. The balance sheet/liquidity performance measure will include Net Leverage as a metric, and may include additional metrics year-to-year such as interest expense, debt maturities and/or repatriations based on the LDC Committee’s determination, taking into account the views and recommendations of senior management as to what balance sheet/liquidity metrics should be prioritized in a particular year by the Company based on its strategic goals.

Operational/Strategic

The LDC Committee selected operational and strategic performance as a performance measure because we are engaged in a strategic transformation of our business to a leading global provider of advanced analytics, technology solutions and clinical research services to the life sciences industry, and the achievement of specific operational and strategic goals, beyond annual financial measures, is critical to achieving our short- and long-term financial objectives. The LDC Committee establishes individualized metrics under this performance measure annually for each named executive officer.

Leadership/Governance

The LDC Committee selected leadership and governance performance as a performance measure because actions and achievements under this category can have profound influence on the success or failure of the Company. The LDC Committee establishes individualized metrics for this performance measure annually for each named executive officer under this performance measure.

In any given year, each of the five performance measures is assigned a specific weighting that may vary for each named executive officer and is underpinned by a set of specific metrics. The Formula-Based Payout Factor reflects the weighted achievement of the five performance measures. The Formula-Based Payout Factor for each named executive officer can range from 0% to 200%.

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The Revenue/Profit Performance Measure incorporates the following three corporate metrics, which align with the Company’s public financial guidance pronouncements, reflecting a direct link between executive compensation and the key performance measures the Company provides in its earnings reports:

Metric	Description and Reason Selected
Revenue	• “Revenue” is defined as the Company’s revenue from its Consolidated Statements of Income • The LDC Committee believes that Revenue is a key driver of stockholder value and earnings growth over time
Adjusted EBITDA

•  “Adjusted EBITDA” is defined as the Company’s net income or loss from our Consolidated Statements of Income before interest income and expense, income taxes, depreciation and amortization, and as further adjusted to eliminate restructuring and related charges, income from non-controlling interests, stock-based compensation, acquisition related charges, deferred revenue purchase accounting adjustments, loss on extinguishment of debt, integration related costs and other expense. This definition is the same, and reconciled back to the nearest comparable GAAP financial measure in the exact same manner, as Adjusted EBITDA included in the Company’s earnings releases

•  The LDC Committee believes that Adjusted EBITDA is an important measure of financial performance and the ability to service debt and reflects our near- and longer-term goal of increasing profitability

Adjusted Diluted Earnings Per Share

•  “Adjusted Diluted Earnings Per Share” or “Adjusted Diluted EPS” means, with respect to each fiscal year during the performance period, our earnings per share, as reported, excluding, all adjustments made to Net income or loss from our Consolidated Statements of Income to arrive at Adjusted EBITDA with the exception of interest expense and depreciation and amortization as well as incremental adjustments for purchase accounting amortization and royalty hedge gain (loss) and any extraordinary nonrecurring items. This definition is the same, and reconciled back to the nearest comparable GAAP financial measure in the exact same manner, as Adjusted Diluted EPS included in the Company’s earnings releases

•  The LDC Committee believes it is an important measure of Company performance that is a fundamental metric for the investment community

The payout for the Revenue/Profit Performance Measure is determined based on a quantitative assessment of the Company’s achievement against pre-established targets for each of these metrics.

The target for each of the above metrics will vary depending on the annual objectives year-to-year and will be set at the beginning of each fiscal year by the LDC Committee. Threshold and maximum performance is set at 15% less than and 15% greater than the target, respectively. Achievement at target yields a 100% payout for each metric, subject to the metric’s designated weighting, whereas threshold and maximum performance would result in 75% and 200% payouts, respectively. When a result falls between these reference points, we use linear interpolation to determine the resulting payout. Achievement below threshold will result in a sharp decline in payout, if any.

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For each other performance measure, two corporate and two individualized, the LDC Committee assigns a rating of 1-5 points for each of the metrics that underlie the performance measure based on the following criteria:

Score	Rating	Description

5	Significantly Overperform	Achieved more than expected

4	Overperform	Exceeded some expectations and achieved other expectations

3	Meets Expectation	Achieved expected results

2	Underperform	Achieved expected results in some areas and did not achieve expected results in some other areas

1	Significantly Underperform	Did not achieve expected results in any area

The scores for each metric under a performance measure are totaled and normalized for a 20-point scale, and then the LDC Committee determines the named executive officer’s payout within the score ranges set forth on the following objective scorecard:

Total Score	Low	High

17-20	176%	200%

13-16	126%	175%

9-12	76%	125%

1-8	0%	75%

The following graphic is a representation of how the payouts may range within each score band:

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The key individual performance metrics used for each of our named executive officers, along with an assessment of the level of achievement for all performance measures, are summarized below under the section entitled “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Short-Term Incentive Awards”. We will disclose the metrics used for each individual performance measure, but we consider the specific targets used to evaluate certain of the metrics to be confidential, commercially-sensitive information, and that their disclosure would result in competitive harm to the Company.

Weightings. Each year, the LDC Committee will assign a specific weighting for each performance measure to each named executive officer, which may differ for each officer. The weightings are determined based on each named executive officer’s respective contribution to, or responsibility for, a given performance measure. The relative payout for each performance measure will be multiplied by the weighting for the applicable named executive officer, before being added to the other performance measure payouts to calculate the named executive officer’s Formula-Based Payout Factor.

For 2021, the LDC Committee has set the following weightings for each named executive officer:

Performance Measure	Ari Bousbib, Chief Executive Officer	Ronald Bruehlman, Chief Financial Officer	Eric Sherbet, General Counsel	W. Richard Staub Kevin Knightly, Business Unit Presidents

Revenue/Profit	50%	50%	50%	60%

Cash Flow	10%	15%	5%	10%

Balance Sheet/Liquidity	10%	15%	10%	0%

Operational/Strategic	15%	10%	15%	20%

Leadership/Governance	15%	10%	20%	10%

For 2020, the weightings are set forth below under the section entitled “Compensation Discussion and Analysis—2020 Compensation Decisions—2020 Short-Term Incentive Awards—Weightings.” The weightings for the 2021 Annual Plan differ slightly from the 2020 Annual Plan as cash flow and liquidity received greater attention in 2020 given uncertainties created by the COVID-19 pandemic.

Individual Performance Adjustment. The Annual Plan permits the LDC Committee to make individual adjustments to the final award for each named executive officer in recognition of the individual’s relative contribution to our financial, operational and strategic success during the year that the LDC Committee does not believe was adequately reflected by the Formula-Based Payout Factor. Adjustments may be positive or negative, at the LDC Committee’s discretion, but upward adjustments are limited to no more than 1/6th of the final award for any named executive officer and in no event may an individual performance adjustment result in a named executive officer’s Formula-Based Payout Factor exceeding 200%.

The LDC Committee’s determinations for 2020 with respect to the Annual Plan are discussed below under the section entitled, “Compensation Discussion and Analysis—2020 Compensation Decisions—2020 Short-Term Incentive Awards.”

Long-Term Incentive Awards

We believe that substantial long-term returns for our stockholders are achieved through a culture that focuses on long-term performance by our named executive officers and other senior management. By providing our senior management with a meaningful equity stake in the Company, we are better able to align their interests with and create value for our stockholders.

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In 2020, our annual grant of long-term incentive awards to our named executive officers under our 2017 Incentive and Stock Award Plan (the “2017 Plan”) consisted of a combination of stock appreciation rights (SARs), which only have value if our stock price increases from the date of grant and vest based on continued service and performance shares, which are earned based on Company achievement of Relative TSR and Adjusted Diluted EPS performance goals, as described in the table below.

The LDC Committee believes that SARs reinforce our goal of retaining key executives while incentivizing the creation of value for our stockholders. The SARs granted to our named executive officers in 2020 will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date, generally subject to the named executive officer’s continued service with the Company through the applicable vesting dates.

We believe that performance shares encourage our named executive officers to achieve key strategic objectives and maximize value creation for our stockholders. The performance shares granted to our named executive officers in 2020 will be earned based on our financial results over the three-year period from January 1, 2020 through December 31, 2022 using a weighted combination of the following performance metrics:

Performance Metric	Description and Reason Selected

Relative Total Stockholder Return

•  “Relative Total Stockholder Return” or “Relative TSR” is a measure of the Company’s stockholder value creation relative to the market average return over time. It combines share price appreciation and dividends, if any, paid to show the total return to the shareholder expressed as an annualized percentage

•  The LDC Committee views this metric as closely correlated with long-term returns to stockholders and ties 25% of the vesting of performance shares to achievement of Relative TSR goals

Adjusted Diluted Earnings Per Share

•  “Adjusted Diluted Earnings Per Share” or “Adjusted Diluted EPS” means, with respect to each fiscal year during the performance period, our earnings per share, as reported, excluding, all adjustments made to Net income or loss from our Consolidated Statements of Income to arrive at Adjusted EBITDA with the exception of interest expense and depreciation and amortization as well as incremental adjustments for purchase accounting amortization and royalty hedge gain (loss) and any extraordinary nonrecurring items. This definition is the same, and reconciled back to the nearest comparable GAAP financial measure in the exact same manner, as Adjusted Diluted EPS included in the Company’s earnings releases

•  The LDC Committee believes this metric is an important measure of our goal of increasing profitability and ties 75% of the vesting of performance shares to achievement of Adjusted Diluted EPS growth goals

The Adjusted Diluted EPS goal is based on our three-year Adjusted Diluted EPS growth and is subject to adjustment based upon the occurrence of certain corporate events in accordance with the 2017 Plan and may be subject to such other adjustments for material or non-recurring events occurring during the relevant fiscal year as determined by the LDC Committee in its sole discretion. Our Relative TSR goal for the 2020 performance shares is based on our three-year total stockholder return performance as compared to the total stockholder return performance of the S&P 500 Index.

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The LDC Committee considers a number of factors in determining the long-term incentive award grants to our named executive officers, including the Company’s non-binding grant guidelines, including a review of market survey data as described above, the retentive value of remaining unvested long-term incentive awards, individual performance evaluations, and the performance objectives of each named executive officer. The number of performance shares that may be earned ranges from 0% of the named executive officer’s target award, if the threshold levels of performance are not achieved, to 200% of the target award, if the maximum levels are achieved or exceeded. Each earned and vested performance share will be settled by delivery of one share of our common stock.

Under the terms of the applicable award agreements, our named executive officers must remain employed through the end of the performance period in order to receive payment from any earned performance shares.

The LDC Committee’s determinations with respect to long-term incentive award grants to our named executive officers during 2020 are discussed below under the section entitled “Compensation Discussion and Analysis—2020 Compensation Decisions—2020 Long-Term Incentive Awards”.

Changes for 2021 Long-Term Incentive Awards. Following a review of our long-term incentive program in 2020, the LDC Committee approved a modification to the long-term incentive award mix. Beginning with long-term incentive award grants made in 2021, the mix of equity elements in our grants of long-term incentive awards to our named executive officers will also include time-based restricted stock units (RSUs). Instead of dividing long-term incentive award amounts evenly between performance shares and SARs, as was done previously, future award amounts will be allocated 50% to performance shares, 25% to SARs, and 25% to RSUs:

	Percentage of LTI Total

LTI Award Component	Prior	2021

Performance Shares	50%	50%

SARs	50%	25%

Restricted Stock Units	N/A	25%

Granting a portion of long-term incentive awards in RSUs will provide increased retentive value to our named executive officers, and further align our long-term incentive program with our comparator group, 100% of which include RSUs in their long-term incentive award program. The LDC Committee believes this revised long-term incentive award mix appropriately increases focus on retention while retaining a significant portion of the overall award value as performance-based compensation.

Retirement, Perquisites and Termination Benefits

Retirement Plans. We believe that our retirement plans serve as an important tool to attract and retain our named executive officers and other key employees, and that we would be at a competitive disadvantage if we did not offer attractive retirement plans. We also believe that offering a baseline of stable retirement benefits encourages our named executive officers to make a long-term commitment to us. Consistent with our understanding of competitive market practice, we do not adjust the level of retirement plan benefits based on the value of a named executive officer’s long-term incentive awards nor do we adjust the level of a named executive officer’s total direct compensation for a given year in light of the value of retirement benefits.

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The summaries below of our retirement plans should be read in conjunction with the tables, and related footnotes, under the sections entitled “Compensation of Named Executive Officers—2020 Pension Benefits,” “—IMS Health Defined Benefit Retirement Plans” and “—2020 Non-Qualified Deferred Compensation,” which provide more detail on the retirement benefits and deferred compensation values, if any, for each of our named executive officers:

Plan	Description

IMS Health Retirement Plan

U.S.-based legacy IMS Health employees, including our Chief Executive Officer, Mr. Bruehlman and Mr. Knightly, are eligible to participate in this tax-qualified defined benefit pension plan with a cash balance formula. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Retirement Excess Plan

Certain U.S.-based legacy IMS Health employees, including our Chief Executive Officer, Mr. Bruehlman and Mr. Knightly, are eligible to participate in this unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan. It provides pension benefits not provided by the IMS Health Retirement Plan due to Internal Revenue Code limits. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Defined Contribution Executive Retirement Plan

Certain U.S.-based legacy IMS Health employees are eligible to participate in the unfunded, non-qualified defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Mr. Knightly is the only named executive officer who participates in this plan.

IQVIA 401(k) Plan

U.S.-based employees, including our named executive officers, are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution. Under the IQVIA 401(k) Plan, for 2020, our discretionary matching contribution matched the first 3% of employee contributions at 100% and the next 3% of contributions at 50% (subject to Internal Revenue Code limitations); however, for those employees eligible to participate in the IMS Health Retirement Plan, our discretionary matching contribution matched 50% of employee contributions up to 6% of compensation (subject to Internal Revenue Code limitations).

IQVIA Savings Equalization Plan

Certain U.S.-based employees, including our named executive officers, are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as in the IQVIA 401(k) Plan. It provides a Company matching contribution not provided by the tax-qualified IQVIA 401(k) Plan due to Internal Revenue Code limits.

IQVIA Elective Deferred Compensation Plan

Certain U.S. based employees, including our named executive officers, are eligible to participate in this elective non-qualified deferred compensation plan. The plan allows eligible employees to defer up to 80% of their base salaries as of the first day of the calendar year or partial year and up to 100% of short-term incentive awards earned under the Annual Plan payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions.

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Termination Benefits. We provide severance, change of control and retirement protections to our Chief Executive Officer pursuant to his employment agreement. Mr. Staub has severance protection in his employment arrangement. Messrs. Bruehlman, Knightly and Sherbet have severance protection through our Employee Protection Plan. These employment agreements and plans are summarized below under “—Potential Payments upon Termination or Change in Control” below. Our severance and change in control protections are designed to be fair and competitive to aid in attracting and retaining experienced executives, including our named executive officers. We believe the protection we provide, including the level of severance payments, post-termination benefits and our limited change in control benefits, is appropriate and within the range of competitive practice.

The provisions of our employment agreements, plans and other compensation arrangements do not provide for any excise tax gross-up payment to our named executive officers. Any taxes, including golden parachute excise taxes, resulting from severance or any other change in control related compensation are the responsibility of the executive.

Perquisites. For other elements of compensation provided to our named executive officers, such as perquisites and health and welfare benefits, the LDC Committee provides competitive benefits. The LDC Committee considers the views and experiences of the external compensation consultant on these matters. The LDC Committee believes that perquisites should not constitute a significant part of our executive compensation program but does provide certain perquisites to our named executive officers on an individual basis as deemed appropriate and reasonable by the LDC Committee. The perquisites provided to our named executive officers in 2020 are summarized below under “—Perquisites” and reported in the “Summary Compensation Table”.

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2020 NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis discusses compensation decisions related to our named executive officers, which are listed in the “Summary Compensation Table” below and the other compensation tables included in this Proxy Statement. For 2020, the following individuals were our named executive officers:

Name		Age	Current Position

	Ari Bousbib	59	Chairman, Chief Executive Officer and President

	Ronald E. Bruehlman	60	Executive Vice President and Chief Financial Officer

	W. Richard Staub, III	58	President, Research & Development Solutions

	Kevin C. Knightly	60	President, Technology & Commercial Solutions

	Eric M. Sherbet	56	Executive Vice President, General Counsel and Secretary

	Michael R. McDonnell	57	Former Executive Vice President and Chief Financial Officer

Mr. Bruehlman’s appointment became effective August 1, 2020 when he replaced Mr. McDonnell.

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2020 COMPENSATION DETERMINATIONS

Below we discuss the LDC Committee’s key compensation decisions in setting 2020 base salary, short- and long-term incentives, which were made based on the process and evaluation described under the sections above entitled “—Compensation Philosophy” and “—Overview of our Executive Compensation Program”. When making compensation decisions, the LDC Committee considered such factors as relevant benchmarking data, the experience and length of service of the named executive officer, relative responsibilities among members of our executive team, contributions by the named executive officer against a series of established strategic, financial, operational and/or leadership objectives that relate to the duties of the named executive officer, business conditions and the unusual impact the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto have had on the Company’s business and results of operations.

Impact of COVID-19 on 2020 Financial Results. As part of its evaluation of fiscal year 2020 compensation determinations, the LDC Committee examined how the COVID-19 pandemic affected the Company’s operations and performance over the course of the year. The LDC Committee did not adjust any financial target in any short- or long-term incentive plan to reflect the impact of the COVID-19 pandemic. Company performance was measured against the financial targets established for the 2020 Annual Plan in February 2020 and for our long-term incentive awards, the financial targets established at the respective date of grant.

During 2020, following the onset of the pandemic, each of our business units performed a detailed analysis of the expected impact of the pandemic on the revenue and profit for their respective units, and then provided monthly updates. In our R&DS business unit, the unfavorable impact attributable to COVID-19 was largely due to operational disruption of clinical research sites, which impacted patient recruitment and patient study participation, and limited our ability to travel and access clinical research sites. These site access restrictions and impact on clinical trial conduct by the sites had a direct impact on our ability to perform our services and caused delays relative to pre-COVID-19 timelines. In our TAS business, certain offerings that relied on face-to-face interactions or were dependent on in-person gatherings experienced significant disruption. Activity within the Contract Sales and Medical Solutions business also become more challenging due to a decline in sales rep visits, and physician attention diverted to the COVID-19 crisis.

Netted against these unfavorable impacts were new business awards tied directly to the COVID-19 pandemic, including U.S. government funded vaccine trials awarded to us, as well as government relief efforts in certain jurisdictions tied to the pandemic, including Federal payroll tax credits in the US.

After considering these and other positive and negative impacts of the pandemic, we estimated that the total impact to the Company’s performance in 2020 was approximately $750 million in Revenue and approximately $250 million in Adjusted EBITDA, with a corresponding impact of $1 per share on Adjusted EPS. The LDC Committee believes that this net negative impact was not the result of poor management performance, but rather the undeniable, extraordinary-in-nature effects of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto. Indeed, the LDC Committee determined that management’s strong performance during the course of the pandemic was a critical factor in minimizing the distortive effects of the pandemic on our performance. Under the leadership of our named executive officers, we put our employees in a position to safely and effectively continue to perform their duties while preserving their jobs and compensation to the largest extent possible, and we delivered critical, virtual solutions at a scale never before seen in clinical trials, such as transitioning to remote monitoring with the number of remote monitoring visits reaching 5x the level they were prior to the crisis and enabling telehealth where possible, which significantly helped support trial continuity.

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The LDC Committee considered a number of factors when deciding how to address this overall impact. Key considerations included:

•	the extraordinary nature of the COVID-19 pandemic and its impact on the broader world economy and the healthcare services industry in particular

•	our named executive officers’ significant efforts to swiftly adapt during the pandemic to ensure the safety of our employees and preserve their jobs and compensation to the largest extent possible

•

keeping a focus on the well-being of our employees and the Company’s longer-term strategic objectives rather than prioritizing dramatic cuts and restructurings to achieve pre-pandemic short-term targets

•	management’s effectiveness in significantly improving the Company’s cash and liquidity position despite the pandemic

•	the sales and profit growth trajectory the Company was achieving immediately prior to the pandemic; and the rapid return to our sales and profit growth in the fourth quarter of 2020

•

our strong stock performance in the fourth quarter as investors recognized the named executive officers’ excellent management of our business during the pandemic and strong growth expectations post-pandemic

•	the importance of making adjustments to retain and motivate our key executives given their tremendous efforts in light of the extraordinary nature of the pandemic

•

without any adjustment to 2020 Adjusted Diluted EPS, the Adjusted Diluted EPS growth target for our 2021-2023 performance shares to be granted in February 2021 would be based off an unusually depressed year because of the COVID-19 impact on 2020. This would have meant the target growth rate for these performance awards would have been far too easily achieved in light of the expected resumption of our growth trajectory in 2021. Accordingly, measuring growth from the unadjusted 2020 Adjusted Diluted EPS amount would have misaligned the interests of stockholders and management in driving long-term sustainable growth

In acknowledgment of the above factors, the LDC Committee approved an adjustment to our Revenue, Adjusted EBITDA and Adjusted Diluted EPS results. While the LDC Committee had the authority to add back the full impact of the COVID-19 pandemic on these financial metrics when calculating the Revenue/Profit Financial Measure under our short-term incentive award program, it decided to only add back approximately one-third of the total impact. This add-back to 2020 Adjusted Diluted EPS also flowed through to the calculation of the 2018-2020 Adjusted Diluted EPS growth rate used to determine the payout factor applied to the 2018-2020 performance shares, and it will be used as the base for the 2021-2023 performance shares. The adjustment was made by the LDC Committee based on its authority under the 2017 Plan, which governs both our short- and long-term incentive awards, to include or exclude any event that is unusual in nature or occurs infrequently and occurs during the applicable performance period.

See “—2020 Short-Term Incentive Awards” and “—2020 Long-Term Incentive Awards” for further information on how these adjustments affected 2020 short- and long-term incentive awards.

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2020 BASE SALARY

The amount of our Chief Executive Officer’s annual base salary is set forth in his employment agreement, but it remains subject to increase based on the same factors as described above for the other named executive officers. The following table sets forth the annual base salaries for each named executive officer:

Named Executive Officer	2020 Base Salary

Ari Bousbib[1]	$1,800,000

Ronald E. Bruehlman[2]	$860,000

W. Richard Staub, III	$605,000

Kevin C. Knightly	$550,000

Eric M. Sherbet	$525,000

Michael R. McDonnell[3]	$670,000

[1]	Mr. Bousbib’s base salary effective February 11, 2020.
[2]	Mr. Bruehlman assumed this role and salary on August 1, 2020.
[3]	Mr. McDonnell left the Company on August 3, 2020.

2020 SHORT-TERM INCENTIVE AWARDS

The Annual Plan provides cash incentives to named executive officers based on a combination of measurable Company-wide financial performance targets and individual performance objectives. As described in greater detail above, following and in response to significant engagement with our stockholders on our executive compensation program, the LDC Committee made substantial changes to the process for granting short-term incentive awards beginning in 2021. However, the LDC Committee decided to largely apply the new short-term incentive award program in their determination of awards for 2020. We have disclosed several of our key financial targets underlying our performance measures below, but we consider the specific targets used to evaluate certain of the metrics to be confidential, commercially-sensitive information, and that their disclosure would result in competitive harm to the Company.

In assessing performance in 2020 for our named executive officers, the LDC Committee took into account the exceptional nature of the year for the Company. The Company’s leadership significantly outperformed expectations under extremely challenging and difficult circumstances caused by the pandemic. Their achievements, which are detailed throughout this section “2020 Compensation Determinations”, would be considered exceptional in a typical year and beyond extraordinary in light of these challenges.

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Weightings. For 2020, the LDC Committee assigned the following weightings for each performance measure to each named executive officer. The weightings for cash flow and liquidity in 2020 compared to the weightings for these measures in 2021 reflect the greater attention these measures received in 2020 given the uncertainties created by the COVID-19 pandemic.

Performance Measure	Ari Bousbib, Chief Executive Officer	Ronald Bruehlman, Chief Financial Officer	Eric Sherbet, General Counsel	W. Richard Staub Kevin Knightly, Business Unit Presidents

Revenue/Profit	40%	40%	35%	50%

Cash Flow	15%	15%	10%	15%

Balance Sheet/Liquidity	15%	25%	15%	0%

Operational/Strategic	15%	10%	20%	25%

Leadership/Governance	15%	10%	20%	10%

Corporate Performance Measures. The three corporate performance measures apply to each of our named executive officers, though they are weighted differently depending upon the role of the named executive officer.

Revenue/Profit Performance Measure. The Revenue/Profit Performance Measure is based on achievement of Revenue, Adjusted EBITDA and Adjusted Diluted EPS, as further described above in the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards”. The LDC Committee set the targets for these metrics in line with the midpoints of our initial, pre-pandemic 2020 financial guidance, with threshold and maximum achievements set at 15% below and 15% above the targets, respectively. Although the Company adjusted its full-year 2020 financial guidance downward in April 2020 to reflect the then-expected impact of the COVID-19 pandemic, the LDC Committee did not approve adjustments to any previously established target under the Annual Plan. The following table sets forth the weighted payouts for each metric and aggregate payout for the metrics without accounting for the adjustment for the COVID-19 pandemic made by the LDC Committee.

Metric	Threshold (75%)	Target (100%)	Maximum (200%)	2020 Actual Achievement	Unweighted Payout	Weight	Weighted Payout

Revenue[1]	$10,104	$11,888	$13,671	$11,359	93%	37.5%	35%

Adjusted EBITDA[1]	$2,204	$2,593	$2,981	$2,384	87%	37.5%	32%

Adjusted Diluted EPS	$6.16	$7.25	$8.34	$6.42	81%	25.0%	20%

					Final Payout		87%

[1]	In millions.

As further described above under the section entitled “Compensation Discussion and Analysis—2020 Compensation Determinations—Impact of COVID-19 on 2020 Financial Results”, the LDC Committee added back approximately one-third of the total impact of the COVID-19 pandemic when determining 2020 compensation awards. For Revenue/Profit Performance Measure, the adjustments affected the calculation of each of the metrics that underlie the Revenue/Profit Performance Measure and amounted to $245 million to Revenue, $84 million to Adjusted EBITDA and $0.32 to Adjusted Diluted EPS.

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This adjustment resulted in the payout of the Revenue/Profit Performance Measure increasing from 87% to 93%, which given that the Revenue/Profit Performance Measure is weighted at between 35% -50% for our named executive officers, amounted to only approximately a 1% - 2% increase in their total Annual Plan awards. The adjusted results for the Revenue/Profit Performance Measure are detailed in the following table.

Metric	Threshold (75%)	Target (100%)	Maximum (200%)	2020 Adjusted Achievement[1]	Unweighted Payout	Weight	Weighted Payout

Revenue[2]	$10,104	$11,888	$13,671	$11,604	96%	37.5%	36%

Adjusted EBITDA[2]	$2,204	$2,593	$2,981	$2,468	92%	37.5%	34%

Adjusted Diluted EPS	$6.16	$7.25	$8.34	$6.74	88%	25.0%	22%

					Final Payout		93%

[1]

Metrics reflect partial COVID-19 adjustments discussed above under the section entitled “Compensation Discussion and Analysis—2020 Compensation Determinations—Impact of COVID-19 on 2020 Financial Results.”

[2]	In millions.

Cash Flow Performance Measure. For 2020, the cash flow performance measure includes three metrics, each weighted equally: free cash flow (FCF), past due balances and days sales outstanding (DSO). These metrics were chosen by the LDC Committee based on the priorities of the management team at the onset of the pandemic, as described more fully below.

Metric	Definition	Rationale for Inclusion

Free Cash Flow (FCF)	Operating cash flow minus capital expenditures	FCF is a critical driver for the Company because it measures our ability to produce cash that is then available for reinvestment in the business to fund growth initiatives and acquisitions, to return to stockholders via share repurchases, and for debt repayment, among other ways

Days Sales Outstanding (DSO)	A measure of the number of days needed to collect payment after revenue (e.g., accounts receivable, unbilled services and unearned income, net) has been recorded	Key driver that supports free cash flow and reflects effective accounts receivable/working capital management

Past Due Balances	The percentage of accounts receivable that are outstanding following the due date for an invoice	The LDC Committee determined that in light of the COVID-19 pandemic that Past Due Balances should be an area of focus for management due to the heightened risk to collections during the pandemic

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The following table shows highlighted achievements for each of the metrics that comprise the Cash Flow Performance Measure. The LDC Committee’s view was that the Company performance with respect to the Cash Flow Performance Measure would have been outstanding in any year, but was particularly noteworthy given the impact of the pandemic. Based on these achievements, the LDC Committee assessed a normalized total score of 19 out of 20 points for the performance measure and, in accordance with the predetermined scorecard for this performance measure, assigned a final payout of 200%.

Metric	Performance Summary

Free Cash Flow	• Total free cash flow of $1.34 billion, an all-time record despite the impact of the pandemic, and over 30% higher than target

Days Sales Outstanding	• DSO of 32 days, an all-time record for the Company and significantly exceeded target

Past Due Balances	• Total past due balances equaled 12% of accounts receivable, which exceeded target • 6% improvement compared to past due balance of 18% in 2019

Balance Sheet/Liquidity Performance Measure. For 2020, the balance sheet/liquidity performance measure includes four metrics, each weighted equally: net leverage, interest expense, debt maturities and repatriations. These metrics were chosen by the LDC Committee based on the priorities of the management team at the onset of the pandemic, as described more fully below.

Metric	Definition	Rationale for Inclusion

Net Leverage	The net leverage ratio is the ratio of net indebtedness as of December 31, 2020 to Adjusted EBITDA for the year ended December 31, 2020 and shows how many years it would take to repay our indebtedness if net debt and Adjusted EBITDA were held constant	This measure shows how well we can cover our debts and is an important indicator of financial health and balance sheet strength

Interest Expense	Interest expense is the cost incurred by the Company for borrowed funds for the year ended December 31, 2020, less any interest income received over the same period	Key income statement line item that equals 3%-4% of total revenue and that impacts our balance sheet strength, cash flow and liquidity

Debt Maturities	Debt maturities encompass the weighted average of the maturity dates of our long-term indebtedness, which consists of senior unsecured notes and our senior secured credit facilities	Managing debt maturities of our various senior notes and term loans is a critical element of financial planning and can have a significant impact on the Company’s refinancing flexibility

Repatriations	The amount of cash brought into our US holding company structure from our non-US subsidiaries over the course of the fiscal year	This is an important strategy that affects the Company’s flexibility in deploying cash, which was critical in 2020 due to the liquidity concerns resulting from the COVID-19 pandemic

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The following table shows highlighted achievements for each of the metrics that comprise the Balance Sheet/Liquidity Performance Measure. The LDC Committee’s view was that the Company performance with respect to the Balance Sheet/Liquidity Measure would have been outstanding in any year, but was particularly noteworthy given the impact of the pandemic. Based on these achievements, the LDC Committee assessed a total score of 18 out of 20 points for the performance measure and, in accordance with the predetermined scorecard for this performance measure, assigned a final payout of 200%.

Metric	Performance Summary

Net Leverage

•  Achieved net leverage of 4.5x, which was an improvement over target following the onset of the pandemic

•  In February, at the start of the crisis, the Company moved quickly to conserve cash and improve liquidity: suspended share repurchases, reduced capital spend and completed key refinancing transactions to make the full amount of our $1.5 billion revolving credit facility available by June 2020, and increased liquidity during a time when access to credit markets was significantly impaired

•  Ended 2020 with $3.3 billion of liquidity, with $1.5 billion in short-term borrowing capacity and $1.8 billion in cash, which significantly exceeded target and was our highest ever and 68% greater than 2019

Interest Expense

•  Refinanced $0.8 billion of senior notes due 2024

•  Executed $1 billion interest rate swap at the onset of the pandemic in March 2020 and a further $0.3 billion swap in June 2020 to convert floating interest rates to fixed obligations of 0.56% and 0.54%, respectively, protecting against future interest rate increases and increasing our percentage of fixed rate debt to approximately 65% from approximately 60%, which will further increase predictability of interest expense and hedged against a volatile interest rate environment

•  As a result of these actions, reduced net interest expense versus target

Debt Maturities

•  Refinanced our senior notes due 2024, extending their maturity by four years to 2028, which reduced our nearest-term debt load due in 2024 by 30%

•  Following the refinancing, our nearest bond maturity is now the first quarter of 2025

•  At start of the crisis, moved quickly to syndicate an $800 million term loan A with a four-year maturity that enabled us to pay down our revolving credit facility to zero

Repatriations

•  Total cash repatriation to the US over $1 billion, which exceeded target despite the impacts of the crisis

•  Ensured we could maintain short-term borrowing capacity even if we drew down the revolving credit facility

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Individual Performance Measures. The LDC Committee set individualized metrics for each named executive officer for the Strategic/Operational and Leadership/Governance Performance Measures, as detailed in the tables below, to capture key qualitative and quantitative objectives relevant to each executive that are important to the execution of the Company’s overall strategy and performance.

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The following tables list key highlights from each named executive officer’s 2020 accomplishments for each individual performance measure metric:

Ari Bousbib Chairman and Chief Executive Officer
Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve Vision 2022 operational and strategic objectives

•  All planned Vision 2022 program initiatives in 2020 completed ahead of target

•  Exceeded cost reduction targets by more than 40% through various automation and LEAN process improvement initiatives, reductions in third party spending and rationalization of office facilities

•  Clinical site activation timelines reduced by 20% through process enhancements and technology, significantly exceeding targets

•  Implemented enhanced governance and tools to improve visibility and ROI of investments throughout the organization

Drive continued transformation in our technology offerings

•  Expanded market adoption of our Orchestrated Customer Engagement (OCE) platform, gaining 60 new clients in 2020, exceeding target

•  Delivery of new HCP Engagement Manager and Optimizer modules for OCE and other product enhancements within target timelines and budget

•  Launch of software applications developed for new areas, such as the Vigilance Platform, a pharmacovigilance offering, which secured four global pharmaceutical customers at launch, significantly exceeding target timelines and client wins

•  IQVIA’s electronic Clinical Outcomes Assessment (eCOA) solution awarded the 2020 Fierce Innovation Award for best digital innovation and recognized as the top eCOA solution by Industry Standard Research

Enable growth through analytics and Real World offerings

•  Double digit revenue growth across Real World Solutions offerings despite the impact of the pandemic

•  Continued investments in Real World data, with over one billion active non-identified patients globally, significantly exceeding targets

•  Sustained market leadership in Artificial Intelligence and Machine Learning (AIML) with the launch IQVIA’s AIML Platform to support client’s commercial activities and securing wins with several top 20 pharma clients, significantly exceeding targets

•  Expanded data access through new partnerships, such as the collaboration with MIT’s NEWDIGS initiative to build evidence networks for Rheumatoid Arthritis

Achieve clinical development net new business targets

•  Clinical research contracted backlog grew 18.5% to $22.6 billion at year end, significantly exceeding target

•  Adoption of virtual trials technology increased with over 50 new studies awarded using our virtual trial technology solutions, including awards from 5 of the top 10 pharmaceutical companies, significantly exceeding targets

•  New preferred provider relationships established and agreements with several top 10 global pharmaceutical customers extended, exceeding targets

Based on these achievements, the LDC Committee assessed a total score of 19 out of a possible 20 points for this performance measure.

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Leadership/Governance Performance Measure Metrics	Key Achievements
Develop and retain key talent

•  Favorability rating in 2020 employee engagement survey improved by 13 percentage points vs 2018 and above Fortune 500 peer benchmarks, significantly exceeding target

•  Global employee retention rates improved versus 2019, exceeding targets

•  New global programs launched to prepare high potential employees for leadership roles and improve visibility of talent across the global business

•  IQVIA recognized on FORTUNE’s list of World’s Most Admired Companies for 2020 for the fourth consecutive year and two female executive leaders were named to the 2020 Pharma VOICE 100 list of most influential and inspiring leaders in the life sciences industry

Stockholder engagement and value creation

•  2020 total stockholder returns of 16.0%, better than four of five full service late stage CROs in our peer group

•  Expansion of trading multiples for forward-looking PE and EV / EBITDA measures

•  Hosted more than 70 investors during the year through remote 1:1 meetings, non-deal roadshows and other virtual events

•  Ended the year with 18 of 21 analysts covering the Company issuing a “buy” rating, none with a “sell” rating

Ensure highest standards of ethical practice

•  Strengthened our ethics and compliance program through enhanced compliance policies; quarterly management certification of compliance; tone from the top communications; affirmation of commitment to ethics and compliance by all employees as part of our customized Code of Conduct training; and compliance-based performance objectives for all employees worldwide

•  Significantly enhanced framework and governance for the Annual Sustainability and Corporate Citizenship Report

•  Advanced board diversity with proposed amendments to Corporate Governance Guidelines requiring future board searches to include diverse candidates

Effective crisis management

•  Business continuity maintained throughout the pandemic with no interruptions to client delivery, data production, clinical trial operations or sales activity

•  Implemented global crisis management structure to create transparency and global alignment in management’s response to the crisis

•  CEO led daily briefing calls throughout the crisis with an extended leadership team

•  Increased frequency of CEO communication to global employees throughout the crisis

•  Early actions taken to conserve cash, increase liquidity and stabilize the company’s financial position

Based on these achievements, the LDC Committee assessed a total score of 20 out of a possible 20 points for this performance measure.

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Ronald E. Bruehlman Executive Vice President and Chief Financial Officer
Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve Vision 2022 operational and strategic objectives	• All planned Vision 2022 program initiatives in 2020 completed within target timelines and exceeded cost reduction targets
Achieve net new business targets

•  Clinical research contracted backlog grew 18.5% to $22.6 billion at year end, significantly exceeding target

•  New preferred provider relationships established and agreements with several top 10 global pharmaceutical customers extended, exceeding targets

•  Over 300 COVID-19 vaccines and therapeutics studies awarded, enrolling nearly 100,000 patients

Deliver continued value to stockholders

•  2020 total stockholder returns of 16.0%, better than four of five full service late stage CROs in our peer group

•  Expansion of next-twelve-month PE ratio and EBITDA/EV multiple compared to 2019

•  Hosted 82 institutional investors from 64 different investment firms through 1:1 meetings and other virtual events

•  Ended 2020 with 18 of the 21 analysts covering the Company issuing a “buy” rating, none with a “sell” rating

Deliver global financial systems improvements initiatives	• First phase of a global program to consolidate / rationalize critical legacy finance systems launched, achieving financial targets
Continuity of leadership and operations during transition of chief financial officers	• Seamlessly transitioned from prior chief financial officer in a short timeline, receiving positive feedback from employees and investors with no negative analyst commentary

Based on these achievements, the LDC Committee assessed a total score of 17 out of a possible 20 points for this performance measure.

Leadership/Governance Performance Measure Metrics	Key Achievements
Develop and Retain Key Talent	• Department employee retention exceeded targets
Effective oversight and accountability for investments

•  Enhanced governance processes to support and speed M&A integration

•  Implemented new governance processes and software tools to monitor return on investment for on-going capital projects, exceeding targets

Effective support for business units	• Worked closely with business unit leaders to revise business forecasts during the crisis
Effective leadership of the Global Finance team

•  Successfully transitioned from prior chief financial officer in short timeline

•  No loss of key Finance leadership during the CFO transition

•  No negative analyst commentary following announcement

•  Maintained same operational cadence despite the pandemic

Based on these achievements, the LDC Committee assessed a total score of 18 out of a possible 20 points for this performance measure.

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W. Richard Staub, III President, Research & Development Solutions
Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve Vision 2022 operational and strategic objectives	• All planned Vision 2022 program initiatives in 2020 completed within target timelines and exceeded cost reduction targets
Achieve contracted net new business targets

•  Clinical research contracted backlog grew 18.5% to $22.6 billion at year end, significantly exceeding new business targets

•  Contracted LTM net book-to-bill ratio of 1.53x (including pass throughs), significantly exceeding new business targets

•  Established new preferred provider relationships and extended prior agreements with several top 10 global pharmaceutical customers, exceeding targets

•  Awarded over 300 COVID-19 vaccines and therapeutics studies, enrolling nearly 100,000 patients

Execute on strategic objectives for Clinical Technology

•  Accelerated adoption of virtual trial technology, securing over 50 new studies using virtual trial technology with 5 top 10 pharmaceutical clients

•  Delivery of the Mobile CRA, Remote Based Monitoring and Clinical Data Repository applications for the OCT platform in-line with the product roadmap strategy targets

Ensure delivery excellence & clients satisfaction

•  Reductions in median clinical site activation timelines versus prior year, significantly exceeding targets

•  Improved overall client satisfaction scores measured by standardized internal client surveys, significantly exceeding targets

Based on these achievements, the LDC Committee assessed a total score of 18 out of a possible 20 points for this performance measure.

Leadership/Governance Performance Measure Metrics	Key Achievements
Develop and Retain Key Talent	• Improved global business unit retention rates versus prior year, exceeding targets
Adherence to Quality and Compliance standards

•  Reductions in critical quality findings for on-site clinical monitoring, exceeding targets

•  Accelerated adoption of new eTMF platform and improving our overall readiness for future regulatory reviews, exceeding targets

Adoption of employee engagement initiatives	• New employee communications program established and several retention and engagement initiatives launched with positive feedback from employees, exceeding targets
Demonstrate effective leadership of R&DS	• Initiated R&DS COVID-19 task force to coordinate our global response • Maintained continuity of clinical trial operations and general management cadence throughout the pandemic

Based on these achievements, the LDC Committee assessed a total score of 17 out of a possible 20 points for this performance measure.

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Kevin C. Knightly President, Technology and Commercial Solutions

Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve Vision 2022 operational and strategic objectives	• All planned Vision 2022 program initiatives in 2020 completed within target timelines and exceeded cost reduction targets
Execute on commercial technology strategic initiatives

•  Expanded market adoption of OCE platform, gaining 60 new wins in 2020, bringing total wins to 140 since launch, exceeding target

•  Launched new HCP Engagement Manager and Optimizer modules for OCE and other product enhancements within target timelines and budget, exceeding target

•  Launched the Vigilance Platform and secured four new clients at launch, significantly exceeding target timelines and client wins

Protect core information & analytics offerings

•  Key data supply agreements renewed within the US and Europe, exceeding targets

•  Expanded access to longitudinal patient records in key high-growth markets and non-traditional sources (such as wearable devices), exceeding targets

•  Delivered accelerated revenue in our Analytics offerings through new AI/ML enabled offerings, significantly exceeding targets

Accelerate CSMS business growth	• Maintained overall profitability despite revenue declines due to the pandemic

Based on these achievements, the LDC Committee assessed a total score of 14 out of a possible 20 points for this performance measure.

Leadership/Governance Performance Measure Metrics	Key Achievements
Develop and Retain Key Talent	• Global business unit employee retention rates exceeded targets
Enhance employee engagement	• Achieved employee engagement scores above benchmarks on the latest employee survey • Implemented new career planning tools, addressing feedback from prior surveys
Collaborate & support regional and global business leaders	• Accelerated and re-prioritized internal and external product investments to adapt to changes in regional business unit needs driven by the crisis
Ensure quality & integrity of information assets

•  Maintained continuity of data production throughout the crisis and despite remote working

•  No information security issues or supply disruptions throughout the crisis

•  Launched new information security tools and enhanced governance processes to further protect our intellectual property and ensure the quality and integrity of our information

Based on these achievements, the LDC Committee assessed a total score of 17 out of a possible 20 points for this performance measure.

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Eric M. Sherbet Executive Vice President, General Counsel and Secretary

Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve Vision 2022 operational and strategic objectives	• All planned Vision 2022 program initiatives in 2020 completed within target timelines and significantly exceeded cost reduction targets
Effective stockholder engagement

•  Increased stockholder engagement, meeting with stockholders holding approximately 32% of our outstanding common stock

•  Substantially revised and enhanced proxy statement, receiving positive feedback from investors

•  Partnered with Human Resources and Finance to revise Annual Incentive Plan methodology and process following 2020 say-on-pay vote result

Effective management of investigations and litigation matters	• Exceeded financial targets for core litigation and legal expenses • Effectively managed litigation portfolio, reducing risk to the Company
Improve guidance and support global mergers and acquisitions legal process	• Implemented enhanced mergers and acquisitions legal processes to streamline deal activities according to transaction size and complexity

Based on these achievements, the LDC Committee assessed a total score of 16 out of a possible 20 points for this performance measure.

Leadership/Governance Performance Measure Metrics	Key Achievements
Develop and Retain Key Talent	• Department employee retention rates exceeded targets
Enhanced legal organization	• Completed new hires for key senior leader positions • Reorganized department organizational structure to simplify accountability, improve visibility across regions and reduce management layers
Oversee board/organizational governance processes

•  Managed greater frequency of interactions with board of directors during the COVID-19 pandemic and maintained same governance cadence in a remote environment

•  Co-led Sustainability and Corporate Citizenship program, which made significant advances in 2020

•  Strengthened our ethics and compliance program through enhanced compliance policies; quarterly management certification of compliance; tone from the top communications; affirmation of commitment to ethics and compliance by all employees as part of our customized Code of Conduct training; and compliance-based performance objectives for all employees worldwide

Support organization through COVID-19 pandemic

•  Reacted quickly at the onset of the COVID-19 pandemic, providing global employment law support, privacy law support, contracting support and return to office protocols, many of which were legal issues that had little or no precedence

Based on these achievements, the LDC Committee assessed a total score of 17 out of a possible 20 points for this performance measure.

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The LDC Committee and our Chief Executive Officer (except with respect to his own individual performance) evaluated the performance of each of our named executive officers as described above and determined scores for each individualized performance measure. Based on these scores, and in accordance with the predetermined scorecard for these performance measures, the LDC Committee assigned final payouts to each named executive officer for these individualized performance measures. The chart below sets forth each named executive officer’s payout for each of the Strategic/Operational Performance Measure and the Leadership/Governance Performance Measure.

Named Executive Officer	Strategic/Operational Performance Measure	Leadership/Governance Performance Measure
Ari Bousbib	192%	200%
Ronald E. Bruehlman	180%	200%
W. Richard Staub, III	190%	200%
Kevin C. Knightly	138%	200%
Eric M. Sherbet	170%	200%
Michael R. McDonnell	(1)	(1)

[1]	Mr. McDonnell left the Company on August 3, 2020 and was not eligible to earn a short-term incentive under the Annual Plan with respect to 2020.

Target Incentive. Each of our named executive officers was eligible for an annual short-term incentive award in 2020 ranging from 0% to 200% of their target incentive. Other than for Mr. Bruehlman, who became a named executive officer in August 2020, the target short-term incentive opportunity (expressed as a percentage of base salary) for each of our named executive officers has not changed since 2018. The target short-term incentive opportunity for each of our named executive officers for 2020 under the Annual Plan was as follows:

Named Executive Officer	Target Annual Incentive as a Percentage of Annual Base Salary
Ari Bousbib	200%
Ronald E. Bruehlman	100%
W. Richard Staub, III	85%
Kevin C. Knightly	85%
Eric M. Sherbet	75%

Michael R. McDonnell	(1)

[1]	Mr. McDonnell exited the Company on August 3, 2020 and was not eligible to earn a short-term incentive under the Annual Plan with respect to 2020.

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Individual Performance Adjustment. The LDC Committee’s ability to make individual performance adjustments for each named executive officer is an important tool that facilitates a recognition of the relative contributions to our financial and operational success during the year that the LDC Committee believes were not fully captured under the Annual Plan’s payout formula. Adjustments may be positive or negative, at the LDC Committee’s discretion, but upward adjustments are limited to no more than 1/6th of the final award for any named executive officer and in no event may an individual performance adjustment result in a named executive officer’s Formula-Based Payout Factor exceeding 200%. The LDC Committee approved the following individual performance adjustments:

Named Executive Officer	Individual Performance Adjustment

Ari Bousbib

The LDC Committee recommended and the Board made a positive adjustment of $947,783 to Mr. Bousbib’s Annual Plan payout, representing 14.5% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Bousbib:

•  Provided exceptional leadership to the global organization, ensuring employees’ maintained motivation and engagement throughout the crisis

•  Took a long-term view of pandemic, declining to make dramatic cuts, preserving employment levels for much of the employee population and maintaining base compensation throughout the year in anticipation of a return to growth, which occurred from third quarter onwards

•  Launched IQVIA Cares to provide financial aid to more than 2,200 employees around the world who had suffered personal hardship as a result of the pandemic

•  Provided leadership during social unrest in the US, communicating more frequently with employees, which led to the launch of new engagement initiatives

•  Oversaw an increase in the retention rates for high-potential talent despite increasing prominence of, and competition for talent in, the healthcare industry due to the pandemic

Ronald E. Bruehlman

The LDC Committee made a positive adjustment of $111,474 to Mr. Bruehlman’s Annual Plan payout, representing 16.7% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Bruehlman:

•  Prior to taking over the CFO role, he provided daily support to the prior CFO and other finance leaders during the crisis in an advisory role

•  Led an accelerated planning process for 2021, allowing the business to communicate guidance one quarter earlier than normal

W. Richard Staub, III

The LDC Committee made a positive adjustment of $66,552 to Mr. Staub’s Annual Plan payout, representing 8.3% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Staub:

•  Provided exceptional leadership to the global R&DS organization, ensuring employees’ maintained motivation and engagement throughout the crisis

•  Led a rapid shift of clinical operations to remote-based monitoring while not experiencing any negative impacts on overall quality

•  Significantly increased engagement with clients throughout the crisis, providing support and advice

•  Rapidly expanded capacity to execute against large recruitment targets for COVID-19 vaccine development trials within short timelines

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Named Executive Officer	Individual Performance Adjustment

Kevin C. Knightly

The LDC Committee made a positive adjustment of $48,918 to Mr. Knightly’s Annual Plan payout, representing 7.4% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Knightly:

•  Oversaw the movement of key production and delivery hubs to remote working without any impact to client deliverables, technology implementations or data production

•  Led several businesses through the pandemic whose operational performance was significantly impacted by unusual and one-off events resulting from the crisis

Eric M. Sherbet

The LDC Committee made a positive adjustment of $61,585 to Mr. Sherbet’s Annual Plan payout, representing 9.1% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Sherbet:

•  Provided legal support to enable several refinancing transactions that improved the Company’s liquidity position in midst of pandemic

•  Provided leadership and oversaw enhanced sustainability efforts of the Company following social unrest in the US and in response to stockholder feedback

•  Led the global legal department throughout the crisis

Named Executive Officer Short-Term Incentive Award Determinations. The table below summarizes the final Annual Plan payouts to our current named executive officers for 2020:

Named Executive Officer	Prorated Base Salary	x	Target Incentive	x	Formula- Based Performance Payout Factor	=	Calculated Payout	(+/-)	Individual Performance Adjustment	=	Final Payout
Ari Bousbib	$1,788,798		200%		156%		$5,575,197		$947,783		$6,522,980
Ronald E. Bruehlman	$359,508		100%		155%		$557,369		$111,474		$668,842
W. Richard Staub, III	$605,000		85%		144%		$739,469		$66,552		$806,021
Kevin C. Knightly	$550,000		85%		131%		$611,469		$48,918		$660,387
Eric M. Sherbet	$525,000		75%		156%		$615,852		$61,585		$677,437

The COVID-19 adjustment to 2020 Revenue, Adjusted EBITDA and Adjusted EPS described more fully under section entitled “Compensation Discussion and Analysis—2020 Compensation Determinations—Impact of COVID-19 on 2020 Financial Results” impacted the total payout amount for each of our named executive officers by no more than approximately 2%.

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2020 LONG-TERM INCENTIVE AWARDS

Consistent with the process set forth under the sections above entitled “Compensation Discussion and Analysis—Compensation Philosophy” and “—Overview of our Executive Compensation Program”, we provide our named executive officers with long-term incentive awards to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our executives with those of our stockholders during the vesting periods. The grant date value of long-term incentive awards granted to each named executive officer for a given year is based on an assessment of the individual’s position, role and responsibilities within the Company, the overall competitiveness of their total direct compensation opportunity, internal equity considerations and the current retentive value of the long-term incentive awards that remained unvested for each named executive officer. The LDC Committee also considers compensation peer group and other market data for a general understanding of competitive equity compensation practices and considers the impact of the grants on long-term incentive plan usage and share dilution. Additional information on the equity awards granted to our named executive officers in 2020 is set forth in the tables, and related footnotes, under the section above entitled “Compensation of our Named Executive Officers—2020 Grants of Plan-Based Awards”.

Awards Made in 2020. The LDC Committee met on February 11, 2020 to determine 2020 long-term incentive awards. When making the awards, the LDC Committee first determined the total grant date value of the award to be granted to each named executive officer and then delivered that value in two components: three-year performance shares representing 50% and SARs representing the remaining 50% of the total grant date value of the award, assuming target level achievement of applicable performance goals for performance shares, as set forth in the table below. The terms of each type of long-term incentive award are set forth above under “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Long-Term Incentive Awards”, which terms are generally applicable to long-term incentive awards granted in fiscal 2020 and in previous fiscal years.

Named Executive Officer	Performance Shares	SARs
Ari Bousbib	$8,316,609	$7,599,668
Ronald E. Bruehlman[1]	—	—
W. Richard Staub, III	$831,555	$759,967
Kevin C. Knightly	$554,412	$506,649
Eric M. Sherbet	$831,555	$759,967
[1]

Mr. Bruehlman received $2,699,926 in restricted stock units upon his appointment to Executive Vice President, Chief Financial Officer on August 1, 2020. In his prior role as a Senior Advisor to our Chief Executive officer, he did not receive performance shares or SARs in 2020.

The 2020-2022 performance share award provides for the grant of common stock at the end of the three-year performance period on the achievement of relative TSR and Adjusted Diluted EPS growth goals over that period, as follows:

Performance Metric	Weight	Threshold	Target	Maximum

3-Year Adjusted Diluted EPS Growth	75%	6.2%	10.0%	13.6%

3-Year TSR vs. S&P 500 (percentile)	25%	25%	50%	75%

Percentage of Target Payout		50%	100%	200%

The Adjusted Diluted EPS growth target for these 2020-2022 performance shares, as well as our 2019-2021 performance shares, is substantially consistent with the earnings growth trajectory reflected in the three-year financial guidance we disclosed at our 2019 Analyst and Investor conference. At that time, we said we expected continued double digit Adjusted Diluted EPS growth during the 2020-2022 period.

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Chief Executive Officer Long-Term Incentive Award Determination. With respect to the determination of our Chief Executive Officer’s annual long-term incentive award in 2020, the LDC Committee considered all of the factors described above. For further details, see “Compensation Philosophy—Compensation of Chief Executive Officer”. In particular, the Board and the LDC Committee believe that, while compensation of our Chief Executive Officer and other named executive officers is strongly aligned with performance (2020 compensation of our Chief Executive Officer was 87.7% performance-linked), retention of our Chief Executive Officer is imperative to the Company’s success and informs the decisions of the Board and our LDC Committee regarding his annual long-term incentive awards.

The LDC Committee considers, among other factors, the value and vesting schedule of unvested awards and the proportion of unvested awards relative to total awards held by our Chief Executive Officer when considering long-term incentive awards granted to our Chief Executive Officer. In determining the long-term incentive award for our Chief Executive Officer in 2020, the LDC Committee considered the fact that 94% of the value associated with the outstanding equity awards held by our Chief Executive Officer as of early February 2020 would be fully vested or exercisable within approximately 12 months. In making its grant determination, the LDC Committee viewed this impending reduction in unvested awards as a substantial decrease in retention value, making it much easier for a competitor to recruit our Chief Executive Officer and provide him with less of a financial incentive to stay in the face of a potential higher offer from another company.

Performance Share Determinations for 2020. Performance share awards granted to our named executive officers on February 8, 2018 were based on IQVIA’s achievement of Adjusted Diluted EPS growth and Relative TSR goals during a three-year performance period, as described above in the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards”. The three-year performance period for the 2018-2020 performance shares ended on December 31, 2020. The number of performance shares that may be earned ranges from 0% of the target award, if the threshold levels of performance are not achieved, to 200% of the target award, if the maximum levels are achieved or exceeded. For results between these marks, the number of shares would be determined by linear interpolation.

As of March 31, 2020, prior to the significant impacts of the COVID-19 pandemic being felt on the Company’s operations, we were forecasting a CAGR for Adjusted Diluted EPS during the 2018—2020 performance period to be over 15%, which would have substantially exceeded the maximum of 12.8% for Adjusted Diluted EPS Growth and would have resulted in a weighted payout factor of 150% for this element of the performance shares formula. Given our TSR performance was at the 80th percentile, the total payout would have been at the 200% maximum level.

The LDC Committee determined that but for the pandemic, we would have, at a minimum, maintained that level of performance based on the Company’s upward sales and profit trajectories and financial forecasts immediately prior to the pandemic.

Key Considerations in Payout Determination. As described more fully above under the section entitled “Compensation Discussion and Analysis—2020 Compensation Determinations—Impact of COVID-19 on 2020 Financial Results”, the LDC Committee considered a number of factors when deciding how to address this overall impact. Key considerations included:

•	the extraordinary nature of the COVID-19 pandemic and its impact on the broader world economy and the healthcare services industry in particular

•	our named executive officers’ significant efforts to swiftly adapt during the pandemic to ensure the safety of our employees and preserve their jobs and compensation to the largest extent possible

•

keeping a focus on the well-being of our employees and the Company’s longer-term strategic objectives rather than prioritizing dramatic cuts and restructurings to achieve pre-pandemic short-term targets

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•	management’s effectiveness in significantly improving the Company’s cash and liquidity position despite the pandemic

•	the sales and profit growth trajectory the Company was achieving immediately prior to the pandemic; and the rapid return to our sales and profit growth in the fourth quarter of 2020

•

the CAGR for Adjusted Diluted EPS during the 2018—2020 performance period was forecasted to be over 15% as of March 31, 2020, immediately prior to the significant impacts of the COVID-19 pandemic being felt on the Company’s operations, which would have substantially exceeded the maximum of 12.8% for Adjusted Diluted EPS Growth and would have resulted in a weighted payout factor of 150% for this element of the performance shares formula. Given our TSR performance was at the 80th percentile, the total payout would have been at the 200% maximum level

•

our strong stock performance in the fourth quarter as investors recognized the named executive officers’ excellent management of our business during the pandemic and strong growth expectations post-pandemic

•	the importance of making adjustments to retain and motivate our key executives given their tremendous efforts in light of the extraordinary nature of the pandemic

•

without any adjustment to 2020 Adjusted Diluted EPS, the Adjusted Diluted EPS growth target for our 2021-2023 performance shares granted in February 2021 would be based off an unusually depressed year because of the COVID-19 impact on 2020. This would have meant the target growth rate for these performance awards would have been far too easily achieved in light of the expected resumption of our growth trajectory in 2021. Accordingly, measuring growth from the unadjusted 2020 Adjusted Diluted EPS amount would have misaligned the interests of stockholders and management in driving long-term sustainable growth

•

at the beginning of the 2018-2020 performance period, in light of significant tax benefits the Company was anticipating receiving in 2018 as a result of the Tax Cuts and Jobs Act enacted in 2017 (the “Tax Act”), the LDC Committee applied the expected 2018 tax benefits to the 2017 Adjusted Diluted EPS to raise the base year Adjusted Diluted EPS used for calculating EPS growth during the 2018-2020 performance period; if this adjustment was not made, the target growth rates for these performance awards would have been more easily achieved

After considering the above factors, and consistent with its action on 2020 short-term incentive awards, the LDC approved an adjustment to reflect approximately one-third of the total impact of the COVID-19 pandemic when determining the payouts for the 2018-2020 performance shares. The adjustment was made by the LDC Committee based on its authority under the 2017 Plan to include or exclude any event that is unusual in nature or occurs infrequently and occurs during the applicable performance period. The adjustment, which benefited 2020 Adjusted Diluted EPS, was consistent with the approach the LDC Committee took in 2018 when it adjusted 2017 Adjusted Diluted EPS to increase the base year Adjusted Diluted EPS used to measure the CAGR during the 2018-2020 performance period, thus negating the benefit the Tax Act would have had on the growth rate.

The LDC Committee approved no other adjustments to any other outstanding performance share awards, and this adjustment was correspondingly added back to the 2020 Adjusted Diluted EPS base year for the purpose of setting the baseline for the 2021-2023 performance shares.

For the 2018-2020 performance shares, this adjustment affected the calculation of Adjusted Diluted EPS growth used in the determination of the awards’ final payout factor. There was no impact or adjustment to the calculation of Relative TSR.

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The performance goals and results used to determine the final payout factor for the 2018-2020 performance shares were as follows:

Performance Metric	Weight	Threshold	Target	Maximum	Actual	Performance	Payout Factor

3-Year Adjusted Diluted EPS Growth	75%	5.5%	9.3%	12.8%	12.5%	190%	142%

3-Year TSR vs. S&P 500 (percentile)	25%	25	50	75	84	200%	50%

							192%

Additional information on the vested value of the performance share awards earned by our named executive officers is set forth in the table and related footnotes below under “Compensation of Named Executive Officers—2020 Option Exercises and Stock Vested”.

PERQUISITES

We provide certain perquisites to our Chief Executive Officer each year pursuant to his employment agreement, all of which are considered compensation and subject to taxes. Our Chief Executive Officer receives reimbursement of reasonable expenses related to home security, financial and estate planning, tax preparation services, and executive physical exams in an annual amount not to exceed $50,000 in the aggregate; use of a Company-leased automobile and reimbursement of all related operating expenses; and personal use of corporate aircraft, subject to the business needs of the Company. We do not provide any tax gross-ups to our Chief Executive Officer in connection with any of these benefits.

We believe the cost of providing such perquisites in 2020 was reasonable and represents a relatively small percentage of the executive’s overall compensation package.

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PAY IS ALIGNED WITH PERFORMANCE

Executive Pay Mix for 2020. The vast majority of the targeted mix of compensation for our Chief Executive Officer and other named executive officers that were in role for full year 2020 consisted of variable pay elements. This breakdown directly ties executive pay to our performance, including financial results, strategic initiatives and stock performance. In addition, the LDC Committee believes that a significant percentage of our Chief Executive Officer’s target compensation package should consist of compensation that aligns with our compensation philosophy of appropriately balancing risk and motivating our executive officers to achieve Company performance objectives in the short term and to grow the business to create value for our stockholders over the long term. The following charts reflect the mix of pay for our Chief Executive Officer (87.7% performance-linked) and the average for our other named executive officers that were in role for full year 2020 (75.8% performance-linked):

Chief Executive Officer	Average of other Named Executive Officers

In addition, most of our named executive officers’ incentive compensation is tilted toward long-term awards, which further aligns compensation with long-term Company performance.

Fiscal 2020 short-term vs. long-term incentive compensation

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Key Features to Align Executive Pay with Stockholder Interests. As illustrated below, we tie our executive compensation program to our long-term business strategy by keeping our executives focused on, and rewarding them for, their achievement of short- and long-term goals that are integral to our strategy.

Annual Plan

•  A significant portion of our named executive officer’s individual performance goals, upon which Annual Plan payouts are determined, are tied to one or more of our strategic goals

•  We link a substantial portion of compensation to corporate performance through our use of achievement of specified Revenue, Adjusted EBITDA and Adjusted Diluted EPS goals and liquidity and cash flow metrics in determining annual cash incentive awards

Aligns named executive officers with stockholders’ interests by:

•  Rewarding individual performance for achievement of strategic goals, which are increased each year and designed to position the Company as an industry leader

•  Incentivizing behavior consistent with strong annual Revenue/Profit, Cash Flow and Balance Sheet/Liquidity performance

Long-Term Incentive Awards

•  We consider individual performance (which is tied to our strategic goals) in setting the value of our named executive officer’s long-term equity grants

•  We link a substantial portion of compensation to long-term corporate performance through the use of long-term incentives, including performance shares that use Relative TSR and Adjusted Diluted EPS as financial metrics

Further aligns named executive officer’s interests with stockholders’ interests by:

•  Taking individual performance (which is tied to our strategic goals) into account in making grants

•  Linking a substantial portion of long-term compensation to long-term corporate and stock performance

RIGOROUS ACCOUNTABILITY, RISK-MITIGATION AND RECOVERY PROVISIONS

Share ownership guidelines. Under our share ownership guidelines established by the LDC Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Share Ownership Guideline[1]	Ownership Level as of February 12, 2021[1]

Ari Bousbib	6x	128X

Ronald E. Bruehlman	3x	8X

W. Richard Staub, III	3x	7X

Kevin C. Knightly	3x	9X

Eric M. Sherbet[2]	3x	2X

[1]	Represents the applicable multiple of the named executive officer’s annual base salary.
[2]	Mr. Sherbet joined IQVIA in March 2018.

Our share ownership guidelines are designed to increase each named executive officer’s ownership stake in us and align their interests with the interests of our stockholders.

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For purposes of the policy, shares are treated as owned if they are owned directly, held through the named executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our share ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award or stock appreciation rights award, whether or not vested. While there is no set period in which these ownership levels must be met, individuals covered by the guidelines, including our named executive officers, are required to retain at least 50% of the shares, net of applicable tax withholding and payment of exercise price (if applicable), received upon the vesting of long-term incentive awards, or the exercise of stock options or stock appreciation rights, until these share ownership guidelines are met.

Clawback policy. We maintain a formal recoupment, or “clawback,” policy for the recovery of incentive-based compensation paid to current and former executive officers, among others, on the basis of financial results that are subsequently restated as a result of misconduct, material noncompliance with financial reporting requirements under GAAP and SEC rules and in the event of a breach of restrictive covenants. The Board administers this policy with respect to executive officers and has the sole discretion to invoke the policy and direct the Company to recover incentive-based compensation received by such persons on the basis of the restatement or misconduct event.

RISK ASSESSMENT

In designing executive compensation, the LDC Committee seeks to create incentives to promote our long-term business success without encouraging undue risk taking. The LDC Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us. We do not believe that our compensation programs generally, including the executive compensation program, encourage excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the LDC Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks.

TAX DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain individuals, including certain current and former executive officers, to $1 million per year. Prior to a change in the tax law in late 2017, certain performance-based compensation awarded or paid by the Company, such as stock appreciation rights and, in some cases, performance shares and annual incentive plan awards, had been eligible to not be limited as to deductibility under such Section 162(m) (if certain requirements had been met). After the change in tax law, as a general matter, all such compensation and other compensation paid to individuals covered by Section 162(m) will be subject to the limitation on deductibility, subject to limited grandfathering exceptions for certain compensation paid pursuant to written binding contracts in effect on November 2, 2017 and not materially modified after such date. The LDC Committee believes that its primary responsibility is to provide an executive compensation program that meets the objectives described above, and that stockholder interests are best served if it retains flexibility and discretion to approve compensation arrangements even if they may not qualify for full or partial tax deductibility and to amend existing arrangements even if such amendment could result in a loss or limitation of deductibility. Therefore, the LDC Committee has approved compensation arrangements for executive officers that did not qualify for full tax deductibility due to Section 162(m) and will continue to do so in the future.

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Compensation Committee Report

The LDC Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2020 Annual Report for filing with the SEC.

The Leadership Development and Compensation Committee

Ronald A. Rittenmeyer, Chair

Carol J. Burt

John P. Connaughton

John G. Danhakl

Todd B. Sisitsky

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Compensation of Named Executive Officers

2020 SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2020, 2019 and 2018, if the named executive officer was an executive officer in that fiscal year.

Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)

Ari Bousbib
Chairman and Chief Executive Officer

2020	1,643,333	—	8,316,609	7,599,668	6,522,980	898,824	594,572	25,575,986
2019	1,684,470	—	6,599,377	6,026,709	6,600,000	583,877	645,343	22,139,776
2018	1,600,000	—	3,911,254	3,637,456	6,300,000	476,553	536,516	16,461,779

Ronald E. Bruehlman
Executive Vice President, Chief Financial Officer

2020	358,333	—	2,699,926	—	668,842	55,892	145,378	3,928,371

W. Richard Staub, III
President, Research & Development Solutions

2020	584,833	—	831,555	759,967	806,021	—	62,289	3,044,665
2019	596,050	—	659,961	602,661	720,000	—	62,487	2,641,159
2018	578,550	—	521,475	484,991	615,000	—	43,041	2,243,057

Kevin C. Knightly
President, Technology & Commercial Solutions

2020	531,667	—	554,412	506,649	660,387	260,056	37,293	2,550,464
2019	542,500	—	659,961	602,661	600,000	173,261	35,366	2,613,749
2018	517,500	—	521,475	484,991	575,000	57,865	33,351	2,190,182

Eric M. Sherbet
Executive Vice President, General Counsel and Secretary

2020	507,500	—	831,555	759,967	677,437	—	51,075	2,827,534
2019	515,000	—	659,961	602,661	550,000	—	41,537	2,369,159
2018	415,833	—	294,676	275,003	350,000	—	63,939	1,399,451

Michael R. McDonnell
Former Executive Vice President, Chief Financial Officer

2020	371,292	—	887,111	810,615	—	—	15,685	2,084,703
2019	660,000	—	824,866	753,325	645,000	—	64,852	2,948,043
2018	650,000	—	651,772	606,223	600,000	—	58,560	2,566,555

(1)

Salary information for Mr. Bruehlman in 2020 reflects amounts paid when he assumed the role of Chief Financial Officer on August 1, 2020. Salary information for Mr. Sherbet in 2018 reflects amounts paid since his employment commenced with us on March 1, 2018. In reaction to the COVID-19 pandemic, each of the above named executive officers, along with other members of senior management, voluntarily elected to forgo a percentage of his base salary for the period May 1 to June 30, 2020 (or, in the case of Mr. Bruehlman, his consulting fees for the same period), with the applicable percentage for our Chief Executive Officer being 50% and for the other named executive officers being 20%. This resulted in a total amount of $232,173 contributed to the IQVIA Cares program, which provided financial aid to employees who had suffered personal hardship as a result of the pandemic.

(2)

Amounts reflect the aggregate grant date fair value of performance shares (the restricted stock or restricted stock units, as applicable) granted in the relevant fiscal year computed in accordance with Accounting Standards Codification Topic 718,

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“Compensation—Stock Compensation,” or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2020 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2020 included in Part II of our annual report on Form 10-K. For performance shares granted to our named executive officers in 2020, the amount reported in the table above is based on the probable outcome of the performance conditions associated with the awards as of the grant date. The grant date fair value of the performance shares, made in the form of restricted stock units, granted to each of our named executive officers in 2020 assuming the highest level of achievement of the performance conditions, was $16,633,219 for Mr. Bousbib, $1,663,110 for Mr. Staub, $1,108,824 for Mr. Knightly, $1,663,110 for Mr. Sherbet and $1,774,222 for Mr. McDonnell.

(3)

Amounts reflect the aggregate grant date fair value for each SAR award granted in the relevant fiscal year as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2020 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2020 included in Part II of our annual report on Form 10-K.

(4)

Amounts for 2020 reflect amounts to be paid in March 2021 under the Annual Plan, as applicable to the named executive officer, as approved by the LDC Committee in February 2021. See “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Short-Term Incentive Awards.” Mr. McDonnell was not paid a bonus under the Annual Plan with respect to 2020 and was not eligible to earn a bonus under the Annual Plan with respect to 2020.

(5)

2020 values represent (i) the aggregate change in the present value of each named executive officer’s accumulated benefit under the IMS Health Retirement Plan and Retirement Excess Plan from December 31, 2019 to December 31, 2020 and (ii) interest earned from December 31, 2019 to December 31, 2020 on deferred compensation that is considered “above-market interest” under SEC rules. The change in pension value is broken down below to show the effect of an additional year of service by the named executive officer on the present values versus changes in present value attributable to actuarial assumptions. “Above market interest” is equal to the difference between the interest credited to the cash portion of Mr. Knightly’s account under the IMS Health Defined Contribution Executive Retirement Plan from December 31, 2019 to December 31, 2020 using the interest rate determined under the plan’s provisions (2.62%) and the interest that would have been credited using 120% of the long-term applicable federal rate for December 2020 (or 1.58% using annual compounding). Each of these components is shown in the following table:

	Change in Present Value of Pension Benefit

Name	Due to additional accruals ($)	Due to change in actuarial assumptions ($)	Total ($)	Above Market Interest on Deferred Compensation ($)

Ari Bousbib	556,571	342,253	898,824	—

Ronald E. Bruehlman	24,174	31,718	55,892	—

Kevin C. Knightly	101,638	147,186	248,824	11,232

(6)	See below for additional information regarding the amounts disclosed in the “All Other Compensation” column.

2020 ALL OTHER COMPENSATION

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for the fiscal year ended December 31, 2020.

Name	Life Insurance Premiums/ Other Benefits ($)	Matching Contributions to 401(k)(1) ($)	Savings Equalization Plan Matching Contribution(2) ($)	Consulting Fees(3) ($)	Other Perquisites(4) ($)	Total ($)
Ari Bousbib	4,902	8,550	247,110	—	334,010	594,572
Ronald E. Bruehlman	3,135	8,550	3,133	130,560	—	145,378
W. Richard Staub, III	4,881	12,825	44,583	—	—	62,289
Kevin C. Knightly	4,902	7,917	24,474	—	—	37,293
Eric M. Sherbet	4,902	12,825	33,348	—	—	51,075
Michael R. McDonnell	2,860	12,825	—	—	—	15,685

(1)	Represents matching contributions to the IQVIA 401(k) Plan on behalf of our named executive officers.

(2)

Represents certain make-whole plan contributions to the IQVIA Savings Equalization Plan on behalf of our named executive officers equal to the amounts that would have been contributed by us on behalf of each of the named executive officers to

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the applicable tax-qualified 401(k) plan under the plan’s matching contribution formula if not for certain limits applicable to tax-qualified plans under the Internal Revenue Code.

(3)	Consulting fees paid to Mr. Bruehlman during 2020 prior to his employment commencement on August 1, 2020.

(4)

Amounts in this column for Mr. Bousbib represent reimbursement of estate planning services ($50,000) and the cost to the Company to lease an automobile for Mr. Bousbib and to reimburse him for all operating expenses related to use of the automobile ($32,285). It also includes the aggregate incremental cost for personal aircraft usage ($251,725). For safety, security and productivity reasons, we strongly encourage Mr. Bousbib to use the Company’s aircraft for personal travel. Mr. Bousbib is entitled to use of the corporate aircraft for personal use up to 150 hours per annum, subject to the business needs of the Company. The amount of incremental cost for personal aircraft usage is determined by calculating the hourly variable costs (i.e., fuel, catering, aircraft maintenance, landing and parking fees, crew costs and other miscellaneous costs) for the aircraft, and then multiplying the result by the hours flown for personal use during the year. Incremental cost, if any, of travel by the executive’s family when accompanying the executive is also included.

2020 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2020.

		Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units(5) (#)	All Other Option Awards: Number of Securities Underlying Options(6) (#)	Exercise or Base Price of Option Awards(7) ($)	Grant Date Fair Value of Stock and Option Awards(8) ($)
Name	Grant Date		Threshold(2) ($)	Target ($)	Maximum(3) ($)	Threshold (#)	Target (#)	Maximum (#)

Ari Bousbib	—	—	—	3,600,000	7,200,000	—	—	—	—	—	—	—
	2/11/2020	2/11/2020	—	—	—	23,447	46,895	93,790	—	—	—	8,316,609
	2/11/2020	2/11/2020	—	—	—	—	—	—	—	224,040	161.70	7,599,668

Ronald E. Bruehlman	—	—	—	860,000	1,720,000	—	—	—	—	—	—	—
	8/3/2020	7/27/2020	—	—	—	—	—	—	16,751	—	—	2,699,926

W. Richard Staub, III	—	—	—	514,250	1,028,500	—	—	—	—	—	—	—
	2/11/2020	2/11/2020	—	—	—	2,344	4,689	9,378	—	—	—	831,555
	2/11/2020	2/11/2020	—	—	—	—	—	—	—	22,404	161.70	759,967

Kevin C. Knightly	—	—	—	467,500	935,000	—	—	—	—	—	—	—
	2/11/2020	2/11/2020	—	—	—	1,563	3,126	6,252	—	—	—	554,412
	2/11/2020	2/11/2020	—	—	—	—	—	—	—	14,936	161.70	506,649

Eric Sherbet	—	—	—	393,750	787,500	—	—	—	—	—	—	—
	2/11/2020	2/11/2020	—	—	—	2,344	4,689	9,378	—	—	—	831,555
	2/11/2020	2/11/2020	—	—	—	—	—	—	—	22,404	161.70	759,967

Michael R. McDonnell	—	—	—	569,500	1,139,000	—	—	—	—	—	—	—
	2/11/2020	2/11/2020	—	—	—	2,501	5,002	10,004	—	—	—	887,111
	2/11/2020	2/11/2020	—	—	—	—	—	—	—	23,897	161.70	810,615

(1)

Represents annual cash incentive award opportunities granted under the Annual Plan. As described in “Compensation Discussion and Analysis—2020 Short-Term Incentive Awards” above, each named executive officer, other than Mr. McDonnell, was eligible to receive a target annual incentive equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the Annual Plan for 2020 is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.”

(2)

Under the Annual Plan, amounts shown in the “threshold” column assume our LDC Committee exercises its discretion to authorize the lowest possible award (or $0) for each named executive officer. See “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Short-Term Incentive Awards.”

(3)

Under the Annual Plan, amounts shown in the “Maximum” column represent 200% of the named executive officers’ target award amount. See “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Short-Term Incentive Awards.”

(4)	Represents performance shares granted in 2020. See “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Long-Term Incentive Awards.”

(5)	Consists of the number of Restricted Stock Units (RSUs) granted in 2020, which vest over three years, in three equal installments beginning on the first anniversary of the grant date.

(6)

Consists of the number of time-based SARs granted in 2020, which vest over three years, in three equal installments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Long-Term Incentive Awards.”

(7)	The exercise price is equal to the closing price per share of our common stock on the grant date, as reported on the NYSE.

(8)	Reflects the grant date fair value of equity awards granted in 2020 determined in accordance with FASB ASC Topic 718. See footnotes (2) and (3) to the “Summary Compensation Table.”

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Narrative disclosure to summary compensation table and 2020 grants of plan-based awards table. We have entered into agreements with Messrs. Bousbib, Bruehlman, Staub and Sherbet governing the terms of their employment. The material terms of each of the agreements with these named executive officers are described below. Each of the agreements also provides for certain payments and benefits to which the named executive officer may be entitled in connection with a termination of employment or upon a change in control, which are described below under “—Potential Payments Upon Termination or Change in Control”.

Employment Agreement with our Chief Executive Officer. In February 2019, we amended and restated the employment agreement with our Chief Executive Officer, replacing and superseding his prior employment agreement, which was most recently amended and restated in July 2018. The amended and restated agreement increased our Chief Executive Officer’s base salary and provided that his outstanding long-term incentive awards would remain outstanding and eligible for vesting, subject to certain limitations, in the event of his retirement from the Company, but otherwise preserved the terms and conditions of his existing agreement. Our Chief Executive Officer’s employment agreement has a three-year term, commencing July 26, 2018, with automatic one-year renewals thereafter unless either party gives a notice of non-renewal at least sixty days in advance. Under the amended employment agreement, our Chief Executive Officer’s annual base salary is $1.7 million, which has since been increased to $1.8 million, and he remains eligible to receive an annual bonus with a target amount of 200% of his annual base salary. Pursuant to his employment agreement, our Chief Executive Officer is entitled to participate in our savings, retirement and health and welfare plans and certain deferred compensation plans in accordance with their terms, and he is also entitled to certain perquisites as described more fully under “Compensation Discussion and Analysis—Retirement, Perquisites and Termination Benefits—Perquisites”, and in note 6 to the “2019 Summary Compensation Table”, above. The employment agreement also includes certain restrictive covenants in favor of the Company, including a covenant not to compete with us or to solicit our clients or employees during and for 24 months following his employment with us.

Agreements with Mr. Bruehlman. In August 2020, we entered into a letter agreement with Mr. Bruehlman in connection with his appointment as our Executive Vice President, Chief Financial Officer, effective August 1, 2020. The letter agreement does not specify a term of employment and either we or Mr. Bruehlman may terminate the employment relationship at any time for any reason. Under his letter agreement, Mr. Bruehlman’s initial annual base salary was $860,000, his target annual bonus is 100% of his annual base salary and he is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms. Under his letter agreement, Mr. Bruehlman was also entitled to a long-term incentive award with a grant date value of $2,700,000 effective as of August 3, 2020.

Mr. Bruehlman is also subject to a Non-Competition Agreement that includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months following his termination of employment for any reason.

Agreements with Mr. Staub. In November 2016, we entered into a letter agreement with Mr. Staub in connection with his appointment as President, Research & Development Solutions. The letter agreement does not specify a term of employment and either we or Mr. Staub may terminate the employment relationship at any time for any reason. Under his letter agreement, Mr. Staub’s initial annual base salary was $540,000, which has since been increased to $605,000, his target annual bonus is 85% of his annual base salary, and he is entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

Mr. Staub is also subject to a Non-Competition Agreement that includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 24 months following his termination of employment for any reason.

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Agreements with Mr. Sherbet. In January 2018, we entered into a letter agreement with Mr. Sherbet in connection with his appointment as our Executive Vice President, General Counsel and Secretary, effective March 1, 2018. The letter agreement does not specify a term of employment and either we or Mr. Sherbet may terminate the employment relationship at any time for any reason. Under his letter agreement, Mr. Sherbet’s initial annual base salary was $490,000, which has since been increased to $525,000, his target annual bonus is 75% of his annual base salary and he is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

Mr. Sherbet is also subject to a Non-Competition Agreement that includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months following his termination of employment for any reason.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2020

The following table sets forth information regarding long-term incentive awards held by our named executive officers as of December 31, 2020.

		Option/SAR Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options / SARs (exercisable) (#)	Number of Securities Underlying Unexercised Options/SARs (unexercisable) (#)(3)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested(1)(2) ($)

Ari Bousbib	2/10/2015	82,847	-	-	65.16	2/10/2025	-	-	-	-
	2/2/2016	127,592	-	-	59.90	2/2/2026	-	-	-	-
	2/2/2017	156,206	-	-	78.21	2/2/2027	-	-	-	-
	2/8/2018	106,971	53,486	-	95.23	2/8/2028	-	-	-	-
	2/13/2019	61,454	122,910	-	131.82	2/13/2029	-	-	-	-
	2/11/2020	-	224,040	-	161.70	2/11/2030	-	-	-	-
	2/2/2017	-	-	-	-	-	127,292	22,806,908	-	-
	2/13/2019	-	-	-	-	-	-	-	45,571	8,164,956
	2/11/2020	-	-	-	-	-	-	-	46,895	8,402,177

Ronald E. Bruehlman	8/3/2020	-	-	-	-	-	16,751	3,001,277	-	-

W. Richard Staub, III	2/8/2018	-	7,132	-	95.23	2/8/2028	-	-	-	-
	2/13/2019	-	12,291	-	131.82	2/13/2029	-	-	-	-
	2/11/2020	-	22,404	-	161.70	2/11/2030	-	-	-	-
	2/13/2019	-	-	-	-	-	-	-	4,557	816,478
	2/11/2020	-	-	-	-	-	-	-	4,689	840,128

Kevin C. Knightly	2/10/2015	8,284	-	-	65.16	2/10/2025	-	-	-	-
	2/2/2016	10,207	-	-	59.90	2/2/2026	-	-	-	-
	2/2/2017	18,224	-	-	78.21	2/2/2027	-	-	-	-
	2/8/2018	14,262	7,132	-	95.23	2/8/2028	-	-	-	-
	2/13/2019	6,145	12,291	-	131.82	2/13/2029	-	-	-	-
	2/11/2020	-	14,936	-	161.70	2/11/2030	-	-	-	-
	2/13/2019	-	-	-	-	-	-	-	4,557	816,478
	2/11/2020	-	-	-	-	-	-	-	3,126	560,085

Eric M. Sherbet	3/1/2018	7,913	3,957	-	97.20	3/1/2028	-	-	-	-
	2/13/2019	6,145	12,291	-	131.82	2/13/2029	-	-	-	-
	2/11/2020	-	22,404	-	161.70	2/11/2030	-	-	-	-
	2/13/2019	-	-	-	-	-	-	-	4,557	816,478
	2/11/2020	-	-	-	-	-	-	-	4,689	840,128

(1)

The values shown equal the number of shares or units multiplied by $179.17, the closing price of a share of our common stock on December 31, 2020, the last business day of fiscal year 2020, as reported on the NYSE.

(2)	The number of shares and the payout value reported reflect payout assuming target performance is achieved.

106	| Compensation of Named Executive Officers	IQVIA 2021 PROXY STATEMENT

(3)

The following table shows the vesting dates of the outstanding and unvested awards held by our named executive officers as of December 31, 2020. Vesting is generally subject to the named executive officer’s continued service with us through the applicable vesting date. All unvested equity awards held by our Chief Executive Officer are subject to acceleration and/or continued vesting in certain cases (discussed below in the section entitled “—Potential Payments upon Termination or Change in Control”).

Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs (unexercisable) (#)	Vesting Date Schedule	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Date Schedule	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Vesting Date Schedule

Ari Bousbib	2/8/2018	53,486	02/08/2021	-	-	-	-
	2/13/2019	61,455	02/13/2021	-	-	-	-
	2/13/2019	61,455	02/13/2022	-	-	-	-
	2/11/2020	74,680	02/11/2021	-	-	-	-
	2/11/2020	74,680	02/11/2022	-	-	-	-
	2/11/2020	74,680	02/11/2023	-	-	-	-
	2/2/2017	-	-	127,292	2/2/2021	-	-
	2/13/2019	-	-	-	-	45,571	12/31/2021
	2/11/2020	-	-	-	-	46,895	12/31/2022

Ronald E. Bruehlman	8/3/2020	-	-	5,583	8/3/2021	-	-
	8/3/2020	-	-	5,584	8/3/2022	-	-
	8/3/2020	-	-	5,584	8/3/2023	-	-

W. Richard Staub, III	2/8/2018	7,132	02/08/2021	-	-	-	-
	2/13/2019	6,145	02/13/2021	-	-	-	-
	2/13/2019	6,146	02/13/2022	-	-	-	-
	2/11/2020	7,468	02/11/2021	-	-	-	-
	2/11/2020	7,468	02/11/2022	-	-	-	-
	2/11/2020	7,468	02/11/2023	-	-	-	-
	2/13/2019	-	-	-	-	4,557	12/31/2021
	2/11/2020	-	-	-	-	4,689	12/31/2022

Kevin C. Knightly	2/8/2018	7,132	02/08/2021	-	-	-	-
	2/13/2019	6,145	02/13/2021	-	-	-	-
	2/13/2019	6,146	02/13/2022	-	-	-	-
	2/11/2020	4,978	02/11/2021	-	-	-	-
	2/11/2020	4,979	02/11/2022	-	-	-	-
	2/11/2020	4,979	02/11/2023	-	-	-	-
	2/13/2019	-	-	-	-	4,557	12/31/2021
	2/11/2020	-	-	-	-	3,126	12/31/2022

Eric M. Sherbet	3/1/2018	3,957	03/01/2021	-	-	-	-
	2/13/2019	6,145	02/13/2021	-	-	-	-
	2/13/2019	6,146	02/13/2022	-	-	-	-
	2/11/2020	7,468	02/11/2021	-	-	-	-
	2/11/2020	7,468	02/11/2022	-	-	-	-
	2/11/2020	7,468	02/11/2023	-	-	-	-
	2/13/2019	-	-	-	-	4,557	12/31/2021
	2/11/2020	-	-	-	-	4,689	12/31/2022

IQVIA 2021 PROXY STATEMENT	Compensation of Named Executive Officers |	107

2020 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock options and/or SARs exercised and vesting of restricted stock, restricted stock units and/or performance shares by our named executive officers during 2020.

	Option/SAR Awards		Stock Awards(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting(3) (#)	Value Realized On Vesting ($)
Ari Bousbib	414,720	61,141,826	137,147	23,050,240
Ronald E. Bruehlman	-	-	-	-
W. Richard Staub, III	52,114	4,049,693	10,379	1,837,713
Kevin C. Knightly	-	-	9,800	1,755,866
Eric M. Sherbet	-	-	5,445	975,581
Michael R. McDonnell	74,943	5,793,474	5,608	793,644

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.

(2)

Amounts shown in these columns reflect restricted stock, restricted stock units and/or performance share awards that vested during 2020. The performance share awards for the 2018-2020 performance period vested on December 31, 2020 and were earned by each named executive officer based on the LDC Committee’s certification on February 9, 2021. See “Compensation Discussion and Analysis—2020 Compensation Determinations—2020 Long-Term Incentive Awards—Performance Share Determination”. The value realized upon the vesting of restricted stock, restricted stock units and/or performance shares was calculated, as required by SEC rules, using the closing price of our common stock as quoted on the NYSE, on the date such restricted stock, restricted stock units and/or performance shares became vested.

(3)

After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock, restricted stock units and/or performance shares, the named executive officers retained a total of 89,941 net shares in aggregate with individual shares retained as follows:

Name	Total Net Shares Retained
Ari Bousbib	70,951
Ronald E. Bruehlman	-
W. Richard Staub, III	6,537
Kevin C. Knightly	6,055
Eric M. Sherbet	3,552
Michael R. McDonnell	2,846

108	| Compensation of Named Executive Officers	IQVIA 2021 PROXY STATEMENT

2020 PENSION BENEFITS

The following table sets forth information regarding the present value of the accumulated benefits of our named executive officers under our pension plans assumed from IMS Health in the Merger as of December 31, 2020. Only Messrs. Bousbib, Bruehlman and Knightly, as legacy IMS Health employees, are eligible to participate in such plans. No amounts were paid to any of our named executive officers under our pension plans during our 2020 fiscal year.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year	Present Value of Lump Sum Payable if Terminated on 12/31/20 ($)(3)
Ari Bousbib	IMS Health Retirement Plan	9.33	192,289	—	—
	IMS Health Retirement Excess Plan	9.33	3,651,674	—	4,229,609
Ronald E. Bruehlman	IMS Health Retirement Plan	5.50	127,840
	IMS Health Retirement Excess Plan	5.50	188,566		217,653
W. Richard Staub, III	—	—	—	—	—
Kevin C. Knightly	IMS Health Retirement Plan	37.42	652,593	—	—
	IMS Health Retirement Excess Plan	37.42	737,894	—	854,441
Eric M. Sherbet	—	—	—	—	—
Michael R. McDonnell	—	—	—	—	—

(1)

Years are credited based on service from the date the individual became a participant in each plan. Individuals become participants in the Retirement Plan and the Retirement Excess Plan on the first day of the month coincident with or next following the attainment of age 21 and completion of one year of service.

(2)

These amounts represent the actuarial present value, as of December 31, 2020, of the total retirement benefit that would be payable to each of our named executive officers in accordance with the terms of the Retirement Plan and Retirement Excess Plan, as applicable, assuming no future service or compensation increases, and no pre-retirement mortality or termination (i.e., each named executive officer is assumed to retire at age 65 and to receive the benefit of annual interest credits at 3.00% under the Retirement Plan and 3.00% under the Retirement Excess Plan on his account balance until such point). The key actuarial assumptions and methodologies used to calculate the present value of accumulated benefits under both the Retirement Plan and Retirement Excess Plan were (i) a discount rate of 2.92% and 2.20%, respectively, and (ii) the White Collar PRI2012 mortality table with scale MP-2020.

(3)

Under the Retirement Excess Plan, if either of Messrs. Bousbib, Bruehlman or Knightly had experienced a separation from service from us for any reason on December 31, 2020, then he would have been entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan on the later of December 31, 2020 or upon attainment of age 55. As all named executive officers attained age 55 prior to December 31, 2020, the present value is determined as of, and the lump sum is payable December 31, 2020, is shown above. The following key actuarial assumptions and methodologies were used to calculate the present value at December 31, 2020: the Retirement Excess Plan account balance as of December 31, 2020 was converted into an annuity payable on December 31, 2020 using a 3.00% interest rate and the GAM 83 Unisex Mortality Table. The resulting annuity was converted to a lump sum payable on December 31, 2020 using an interest rate of 0.978% and the GAM 83 Mortality Table. Under the Retirement Excess Plan, if a change in control occurs, and a participant’s employment with us is involuntarily terminated for a reason other than cause or the participant voluntarily terminates employment with us for good reason within 24 months thereafter, his accumulated benefit would be payable in a single lump sum on the date of such termination, even if that date precedes attainment of age 55. Accordingly, if either of Messrs. Bousbib, Bruehlman or Knightly had been involuntarily terminated for a reason other than cause or had voluntarily terminated employment with us for good reason on December 31, 2020 following a change in control, then each executive officer would be entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon such termination. As Messrs. Bousbib, Bruehlman and Knightly have each attained age 55 prior to December 31, 2020, they would receive the same present value as shown above, as of December 31, 2020, with no enhancement in value (as compared with what each named executive officer would have received had he terminated employment on December 31, 2020 not in connection with a change in control).

IQVIA 2021 PROXY STATEMENT	Compensation of Named Executive Officers |	109

IMS HEALTH DEFINED BENEFIT RETIREMENT PLANS

The following table describes the defined benefit pension plans in which Messrs. Bousbib, Bruehlman and Knightly are eligible to participate.

Plan	Description	Eligibility and Vesting	Benefits Formula	Time and form of Payment	Internal Revenue Code Limitations
IMS Health Retirement Plan	Funded, tax-qualified defined benefit retirement program

All U.S.-based legacy IMS Health employees, including our Chief Executive Officer, Mr. Bruehlman, and Mr. Knightly

Benefits generally vest after three years of qualifying service

This plan was assumed by us in connection with the Merger and closed to new participants effective December 31, 2016

Benefits are defined by a cash balance formula expressed in the form of a notional or “book-keeping” account balance

Each month a participant’s cash balance “account” is increased by (i) pay credits of 6% of the participant’s compensation for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month

Monthly interest credits are based on 1/12th of the 30-year Treasury bond yields in effect during the applicable month, subject to a floor of a 3% annual yield

Participants may retire early at age 55 with three years of service

Normal retirement age is 65. Pension benefits are payable as an actuarially equivalent annuity

Lump-sum distributions are only available for benefits valued at $5,000 or less

Employees do not make contributions to the plan

Section 401(a)(17) of the Internal Revenue Code (IRC) limits the annual compensation that may be taken into account in the calculation of benefits under a tax-qualified defined contribution or defined benefit pension plan, including the IMS Health Retirement Plan, to $285,000 in 2020

Section 415 of the IRC limits the annual benefit payable under a tax-qualified defined benefit plan including the IMS Health Retirement Plan, to $230,000 for 2020

IMS Health Retirement Excess Plan

Unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan

This plan provides pension benefits not provided by the IMS Health Retirement Plan due to the IRC limitations noted above

Certain eligible U.S.-based legacy IMS Health employees, including our Chief Executive Officer, Mr. Bruehlman and Mr. Knightly

We provide, out of our general assets, amounts equal to the difference between the amount that would have been paid in the absence of the aforementioned Internal Revenue Code limits and the amount that may be paid under the IMS Health Retirement Plan

Benefits for the named executives are automatically payable upon termination of employment (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation) in the form of an actuarially equivalent lump sum

None

110	| Compensation of Named Executive Officers	IQVIA 2021 PROXY STATEMENT

2020 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the non-qualified deferred compensation of each of our named executive officers for our 2020 fiscal year under the IMS Health DCERP or the IQVIA Elective Deferred Compensation Plan, as applicable.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Fiscal Year 2020(3) ($)
Ari Bousbib	6,444,899	3,278,522		9,723,421
Ronald E. Bruehlman	—
W. Richard Staub, III	—	—		—
Kevin C. Knightly	—	493,754		4,406,474
Eric M. Sherbet	—	—		—
Michael R. McDonnell	—	—		—

(1)

Contributions for Mr. Bousbib represent his 2019 Short-term incentive Award under the annual plan, which was deferred in 2020. The contribution amount in this table was reflected in the “2019 Summary Compensation Table” under non-equity incentive plan compensation.

(2)

Earnings for Mr. Bousbib includes dividends as well as earnings on the notional investments held. Earnings for Mr. Knightly represent (i) interest credited to the respective named executive officer’s Designated Account (as defined below), and (ii) the increase/decrease in fiscal year 2020 in the fair market value of shares of our common stock notionally held in the particular Designated Account (as described below).

(3)

The aggregate balance at the end of the year consists of the value of Mr. Bousbib’s and Mr. Knightly’s respective accounts, as of December 31, 2020. The Stock Account (as defined below) used in the DCERP plan has been valued using the closing price of our common stock on December 31, 2020 ($179.17), the last business day of fiscal year 2020. Earnings on deferred amounts in Mr. Knightly’s Designated Account, to the extent such earnings were deemed to be “above-market” under applicable SEC rules, have been reflected in the “Summary Compensation Table” in the column labeled “—Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

IQVIA 2021 PROXY STATEMENT	Compensation of Named Executive Officers |	111

The following table describes our non-qualified deferred compensation plans.

Plan	Description	Eligibility and Vesting	Benefits Formula	Time and form of Payment
IMS Health Defined Contribution Executive Retirement Plan (IMS Health DCERP)	Non-qualified, unfunded defined contribution plan

Plan was frozen to new participants and accruals as of June 30, 2012

Previously accrued benefits continue to be eligible to be credited with an interest credit and notional investment returns

Mr. Knightly is fully vested in his account

Participants were able to elect to have their account notionally credited with investment credits (the portion that is so credited is referred to as a “Designated Account”) or, with respect to a designated portion of their account, notionally invested in shares of IMS Health common stock, which then became notionally invested in shares of our common stock in connection with the Merger (the portion that is so notionally invested is referred to as a “Stock Account”)

Annual investment credits to a Designated Account are calculated based on the average annual corporate bond yields from the AA to AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index

A participant’s accounts is paid as a lump sum on or shortly after the date the participant terminates employment with us (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation)

IQVIA Elective Deferred Compensation Plan	Non-qualified, deferred compensation plan	Certain IQVIA employees within the US, including our named executive officers, are eligible to participate The Chief Executive Officer participated in this plan during 2020

Participants may to defer up to 80% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus earned under the Annual Plan and payable to the participant with respect to that year

Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions

Participants may elect to receive date-based, in-service distributions as long as they are active participants in the plan in either a lump sum or in annual installments up to 15 years

Upon separation from service, participants will receive their distribution either as a lump sum or in annual installments up to 15 years (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation)

112	| Compensation of Named Executive Officers	IQVIA 2021 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control.

Employment Agreement and Long-Term Incentive Award Agreements with our Chief Executive Officer. Under the terms of his employment agreement, if we terminate our Chief Executive Officer’s employment without cause (including as a result of non-renewal of the employment term by the Company), or if he resigns for good reason (as such terms are defined in the employment agreement) (either, a “qualifying termination of employment”), our Chief Executive Officer will be entitled to severance in an amount equal to two times the sum of his annual base salary and annual target bonus, payable in equal installments over the 24-month period following the termination of his employment, or if such termination or resignation occurs within the 24-month period following a change in control (as defined in the employment agreement), in a lump sum. Under the terms of his employment agreement and his outstanding long-term incentive award agreements, in the event of a qualifying termination of employment, all of our Chief Executive Officer’s outstanding time-based equity awards that remain unvested will vest in full and, if applicable, will remain exercisable for their full respective terms; and all of his outstanding performance-based equity awards that remain unvested will remain outstanding and eligible to vest based on performance (or, if a qualifying termination of employment occurs within 24 months following a change in control event, will vest based on deemed achievement of target performance on the termination date).

If our Chief Executive Officer’s employment is terminated by the Company due to his disability or terminates due to his death (as such terms are defined in his agreement), all of his outstanding equity awards that remain unvested will vest in full, and, if applicable, will remain exercisable for their full respective terms, with performance-based awards vesting based on deemed performance at target levels on the date his employment terminates. In the event of our Chief Executive Officer’s permanent retirement from the Company, with certain limited exceptions, all of his outstanding time-based equity awards that remain unvested will remain outstanding and continue to vest on the same schedule as if he had remained employed, and, if applicable, will remain exercisable for their full respective terms, and all of his outstanding performance-based awards will remain outstanding and eligible to vest based on actual performance. Our Chief Executive Officer will be eligible for retirement when he attains age 62. As of December 31, 2020, our Chief Executive Officer was not retirement eligible under the terms of his agreement.

Upon a termination for cause or a resignation without good reason (that does not constitute a retirement, as described above), our Chief Executive Officer will be entitled to salary and other compensation that accrued before termination, but no severance will be payable.

As a condition to our Chief Executive Officer’s receipt of the severance payments described above, he must timely execute (without revoking) a release of claims in favor of us and comply with certain restrictive covenants set forth in the employment agreement, including a covenant not to compete with us or to solicit our clients or employees during and for 24 months following his employment with us. Our Chief Executive Officer is also bound by other restrictive covenants, including covenants relating to confidentiality and non-disparagement.

IQVIA 2021 PROXY STATEMENT	Compensation of Named Executive Officers |	113

Letter Agreement with Mr. Staub. In the event of a termination of employment by us without cause, Mr. Staub will be entitled to the severance benefits under each his letter agreement with us.

Under Mr. Staub’s letter agreement, if Mr. Staub’s employment is terminated other than for cause (as defined in the letter agreement), he will receive cash severance, payable in equal monthly installments on our regular payroll schedule during the 24-month non-competition period following termination, equal to (i) 24 months of Mr. Staub’s base salary as of the termination date; (ii) Mr. Staub’s target annual bonus in effect for the year of termination; and (iii) the projected cost of the continuation of group health insurance coverage for Mr. Staub and his eligible dependents pursuant to COBRA for 18 months following the date of termination.

Employee Protection Plan. Messrs. Bruehlman, Knightly and Sherbet participate in the IQVIA Employee Protection Plan (the “Employee Protection Plan”), which provides for certain payments and benefits if the participant’s employment is terminated without cause (as defined in the Employee Protection Plan).

Under the Employee Protection Plan, upon the termination of a participant’s employment without cause (as defined in the Employee Protection Plan), he or she is entitled to continued base salary payments for a period of time of at least two weeks and a maximum of 52 weeks, depending on the participant’s salary grade level and years of eligible service (two weeks for each year of service, subject to certain minimum periods), continued medical, dental and vision benefits throughout the salary continuation period (but not in excess of six months regardless of the duration of continued base salary payments), and certain outplacement services. Mr. Knightly would be entitled to a maximum of 52 weeks of severance benefits under the amended and restated plan. Mr. Sherbet and Mr. Bruehlman would be entitled to 26 weeks of severance benefits under the amended and restated plan.

A participant is entitled to severance benefits under the Employee Protection Plan following a change in control unless he or she unilaterally resigns, is offered comparable employment with us or an acquiring company, or transfers to a customer or client in connection with a transfer or outsourcing plan. Benefits under the Employee Protection Plan cease when the participant begins to earn compensation from a new employer, and are offset by the amounts of any other severance payments that are made to the participant or by the amount of any sign-on incentive or similar amounts paid upon commencement of the participant’s employment, if such payments occurred within 12 months of the termination. Any salary continuation or benefits payable under the Employee Protection Plan are conditioned upon the participant’s timely execution (without revoking) of a release of claims in favor of us that may include certain restrictive covenants, including covenants relating to non-competition and non-solicitation of clients or employees that would apply, in each case, during the one-year period following the participant’s termination of employment or, if longer, the participant’s salary continuation period.

114	| Compensation of Named Executive Officers	IQVIA 2021 PROXY STATEMENT

Summary of potential payments. The following table estimates the dollar value of the additional payments and benefits our named executive officers, would have been entitled to receive under applicable plans and/or arrangements described above, assuming the applicable triggering event occurred on December 31, 2020. The following table does not include payments that would have been payable to Mr. McDonnell who left the Company on August 3, 2020.

Name	Type of Payment or Benefit	Involuntary Termination ($)	Termination Due to Death/ Disability ($)	Change in Control without Termination ($)	Involuntary Termination Following a Change in Control ($)
Ari Bousbib	Severance Pay(1)	10,800,000	—	—	10,800,000
	Acceleration of time-based equity awards(2)	37,030,290	37,030,290	—	37,030,290
	Performance-based equity awards (3)	16,567,133	16,567,133	—	16,567,133
	Total	64,397,423	53,597,423	—	64,397,423
Ronald E. Bruehlman	Severance Pay(6)	430,000	—	—	430,000
	Health & Welfare Benefits(4)	7,442	—	—	7,442
	Outplacement(7)	3,945	—	—	3,945
	Total	441,387	—	—	441,387
W. Richard Staub, III	Severance Pay(5)	1,724,250	—	—	1,724,250
	Health & Welfare Benefits(4)	16,394	—	—	16,394
	Total	1,740,644	—	—	1,740,644
Kevin C. Knightly	Severance Pay(6)	550,000	—	—	550,000
	Health & Welfare Benefits(4)	7,471	—	—	7,471
	Outplacement(7)	3,945	—	—	3,945
	Total	561,416	—	—	561,416
Eric M. Sherbet	Severance Pay(6)	262,500	—	—	262,500
	Health & Welfare Benefits(4)	7,471	—	—	7,471
	Outplacement(7)	3,945	—	—	3,945
	Total	273,916	—	—	273,916

(1)

Represents two times the sum of our Chief Executive Officer’s base salary and his target annual incentive, which is the amount payable to our Chief Executive Officer under the terms of his employment agreement in connection with a termination of his employment by us without cause or by him for good reason.

(2)

Represents the value of the acceleration of unvested time-based SARs determined based on the difference between the exercise price of the SARs and the closing price of a share of our common stock on December 31, 2020 ($179.17), the last business day of fiscal year 2020, and the value of the acceleration of unvested time-based restricted stock determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 31, 2020. For purposes of this table, we have assumed that all time-based SARs and restricted stock would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based SARs and restricted stock would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of time-based SARs and restricted stock in connection with a change in control transaction may be different. As described above, any unvested outstanding time-based equity awards held by our Chief Executive Officer would be accelerated in the event of a qualifying termination of employment or in the event of a termination due to death or disability.

(3)

Represents the value of unvested performance shares (assuming achievement of the performance goals at target), determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 31, 2020 ($179.17). In the event of a qualifying termination of employment, our Chief Executive Officer’s performance shares will remain outstanding and eligible to vest based on performance. In the event of a termination due to death or disability, our Chief Executive Officer’s performance shares would be fully accelerated and paid out at target. For purposes of this table, we have assumed that all performance shares would be assumed, continued or substituted in connection with a change in control and that, as a result, all performance shares would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of performance shares in connection with a change in control transaction may be different. As described above, any unvested outstanding performance-based equity awards held by our Chief Executive Officer would be accelerated in the event of a qualifying termination of employment following a change in control or in the event of a termination due to death or disability and would assume the achievement of the performance goals at target.

IQVIA 2021 PROXY STATEMENT	Compensation of Named Executive Officers |	115

(4)

For Messrs. Bruehlman, Knightly and Sherbet, Health & Welfare Benefits represent the cost to the Company of paying its portion of premiums for medical, dental and prescription drug coverage for Messrs. Bruehlman, Knightly and Sherbet and their eligible dependents during the period during which salary continuation payments under the provisions of the Employee Protection Plan (as in effect on December 31, 2020) are being made. For Mr. Staub, represents the projected cost of group health care continuation for 18 months for Mr. Staub and his eligible dependents, to which he would be entitled under his employment agreement.

(5)	Represents an amount equal to (i) 24 months of Mr. Staub’s base salary and (ii) Mr. Staub’s target annual bonus in effect for the year of termination.

(6)	Represents the sum of base salary continuation payable to Messrs. Bruehlman, Knightly and Sherbet under the provisions of the Employee Protection Plan as in effect on December 31, 2020.

(7)

Represents the value of outplacement services that would be available to Messrs. Bruehlman, Knightly and Sherbet in the event of a qualifying termination of employment under the Employee Protection Plan.

CEO PAY RATIO

U.S. publicly-traded companies are required to disclose the ratio of their chief executive officer’s compensation to that of their median employee under applicable rules that first became effective for our proxy statement that we filed in 2018. This disclosure is required in this Proxy Statement and requires that the median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.

Our Chief Executive Officer to median employee pay ratio was calculated in accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K and represents a reasonable estimate calculated in accordance with SEC regulations and guidance. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

During 2020, we identified our median employee by using base salaries or base rate of pay as our consistently applied compensation measure, for all individuals, excluding our Chief Executive Officer, who were employed by us on December 1, 2020 (annualized in the case employees who joined the Company during 2020). Because of our vast global employee population, we also applied the allowed de minimis exemption and excluded non-U.S. employees from certain countries noted below. The total number of excluded employees represented less than 5% of our population. Applying this de minimis exemption, on December 1, 2020, we had 17,959 U.S. employees and 53,974 non-U.S. employees. Irrespective of the de minimis exemption, on this same date we had 17,959 U.S. employees and 54,319 non-U.S. employees. Pursuant to the permitted de minimis exemption, the following countries were excluded from the ratio calculation: Bolivia, 3; Ecuador, 55; Egypt, 149; Kazakhstan, 3; Pakistan, 53; and Vietnam, 82.

For 2020, the annual total compensation of our median employee, calculated under applicable SEC rules, was $96,128. For 2020, the annual total compensation for our Chief Executive Officer is reported in the “Summary Compensation Table” above. On this basis, the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation is estimated at 266:1.

116	|	IQVIA 2021 PROXY STATEMENT

Proposal No. 3: Amendments to Certificate of Incorporation to Remove Supermajority Voting Standards

After careful consideration, the Board voted to approve, and to recommend to the stockholders that they approve, amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to remove the supermajority voting requirements currently in the Certificate of Incorporation and replace them with majority voting standards, and to adopt certain other immaterial amendments to the Certificate of Incorporation, each as described below (collectively, the “Proposed Amendments”). In light of the differing nature of the provisions affected, this matter is presented as two Items. The Proposed Amendments are set forth in Item 3(a) and Item 3(b) below. Approval of any one of these Items is not conditioned upon approval of the other Items.

As discussed in more detail below, the Company’s Certificate of Incorporation currently contains the following supermajority voting provisions:

Amendments to our Bylaws—The Certificate of Incorporation states that a supermajority vote is necessary for stockholders to amend, alter, change add or repeal our Bylaws. Item 3(a) proposes to amend the Certificate of Incorporation so that future amendments to the Bylaws may be approved by the affirmative vote of the holders of a majority of the shares of the Company present in person or by proxy at a meeting and entitled to vote on such amendment, alteration, change, addition or repeal.

Removal of Directors—The Certificate of Incorporation states stockholder may remove, only for cause, a director or the entire Board from office only by a supermajority vote of stockholders. Item 3(b) proposes to amend this requirement so that directors can be removed with the affirmative vote of the holders of a majority of the shares of the Company then entitled to vote at an election of directors.

In addition, the Proposed Amendments include certain immaterial changes, which are reflected in Appendix B.

This summary does not contain all the information that may be important to you. The complete text of the Amended and Restated Certificate of Incorporation, as they are proposed to be amended (the “Amended Certificate”), is included in Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to the text of the Amended Certificate. You are urged to read the Amended Certificate in its entirety.

IQVIA 2021 PROXY STATEMENT	Proposal No. 3 |	117

Rationale for the Proposed Amendments

As a part of the Company’s ongoing review of its corporate governance, the Board determined that it is in the best interests of the Company and its stockholders to remove the supermajority voting requirements in the Company’s Certificate of Incorporation and provide for majority voting standards.

The supermajority voting requirements were a legacy of the Company sponsored-controlled past following the Merger. Supermajority voting requirements can promote stability, and thereby benefit stockholders, by restricting certain fundamental corporate governance changes from being made without overwhelming support by the Company’s stockholders. However, especially now that all the Company’s sponsors have sold down all or substantially all of their ownership interests, as the case may be, the Board also recognizes that many investors believe that supermajority voting provisions conflict with principles of good corporate governance, including by possibly limiting a board’s accountability to stockholders or limiting stockholders’ participation in a company’s corporate governance. It is important to note that if the Proposed Amendments are approved, they would make it easier for stockholders to remove directors and effect other corporate governance changes in the future.

After considering the benefits and detriments of maintaining current supermajority voting requirements in the Certificate of Incorporation, the Board approved the Proposed Amendments, declaring the Proposed Amendments advisable and resolving to submit them to the Company’s stockholders for approval.

Proposed Amendments

Item 3(a)—Removal of Supermajority voting standards for stockholder approval of amendments, alterations, changes or repeal of the Bylaws

Currently, Section 8 of the Certificate of Incorporation states that stockholders may only amend, alter, change, add or repeal the Bylaws of the Company with the affirmative vote of the holders of at least 75% of the outstanding shares of the Company, voting together as a single class, and entitled to vote on such amendment, alteration, change, addition or repeal. This Item 3(a) requests that stockholders approve an amendment to this standard in order to provide that stockholders may amend, alter, change, add or repeal the Bylaws of the Company by the affirmative vote of the holders of a majority of the shares of the Company present in person or by proxy at a meeting and entitled to vote on such amendment, alteration, change, addition or repeal. This is the default voting standard under the DGCL.

Item 3(b)—Removal of Supermajority voting standards for stockholder removal, for cause only, of a director or the entire Board from office and filling the vacancy or vacancies

Currently, Section 9 of the Certificate of Incorporation states that stockholders may only remove from office, only for cause, any director or the entire Board and fill any vacancy or vacancies with the affirmative vote of the holders of at least 75% of the outstanding shares of the Company, voting together as a single class. This Item 3(b) requests that stockholders approve an amendment to this standard in order to provide that stockholders can remove directors with the affirmative vote of the holders of a majority of the shares of the Company then entitled to vote at an election of directors. This is the default voting standard under the DGCL.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSED AMENDMENTS, WHICH ARE PRESENTED SEPARATELY AS ITEM 3(A) AND ITEM 3(B)

118	|	IQVIA 2021 PROXY STATEMENT

Proposal No. 4: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as independent registered public accountants for us for the year ending December 31, 2020. Ratification of the appointment of PricewaterhouseCoopers requires the vote of a majority of the shares of our common stock cast affirmatively or negatively on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the 2021 Annual Meeting and is free to make statements during the 2021 Annual Meeting.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain PricewaterhouseCoopers or to appoint another independent registered public accounting firm.

Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or the company.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

IQVIA 2021 PROXY STATEMENT	|	119

Audit

AUDIT COMMITTEE REPORT

The Audit Committee has selected PricewaterhouseCoopers as our independent registered public accounting firm for the year ended December 31, 2021. The Board will ask our stockholders to ratify this selection at the 2021 Annual Meeting.

PricewaterhouseCoopers served as our independent registered public accounting firm for the years ended December 31, 2020 and 2019. Prior to the Merger, PricewaterhouseCoopers had been independent auditor of Quintiles continuously since 2002 and for IMS Health continuously since 1998.

Among its functions, the Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.

PricewaterhouseCoopers has also confirmed to us that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures and the letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our 2020 Annual Report for filing with the SEC.

The Audit Committee

James A. Fasano, Chair

Carol J. Burt

Colleen A. Goggins

John M. Leonard, M.D.

Ronald A. Rittenmeyer

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers has served as our independent auditor for the years ended December 31, 2020 and 2019. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for us worldwide.

Audit and Other Fees for Past Two Fiscal Years. The following table sets forth the aggregate fees billed to the Company for services rendered by PricewaterhouseCoopers for the 2020 and 2019 fiscal years:

	(in thousands)

	2020	2019
Audit fees(1)	$8,975	$8,450
Audit-related fees(2)	—	—
Tax fees(3)	2,300	4,000
All other fees(4)	20	35
Total	$11,295	$12,485

(1)

Audit fees principally include services related to the annual audit of the consolidated financial statements, quarterly review of our interim consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters.

(2)	Audit-related fees, if any, would consist principally of due diligence services and financial accounting and reporting consultations for related services not already reported in audit fees.

(3)	Tax fees relate primarily to professional services for tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services.

(4)	All other fees consisted of non-audit and accounting research services.

All audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Audit Committee also has delegated each of its members, acting singly, with the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Audit Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related and tax, none were billed pursuant to these provisions in fiscal 2020 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with its independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from us and its management.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of February 12, 2021, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

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The percentage of shares beneficially owned is computed on the basis of 191,767,120 shares of our common stock outstanding as of February 12, 2021. Shares of our common stock that a person has the right to acquire within 60 days of February 12, 2021 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o IQVIA Holdings Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

	Shares Beneficially Owned

Name of Beneficial Owners	Number	Percent
5% stockholders:
The Vanguard Group(1)	20,954,687	10.9
BlackRock, Inc.(2)	14,826,277	7.7
Directors and named executive officers:
Ari Bousbib(3)	1,896,013	1.0
Ronald E. Bruehlman(4)	11,880	*
W. Richard Staub, III(5)	39,432	*
Kevin C. Knightly(6)	99,998	*
Eric M. Sherbet(7)	35,180	*
Michael R. McDonnell(8)	18,966	*
Carol J. Burt(9)	2,970	*
John P. Connaughton(10)	—	—
John G. Danhakl(11)	37,559	*
James A. Fasano	—	—
Colleen A. Goggins(12)	8,991	*
John M. Leonard, M.D.(13)	9,744	*
Ronald A. Rittenmeyer(14)	11,894	*
Todd B. Sisitsky	—	—
All executive officers and directors as a group (15 persons)(15)	2,180,253	1.1

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)

As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 10, 2021, which reported holdings as of December 31, 2020. The Schedule 13G states that The Vanguard Group has shared voting power with respect to 316,862 shares, sole dispositive power with respect to 20,115,435 shares, and shared dispositive power with respect to 839,252 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

As reported by BlackRock, Inc. in a Schedule 13G filed with the SEC on January 29, 2021, which reported holdings as of December 31, 2020. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 12,568,701 shares and sole dispositive power with respect to 14,826,277 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Includes 724,691 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 12, 2021. Of the shares beneficially owned, 543,302 shares of common stock are held in trust for the benefit of members of Mr. Bousbib’s family.

(4)	Consist of 11,880 shares of common stock held in Ronald E. Bruehlman Revocable Trust.

(5)	Includes 20,745 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 12, 2021.

(6)

Includes 75,377 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 12, 2021, and 18,566 notional shares held under the IMS Health DCERP.

(7)	Includes 31,628 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 12, 2021.

(8)	As reported in a Form 4 filed with the SEC on July 7, 2020, which reported holdings as of July 5, 2020. Mr. McDonnell left the Company on August 3, 2020.

IQVIA 2021 PROXY STATEMENT	Security Ownership |	123

(9)	Consists of 2,970 shares of common stock issued pursuant to Company stock incentive plans.

(10)

Does not include shares of common stock held by Bain Capital Integral Investors 2008, L.P. (“Integral 2008”), BCIP TCV, LLC (“BCIP TCV”) and BCIP Associates-G (“BCIP-G” and, collectively, the “Bain Capital Entities”). Bain Capital Investors, LLC (“BCI”) is the ultimate general partner of Integral 2008 and governs the investment strategy and decision-making process with respect to investments held by each of BCIP TCV and BCIP-G. Mr. Connaughton, who is one of our directors, is a Managing Director of BCI and as a result, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. Mr. Connaughton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Mr. Connaughton is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(11)	Consists of 37,410 shares of common stock held for the benefit of Mr. Danhakl’s family and 149 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.

(12)	Consists of 7,251 shares of common stock issued pursuant to Company stock incentive plans and 1,740 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.

(13)	Consists of 9,744 shares of common stock issued pursuant to Company stock incentive plans.

(14)	Consists of 11,894 shares of common stock issued pursuant to Company stock incentive plans.

(15)

Includes 859,058 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days, 18,566 notional shares held under the IMS Health DCERP and 1,889 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.

124	|	IQVIA 2021 PROXY STATEMENT

Certain Relationships and
Related Person Transactions

RELATED PARTY TRANSACTIONS APPROVAL POLICY

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. For purposes of this policy, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related party transactions must be approved or ratified by the Audit Committee based on full information concerning the proposed transaction, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction, including materiality and character of the related party’s direct or indirect interest, the benefits and perceived benefits, or lack thereof, to the Company and the related party, the availability to the Company of alternative means or transactions by which to obtain like benefits, terms that would prevail in a similar transaction with an unaffiliated third party, the actual or apparent conflict of interest of the related party, and such other information as our Audit Committee deems appropriate. Our policy provides that we generally should not engage in related party transactions unless the Audit Committee has determined that, upon consideration of all relevant information, the proposed transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

SHAREHOLDERS AGREEMENT

In connection with the merger of IMS Health Holdings, Inc. (“IMS Health”) with and into Quintiles Transnational Holdings Inc. (“Quintiles”) on October 3, 2016 (the “Merger”), we entered into a shareholders agreement (the “Shareholders Agreement”) with certain of the largest post-Merger shareholders, including certain funds affiliated with TPG Global, LLC (collectively, “TPG”), certain affiliates of Bain Capital Investors, LLC (collectively, “Bain Capital”), CPP Investment Board Private Holdings Inc. (“CPPIB”), Dr. Dennis B. Gillings and certain of his affiliates (the “DG Shareholders”), and Leonard Green & Partners, L.P. (“LGP”). TPG, the DG Shareholders and LGP are no longer parties to the Shareholders Agreement. Bain Capital and CPPIB are the only remaining parties to the Shareholders Agreement. Bain Capital and CPPIB are sometimes referred to as the “SHA Parties” in this Proxy Statement.

The SHA Parties have certain customary registration rights with respect to their shares of our common stock. Pursuant to the registration rights provisions of the Shareholders Agreement, the SHA Parties have demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, subject to certain conditions. In addition, in the event that we register shares of our common stock for sale to the public, we are required to give notice of such registration to the SHA Parties, and, subject to certain limitations, include shares of our common stock held by them in such registration. The Shareholders Agreement includes customary indemnification provisions in favor of the SHA Parties, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

IQVIA 2021 PROXY STATEMENT	Certain Relationships |	125

The Shareholders Agreement will terminate with respect to any current party thereto (i) with respect to provisions regarding our Board, at such time as the party is no longer entitled to designate a nominee, (ii) with respect to provisions regarding registration rights, until such time as the party has sold all of its shares of our outstanding common stock or has the ability to sell such shares pursuant to Rule 144 of the Securities Act without volume limitations (provided that the shareholder group to which such party belongs then holds less than 3% of our outstanding common stock) and (iii) with respect to the remainder of the Shareholders Agreement, at such time as the party no longer holds any shares of our common stock. The Board designation rights for each of the parties to the Shareholders Agreement have ceased.

CORPORATE OPPORTUNITIES

Our Certificate of Incorporation was approved by stockholders in connection with the Merger and provides that TPG, Bain Capital, CPPIB and LGP, and certain of their respective affiliates, will not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. The Certificate of Incorporation further provides that the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to TPG, Bain Capital, CPPIB, LGP, or certain of their respective affiliates. This provision applies to these stockholders (and associated parties) only for so long as such stockholder continues to have the right under the Shareholders Agreement to designate one nominee or a nominee designated by such stockholder at any time continues to serve on the board. The Board designation rights for each of the parties to the Shareholders Agreement have ceased, but TPG, Bain Capital, CPPIB and LGP continue to have at least one current or former designee serving on the Board.

126	|	IQVIA 2021 PROXY STATEMENT

About the 2021 Annual Meeting

What is the purpose of the 2021 Annual Meeting?

At the 2021 Annual Meeting, holders of shares of our common stock will consider and act upon the following items of business:

•	Election of the three Class II director nominees named in this Proxy Statement for a three-year term

•	Advisory (non-binding) vote on the frequency of future stockholder advisory votes to approve executive compensation (say-on-frequency)

•	Amendments to our Certificate of Incorporation to eliminate all supermajority voting standards applicable to our stockholders

•	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021

•	Transaction of any other business that may properly come before the 2020 Annual Meeting

The Board recommends: (i) a vote FOR the election of the three nominees proposed for election as Class II directors, (ii) a vote FOR each proposed amendment to our Certificate of Incorporation and (iii) a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020 and, on any other business properly brought before the 2021 Annual Meeting, in accordance with the best judgment of the named proxies. The Board is not making any recommendation in respect of the say-on-frequency vote, but it has committed to implementing the majority view even though this is an advisory vote and is not binding on the Company.

Who are the Class II directors that will be voted on at the 2021 Annual Meeting?

The following are the Class II directors that have been nominated for election to our Board:

•	Ari Bousbib

•	John M. Leonard, M.D.

•	Todd B. Sisitsky

Information regarding each of our directors is set forth below under “Proposal 1—Election of Directors.”

Who is entitled to vote at the 2021 Annual Meeting?

Only stockholders of record on February 12, 2021, the record date for the 2021 Annual Meeting, are entitled to receive notice of and to vote at the 2021 Annual Meeting. On that date, we had 191,748,810 shares of common stock outstanding on the books and records of our transfer agent, American Stock Transfer and Trust Company, LLC (AST).

What constitutes a quorum?

A quorum of shares is necessary to hold a valid stockholders’ meeting. Our Bylaws provide that a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which a stockholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

IQVIA 2021 PROXY STATEMENT	About the 2021 Annual Meeting |	127

What vote is required to approve each item of business?

The chart below summarizes the voting requirements and effects of broker non-votes and abstentions, as prescribed by our corporate governance documents and Delaware law, on the outcome of the vote for the proposals at the Annual meeting.

Proposal	Vote Required	Effect of Abstentions and Broker Non-Votes
Election of Directors	Plurality of votes cast	A “withhold” vote or broker non-vote will have no effect on the outcome
Advisory say-on-frequency vote	Majority of votes cast[1]	Not considered as votes cast and have no effect on the outcome
Amendments to Certificate of Incorporation	Majority of shares present in person or presented by proxy at the meeting and entitled to vote on the subject matter	Abstentions have the same effect as a vote “against” and broker non-votes will have no effect on the outcome
Ratification of independent auditor	Majority of votes cast	Not considered as votes cast and have no effect on the outcome

[1]

The advisory vote on frequency of say-on-pay is not binding on the Company, but the Board has committed to implementing the majority view even though this is an advisory vote and is not binding on the Company.

Our Bylaws provide that directors are elected by a plurality of votes cast, which means that the nominees with the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the 2021 Annual Meeting. Our Corporate Governance Guidelines provide that, in an uncontested election, which is an election in which the number of nominees is not greater than the number of directors to be elected, a director who receives a number of “withhold” votes that is greater than 50% of all votes cast with respect to that nominee’s election shall promptly tender his or her resignation from the Board. The Nominating and Governance Committee shall then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Governance Committee and the Board, in making its recommendation or decision, as applicable, shall consider what it believes is in the best interests of the Company and its stockholders and may consider any factor or other information it deems relevant. The Board shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and shall publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the director shall continue to serve until the next annual meeting of stockholders at which such director faces re-election and until such director’s successor is elected and qualified. As the election of directors at the 2021 Annual Meeting will be uncontested, the director nominees will be elected by a plurality of the votes, subject to the foregoing procedure.

Although the advisory say-on-frequency vote is non-binding, the Board voluntarily included the proposal this year to solicit stockholder feedback on the desired frequency of advisory votes on executive compensation and plans to adopt a standard consistent with the majority of votes cast.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with AST, you are considered, with respect to those shares, the “stockholder of record.” Proxy materials or a Notice of Internet Availability of Proxy Materials have been sent directly to you by us.

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If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials or a Notice of Internet Availability of Proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. Please note that because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the 2021 Annual Meeting in any of the following ways:

•

In person—you may attend the 2021 Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the 2021 Annual Meeting will supersede your prior vote.

•	By proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet at www.voteproxy.com;

•

by using the toll-free telephone number 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions, as noted on your proxy card; or

•	by completing a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. E.D.T. on April 12, 2021.

If you are a beneficial owner holding in street name, please refer to your proxy card or the voting information form forwarded by your broker, bank or other nominee to see which of the above choices are available to you. Brokers are not permitted to vote for Proposals 1, 2 or 3 if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal 4 if you do not do so.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. The individuals named as proxies on the proxy card are Mr. Bousbib, our Chairman and Chief Executive Officer, Mr. Bruehlman, our Executive Vice President and Chief Financial Officer, and Mr. Sherbet, our Executive Vice President, General Counsel and Secretary. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or withheld from the election of director, or voted for or against or to abstain from voting on all, some or none of the other items of business to come before the 2021 Annual Meeting.

If you properly sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as the Board recommends, if

IQVIA 2021 PROXY STATEMENT	About the 2021 Annual Meeting |	129

applicable, which recommendations are set forth above. The Board has not recommended a vote for Proposal 3, which means that the shares represented by your properly signed proxy will not be voted in respect of Proposal 3 if you do not indicated how your shares should be voted.

It is possible that items of business other than those listed above may be brought before stockholders at the 2021 Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the SEC when voting shares on a discretionary basis. At the date of this Proxy Statement, we have not received any notice regarding any other matter to come before the 2021 Annual Meeting that was timely in accordance with our Bylaws.

If I vote by proxy, may I still attend the 2021 Annual Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the 2021 Annual Meeting and voting in person.

Who Can Attend the 2021 Annual Meeting?

Any Company stockholder as of the close of business on February 12, 2021 may attend the meeting. You will need proof of ownership to enter the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the meeting.

For directions to the meeting, you may contact the Secretary of the Company at 83 Wooster Heights Road, Danbury, Connecticut 06810.

How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the 2021 Annual Meeting begins, or by attending the 2021 Annual Meeting and voting in person.

Who is paying the costs of this proxy solicitation?

We are paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. Certain of our directors, officers and employees, without additional compensation, may also solicit proxies on our behalf in person, by telephone, or by electronic communication. In addition, we have engaged Morrow Sodali LLC to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $12,000 plus out-of-pocket expenses.

How can I find out the results of the voting at the 2021 Annual Meeting?

AST will receive and tabulate the vote in connection with the 2021 Annual Meeting. Representatives of AST will act as the independent Inspectors of Election and in this capacity will supervise the voting,

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decide the validity of proxies and certify the results. AST has been instructed that the vote of each stockholder must be kept confidential and may not be disclosed (except in legal proceedings or for the purpose of soliciting stockholder votes in a contested proxy solicitation).

Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the 2021 Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC, known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this Proxy Statement and our 2020 Annual Report to any stockholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this Proxy Statement and our 2020 Annual Report, stockholders may write or call us at the following:

Investor Relations Department

83 Wooster Heights Road

Danbury, Connecticut 06810

ir@iqvia.com

203-448-4600

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I receive electronic access to proxy materials?

If you hold shares registered in your name, you may sign up at www.investordelivery.com to receive electronic access to proxy materials for future meetings, rather than receiving mailed copies. If you choose electronic access, you will receive an email notifying you when the 2020 Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a website and instructions on how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in street name, you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by going online at www.proxyvote.com.

If I cannot attend the 2021 Annual Meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:59 p.m. E.D.T. on Monday, April 12, 2021 and in that case it is not necessary for you to return your proxy card.

If you choose to vote by mailing a proxy card, you should mail your signed proxy card sufficiently in advance for it to be received no later than 9:00 a.m. E.D.T. on Monday, April 12, 2021.

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Other Relevant Information

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, the LDC Committee of the Board consisted of Messrs. Connaughton, Danhakl, Rittenmeyer (Chair) and Sisitsky. None of the members of the committee have at any time been an officer or employee of the Company or any of its subsidiaries. During 2020, none of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board or the LDC Committee.

For his current term expiring at the 2021 Annual meeting, Mr. Sisitsky was designated for nomination to the Board pursuant to the Shareholders Agreement, which, as discussed above, required that all parties to the Shareholders Agreement vote in favor of the election of certain nominees designated in accordance with the Shareholders Agreement. Mr. Sisitsky is associated with TPG, which ceased to be a party to the Shareholders Agreement in 2020. Information regarding our relationship with this entity and its affiliates is described above under “Certain Relationships and Related Person Transactions.”

OTHER MATTERS

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the 2020 Annual Meeting. If, however, any other appropriate business is properly presented at the 2020 Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

STOCKHOLDER PROPOSALS AND NOMINEES FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

Under SEC rules, for a stockholder proposal to be included in our proxy statement (and form of proxy) for presentation at our 2022 annual meeting of stockholders, the proposal must be received by us, marked to the attention of Secretary of the Company at 83 Wooster Heights Road, Danbury, Connecticut 06810 by October 29, 2021. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Our Bylaws provide for a right of proxy access. This bylaw enables stockholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under our Bylaws, a stockholder, or a group of up to 20 stockholders, who has continuously owned at least 3% of our outstanding shares of common stock for at least three consecutive years may nominate up to 20% of the Board (but in any event at least two directors) and have such nominee(s) included in our proxy statement, if the stockholder(s) and the nominee(s) satisfy the applicable requirements set forth in our Bylaws. Stockholders seeking to have one or more nominees included in our 2022 proxy statement must deliver the notice required by our Bylaws to the attention of Secretary of the Company at 83 Wooster Heights Road, Danbury, Connecticut 06810 no earlier than September 26, 2021, and no later than October 26, 2021.

Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders, but that are not included in our proxy statement for that meeting. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company at 83 Wooster Heights Road, Danbury, Connecticut 06810. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2022 annual meeting of stockholders no earlier than December 14, 2021, and no later than January 13, 2022.

132	| Other Relevant Information	IQVIA 2021 PROXY STATEMENT

If, however, the date of our 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2021 Annual Meeting, we must receive notice no earlier than December 14, 2021 and no later than the later of January 13, 2022 or ten days after the day on which the date of our 2022 annual meeting of stockholders is first disclosed in a public announcement.

The nomination must contain the information specified in our Bylaws.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2020 Annual Report will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

REDUCE MAILINGS

If more than one copy of our 2020 Annual Report has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “expects,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “forecasts,” “projects,” “should,” “targets,” “will” and similar words and expressions, and variations or negatives of these words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute

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to such differences include, but are not limited to: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak or international conflict or other disruptions outside of our control; our ability to accurately model or forecast the impact of the spread and/or containment of COVID-19, among other sources of business interruption, on our operations and financial results; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses; and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments or otherwise.

By Order of the Board of Directors,

Eric M. Sherbet

Executive Vice President, General Counsel and Secretary

Dated: February 26, 2021

Danbury, Connecticut

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Appendix A

Financial Reconciliations

USE OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes financial measures not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP financial information is provided to enhance understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with GAAP. We use non-GAAP measures in our operational and financial decision making and believe that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, we exclude all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to the Company. Internal management reports feature non-GAAP measures, which are also used to prepare strategic plans and annual budgets and review management compensation. We also believe that stockholders may find non-GAAP financial measures useful for the same reasons, although stockholders are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, stockholders should not consider such performance measures in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with GAAP. Stockholders are encouraged to review the reconciliations below of these financial measures.

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IQVIA HOLDINGS INC. AND SUBSIDIARIES

NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(in millions)

(unaudited)

Year Ended December 31, 2020
Net Income Attributable to IQVIA Holdings Inc.	$ 279
Provision for income taxes	72
Depreciation and amortization	1,287
Interest expense, net	410
Income in unconsolidated affiliates	(7)
Income from non-controlling interests	29
Deferred revenue purchasing accounting adjustments	1
Stock-based compensation	95
Other income, net	(23)
Loss on extinguishment of debt	13
Restructuring and related charges	85
Acquisition and integration related charges	143
Adjusted EBITDA	$2,384

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IQVIA HOLDINGS INC. AND SUBSIDIARIES

NET INCOME TO ADJUSTED NET INCOME RECONCILIATION

(in millions, except per share data)

(unaudited)

Year Ended December 31, 2020
Net Income Attributable to IQVIA Holdings Inc.	$279
Provision for income taxes	72
Purchase accounting amortization(1)	933
Income in unconsolidated affiliates	(7)
Income from non-controlling interests	29
Deferred revenue purchasing accounting adjustments	1
Stock-based compensation	95
Other income, net	(23)
Loss on extinguishment of debt	13
Royalty hedge gain	—
Restructuring and related charges	85
Acquisition and integration related costs	143
Adjusted Pre Tax Income	$1,620
Adjusted tax expense	(330)
Income from non-controlling interests	(29)
Minority interest effect in non-GAAP adjustments(2)	(9)
Adjusted Net Income	$1,252
Adjusted earnings per share attributable to common stockholders:
Basic	$6.54
Diluted	$6.42
Weighted-average common shares outstanding:
Basic	191.3
Diluted	195.0

(1)	Reflects all the amortization of acquired intangible assets.

(2)	Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

IQVIA 2021 PROXY STATEMENT	|	137

Appendix B

Amended Certificate of Incorporation

IQVIA HOLDINGS INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

1.    The name of the corporation is “IQVIA Holdings Inc.” (hereinafter referred to as the “Corporation”).

2.    The street address and county of the registered office of the Corporation in the State of Delaware is ~~1209 Orange Street~~251 Little Falls Drive, in the City of Wilmington, County of New Castle, ~~19801~~19808, and the name of its registered agent at such address is ~~The~~Corporation ~~Trust~~Service Company.

3.    The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.    Capitalization.

A.    Authorized Shares. The Corporation shall have authority to issue four hundred and one million (401,000,000) shares, consisting of (a) four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”); and (b) one million (1,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B.    Common Stock. All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same preferences, limitations and relative rights.

1.    Voting Rights. On all matters to be voted on by the Corporation’s stockholders, each holder of record of shares of Common Stock will be entitled to one vote per share so held.

2.    Dividends. When and as dividends are declared or paid on shares of Common Stock, whether in cash, property or securities of the Corporation, each holder of record of shares of Common Stock will be entitled to a ratable portion of such dividend, based upon the number of shares of Common Stock then held of record by each such holder.

3.    Liquidation. The holders of the Common Stock will be entitled to share ratably, on the basis of the number of shares of Common Stock then held by each such holder, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

C.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the shares of each such series to have such designations, preferences, relative rights and powers, including voting powers (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation. Authority is expressly granted to the Board of Directors, subject to the provisions hereof and to any limitations provided under the DGCL, to authorize the issuance of one or more series within the class of Preferred Stock, and with respect to each such series to determine and fix by resolution or resolutions the designations, preferences, relative rights and powers, including voting powers, full or limited, or no voting power, of such shares, or the qualifications, limitations or restrictions of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority permitted under the DGCL.

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5.    Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

Subject to the requirements of applicable law, a special meeting of the stockholders of the Corporation may be called at any time (i) by a majority of the members of the Board of Directors or (ii) by the Chairman of the Board or Chief Executive Officer of the Corporation. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or outside the State of Delaware as the Corporation may designate. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. No business may be transacted and no corporate action may be taken at a special meeting other than business within the purpose or purposes stated in the notice of the meeting unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

6.    The Corporation shall be entitled to treat the person in whose name any shares are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

7.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than seventeen (17), and shall be fixed in such a manner as may be prescribed by the Bylaws. The directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. ~~Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders.~~ Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class appointed or elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective initial class.

8.    In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation. Any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of ~~at least seventy-five percent (75%)~~a majority of the ~~outstanding~~ shares of the Corporation~~, voting together as a class,~~ present in person or by proxy at a meeting and entitled to vote on such amendment, alteration, change, addition or repeal.

9.    Subject to the Bylaws of the Corporation, the stockholders may, at any meeting the notice of which shall state that it is called for that purpose, remove, only for cause and with the affirmative vote of the holders of ~~at least seventy-five percent (75%)~~a majority of the ~~outstanding~~ shares of the Corporation~~,~~

IQVIA 2021 PROXY STATEMENT	Appendix B |	139

~~voting together as a class,~~ then entitled to vote at an election of directors, any Director, or the entire Board of Directors, and fill the vacancy or vacancies; in each case provided that whenever any director shall have been elected by a voting group of stockholders, only the stockholders from that voting group may participate in the vote to remove him or her, and such vacancy may be filled only by the holders of shares of that voting group. Subject to the Bylaws of the Corporation, vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill any such vacancy or newly created directorship shall hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Subject to the Bylaws of the Corporation, when one or more directors shall resign effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

10.   Limitation of Director Liability; Indemnification

(A)    Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article 10 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 10, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(B)    Indemnification.

1.    Nature of Indemnity. The Corporation shall indemnify any person (an “Indemnitee”) who at any time serves or has served as a director or officer of the Corporation, or at the request of the Corporation is or was serving as a director, officer, partner, member, trustee, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, or as a trustee or administrator under any employee benefit plan of the Corporation or any wholly owned subsidiary thereof (any such entity, an “Other Entity”), to the fullest extent from time to time permitted by law in the event he or she is or is threatened to be involved as a party, witness or otherwise in any threatened, pending or completed action, demand, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other and whether formal or informal, including but not limited to any investigation, inquiry, hearing or alternative dispute resolution process, whether or not brought by or on behalf of the Corporation, by reason of the fact that he or she is or was acting in such capacity; provided, however, that the Corporation shall not indemnify any such Indemnitee against liability or expenses such person may incur on account of his or her activities which were, at the time taken, known or believed by him or her to be clearly in conflict with the best interests of the Corporation. The rights of those receiving indemnification hereunder shall, to the fullest extent from time to time permitted by law, cover (1) reasonable expenses, including without limitation all reasonable attorneys’ fees actually

140	| Appendix B	IQVIA 2021 PROXY STATEMENT

incurred by him or her in connection with any such action, suit or proceeding; (2) all payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which he or she may have become liable in such action, suit or proceeding; and (3) all reasonable expenses incurred in enforcing the indemnification rights provided herein. The rights granted herein shall not be limited by the provisions contained in Section 145 of the DGCL.

2.    Determination That Indemnification Is Proper. The Board of Directors shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by Article 10(B)(1), including without limitation making a determination that indemnification is permissible in the circumstances and a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him or her. The Board of Directors may appoint a committee or special counsel to make such determination and evaluation. The Board of Directors may give notice to, and obtain approval by, the stockholders of the Corporation for any decision to indemnify.

3.    Advance Payment of Expenses. Expenses incurred by a director or an officer in connection with an action, suit or proceeding referred to in Article 10(B)(1) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation pursuant to this Article 10(B); provided, however, that the Corporation shall have no obligation to advance expenses incurred by a director or officer with respect to any claim initiated by such director or officer without the prior written consent of or authorization of the Board of Directors (other than a claim brought by a director or officer to enforce his or her or rights under this Article 10). Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation’s legal counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

4.    No Duplication of Payments. The Corporation shall not be liable under this Article 10(B) to make any payment in connection with any claim made against any Indemnitee to the extent such person has otherwise received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise payable as indemnity hereunder; provided, however, that the Corporation agrees that, as between the Corporation, on the one hand, and any Sponsor Stockholder with whom a director is or was affiliated and any insurer providing insurance coverage to such Sponsor Stockholder, on the other hand, the Corporation (1) is the indemnitor of first resort under this Article 10 (i.e., its obligations under this Article 10 are primary and any indemnification or advancement obligations of any Sponsor Stockholder with whom a director is or was affiliated and the obligations of any insurer of such Sponsor Stockholder to provide insurance coverage with respect to the same obligations are secondary), (2) shall be required to advance the full amount of expenses incurred by the director and shall be liable for the full amount of indemnification obligations as required by the terms of this Certificate of Incorporation and any other agreements the Corporation may have with the director, without regard to any rights the director may have against such Sponsor Stockholder, and (c) unconditionally and irrevocably waives, relinquishes, releases such Sponsor Stockholder from and agrees not to exercise any rights that it may have with respect to any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. For purposes of this Article 10, “Sponsor Stockholder” means any current or former stockholder that is or was party to the Stockholders Agreement (as defined below), any

IQVIA 2021 PROXY STATEMENT	Appendix B |	141

Affiliate (as defined in the Stockholders Agreement) of such stockholder (other than the Corporation and its subsidiaries), and/or any other investment entity or related management company that is advised by the same investment adviser as any of the foregoing entities or by an Affiliate (as defined in the Stockholders Agreement) of such investment adviser.

5.    Subrogation. Subject to the limitations set forth in Article 10(B)(4), in the event of payment of indemnification to an Indemnitee, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce any such recovery.

(C)    Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee, member or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 10 or the DGCL.

(D)    Non-Exclusivity of Rights. The rights conferred on any Indemnitee by this Article 10 are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. The Corporation may enter into an agreement with any of its directors, officers, employees or agents providing for indemnification and advancement of expenses, including attorneys’ fees, that may change, enhance, qualify or limit any right to indemnification or advancement of expenses created by this Article 10.

(E)    Survival; Amendment or Repeal. The foregoing provisions of this Article 10 shall be deemed to be a contract between the Corporation and each Indemnitee at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of the Indemnitee.

(F)    Other Indemnification. This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Indemnitees or persons other than Indemnitees when and as authorized by appropriate corporate action, including without limitation by separate agreement with the Corporation.

11.    Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

12.    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

13.    The stockholders of the Corporation shall have no right to cumulate their votes for the election of directors.

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14.   Renouncement of Corporate Opportunity.

A.    Scope. The provisions of this Article 14 are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation and, to the extent applicable, its stockholders, with respect to certain classes or categories of business opportunities. “Exempted Person” means each of the Bain Shareholders, the TPG Shareholders, the CPP Shareholder and the LG Shareholders (each as defined in the Shareholders Agreement, dated as of May 3, 2016, by and among the Corporation and certain of its stockholders named therein, as such agreement existed as of May 3, 2016 (the “Stockholders Agreement”)), their respective Affiliates (other than the Corporation and its subsidiaries), TPG Global, LLC and Bain Capital, LLC and their Affiliates and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees, including any of the foregoing who serve as officers or directors of the Corporation. Solely for purposes of this Article 14, references to “Affiliate”, “Nominee”, and “Stockholder Group” have the meaning ascribed to such terms in the Stockholders Agreement.

B.    Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or, to the extent applicable, any of its or their stockholders, for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

C.    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 14, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D.    Effect of Stockholders Agreement. The provisions of Sections B and C of this Article 14 (i) shall be subject to compliance with any procedures regarding corporate opportunities specified in the Stockholders Agreement and (ii) shall continue with respect to an Exempted Person until the first date that both of the following conditions are true (a) such Exempted Person’s applicable Stockholder Group is not entitled to designate at least one (1) Nominee to the Board of Directors of the Corporation pursuant to the Stockholders Agreement, and (b) no individual is serving on the Board who has at any time been designated as a Nominee by such Exempted Person’s applicable Stockholder Group.

E.    Amendment of this Article 14. No amendment or repeal of this Article 14 in accordance with the provisions of Article 11 shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article 14 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation of the Corporation, the Corporation’s bylaws or applicable law.

0                ∎

IQVIA HOLDINGS INC.

Proxy for Annual Meeting of Stockholders on April 13, 2021

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ari Bousbib, Ronald E. Bruehlman, and Eric M. Sherbet, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IQVIA HOLDINGS INC., to be held on April 13, 2021 at 9:00 a.m., E.D.T., at the Ethan Allen Hotel, 21 Lake Avenue Extension, Danbury, Connecticut 06811, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎

ANNUAL MEETING OF STOCKHOLDERS OF

IQVIA HOLDINGS INC.

April 13, 2021

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

GO GREEN – e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, form of proxy card and 2020 annual report are available at https://materials.proxyvote.com/46266C

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20340303030000000000 9	041321

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 3A, 3B AND 4 AND MAKES NO RECOMMENDATION FOR PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The election of three Class II directors.					1 YEAR	2 YEAR	3 YEART	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	Nominees: ○ Ari Bousbib ○ John M. Leonard M.D. ○ Todd B. Sisitsky		2.	Recommend, in an advisory (non-binding) vote, the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐
							FOR	AGAINST	ABSTAIN
				3a.	Amendment to the Certificate of Incorporation to remove supermajority voting standard for stockholder approval of future amendments, alterations, changes or repeal of the ByLaws.		☐	☐	☐
							FOR	AGAINST	ABSTAIN
				3b.	Amendment to the Certificate of Incorporation to remove supermajority voting standard to remove, for cause only, a director or the entire Board.		☐	☐	☐
							FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				4.	The ratification of the appointment of PricewaterhouseCoopers LLP as IQVIA Holdings Inc.’s independent registered public accounting firm for the year ending December 31, 2021.		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 3a, 3b and 4 and be treated as an ABSTENTION for Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.